FILED PURSUANT TO 424B3
                                        FILE NUMBER 333-43293

                        [TYSONS LETTERHEAD]

Dear Shareholders:

         You are cordially invited to attend the Special Meeting of Shareholders of Tysons Financial Corporation ("Tysons") on February 9, 1998 at 10:00 a.m., Eastern Time, at Tysons' main office at 8200
Greensboro Drive, Suite 100, McLean, Virginia. This is a very important meeting regarding your investment in Tysons.

         The purpose of the meeting is to consider and vote upon the Agreement and Plan of Merger, dated as of July 25, 1997, by and between Tysons and MainStreet BankGroup Incorporated ("BankGroup") (the "Agreement") and the related Plan of Merger between Tysons and MB Corp. (the "Plan") pursuant to which, among other things, MB Corp., a Virginia corporation and a wholly owned subsidiary of BankGroup, will be merged with and into Tysons (the "Merger") as a result of which, Tysons will survive the Merger and become a subsidiary of BankGroup. In the Merger, each share of Tysons Common Stock will be converted into the right to receive shares of Common Stock of BankGroup, as described in the accompanying Proxy Statement/Prospectus.


        Under the terms of the Merger Agreement, each share of Tysons Common Stock would be converted into a number of shares of BankGroup Common Stock based on an exchange ratio determined by dividing $14.50 by the average of the bid/ask price per share of BankGroup Common Stock for the 20 days preceding the later of Tysons shareholder approval of the merger or regulatory approval, subject to a minimum of 0.507 shares, and a maximum of 0.620 shares, of BankGroup Common Stock for each share of Tysons Common Stock. BankGroup Common Stock is traded on the Nasdaq National Market under the symbol "MSBC." It is anticipated that the merger will become effective during the first quarter of 1998. Your Board of Directors unanimously recommends that you vote in favor of the Agreement and the Plan, which the Board believes is in the best interests of shareholders of Tysons.

         Enclosed is a notice of the Special Meeting of Shareholders, a Proxy Statement/Prospectus containing a discussion of the Agreement and the Merger and a proxy card. PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE EITHER IN THE ENVELOPE PROVIDED OR, IF YOU PREFER, VIA FACSIMILE.

         IF YOU DECIDE TO ATTEND THE SPECIAL MEETING, YOU MAY VOTE YOUR SHARES IN PERSON WHETHER OR NOT YOU HAVE PREVIOUSLY SUBMITTED A PROXY. IT IS IMPORTANT THAT YOU UNDERSTAND THAT THE AGREEMENT AND THE PLAN MUST BE APPROVED BY THE HOLDERS OF AT LEAST TWO-THIRDS OF ALL OUTSTANDING SHARES OF COMMON STOCK OF TYSONS ENTITLED TO VOTE AT THE SPECIAL MEETING, AND THAT THE FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL. ON BEHALF OF THE BOARD, THANK YOU FOR YOUR ATTENTION TO THIS IMPORTANT MATTER.

January 9, 1998                       By Order of the Board of Directors


                                      /s/ Terrie G. Spiro

                                      Terrie G. Spiro
                                      President and Chief Executive Officer

                              [TYSONS LETTERHEAD]

TYSONS FINANCIAL CORPORATION
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 9, 1998

         The Special Meeting of Shareholders (the "Meeting") of Tysons Financial Corporation ("Tysons") will be held at Tysons' main office at 8200 Greensboro Drive, Suite 100, McLean, Virginia, on the 9th of February, 1998 at 10:00 a.m. (local time) and at any adjournment thereof for the following purposes:

1. To consider and vote on the Agreement and Plan of Merger between Tysons and MainStreet BankGroup Incorporated and the related Plan of Merger between Tysons and MB Corp.

2. To consider such other matters as properly may come before the Meeting or any adjournment of the Meeting.

         Only holders of record of Tysons Common Stock at the close of business on December 29, 1997, will be entitled to notice of and to vote at the Meeting.

         A Proxy Statement/Prospectus and a Proxy solicited by the Board of Directors are enclosed. Please sign, date and return the Proxy promptly to Tysons either in the enclosed postage-paid reply envelope or, if you prefer, via facsimile. This will not prevent you from voting in person, should you desire to do so, but will help to secure a quorum and will assist us in preparing for the Meeting.

         All shareholders are cordially invited to attend the Meeting.

                                         By Order of the Board of Directors

                                         /s/ Terrie G. Spiro

                                         Terrie G. Spiro
                                         President and Chief Executive Officer

January 9, 1998

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE OR SEND IT VIA FACSIMILE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING.

TYSONS FINANCIAL CORPORATION

8200 GREENSBORO DRIVE
SUITE 100
MCLEAN, VIRGINIA  22102

PROXY STATEMENT

FOR SPECIAL MEETING OF SHAREHOLDERS

To Be Held on February 9, 1998

         This Proxy Statement/Prospectus and accompanying proxy is furnished in connection with the solicitation of proxies by the Board of Directors (the "Tysons Board") of Tysons Financial Corporation ("Tysons") for use at the Special Meeting of Shareholders (the "Meeting") to be held on February 9, 1998, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. All proxies will be voted in accordance with the instructions contained in the proxies. If no choice is specified, proxies will be voted FOR the approval of the Agreement and Plan of Merger between Tysons and MainStreet BankGroup Incorporated ("BankGroup") and the related Plan of Merger between Tysons and MB Corp. and, at the proxy holder's discretion, on any other manner that may properly come before the Meeting. Any shareholder may revoke a proxy given pursuant to this solicitation prior to the Meeting by delivering an instrument revoking it or by delivering a duly executed proxy bearing a later date to the Secretary of Tysons. A shareholder may elect to attend the Meeting and vote in person even if he or she has a proxy outstanding.

         The cost of soliciting proxies will be borne by Tysons. In addition to solicitations by mail, officers and regular employees of Tysons and Tysons National Bank (the "Bank") may solicit proxies personally and by telephone, telecopy or other means, for which they will receive no compensation in addition to their normal compensation. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons and Tysons may reimburse them for their reasonable out-of-pocket and clerical expenses.

         Tysons has fixed December 29, 1997, as the record date (the "Record Date") for determining the shareholders entitled to notice of and to vote at the Meeting. At the close of business on the Record Date, there were outstanding and entitled to vote 1,071,619 shares of common stock of Tysons, par value $5.00 per share (the "Tysons Common Stock"), with each share being entitled to one vote. A majority of the outstanding shares of Common Stock represented at the Meeting, in person or by proxy, will constitute a quorum.

         This Proxy Statement and the accompanying form of proxy were first mailed to shareholders on or about January 9, 1998.

         Any shareholder or shareholder's representative who, because of a disability, may need special assistance to allow him or her to participate in the special meeting of shareholders may request reasonable assistance from Tysons by contacting Tysons Financial Corporation, Attention: Elissa A. Felix, 8200 Greensboro Drive, Suite 100, McLean, Virginia 22102, telephone (703) 556-0015, fax (703) 556-0023. To provide Tysons sufficient time to arrange for reasonable assistance, please submit all requests by January 21, 1998.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AGREEMENT AND PLAN OF MERGER BETWEEN TYSONS FINANCIAL CORPORATION AND MAINSTREET BANKGROUP INCORPORATED AND THE RELATED PLAN OF MERGER BETWEEN TYSONS FINANCIAL CORPORATION AND MB CORP.


PROSPECTUS OF
MAINSTREET BANKGROUP INCORPORATED
Common Stock

---------------

         This Proxy Statement/Prospectus is being furnished to the holders of Common Stock, par value $5.00 per share ("Tysons Common Stock"), of Tysons Financial Corporation ("Tysons"), a Virginia corporation, in connection with the solicitation of proxies by the Board of Directors of Tysons (the "Tysons Board") for use at the Special Meeting of Tysons Shareholders to be held at 10:00 a.m., Eastern Time on February 9, 1998, at Tysons' main office at 8200 Greensboro Drive, Suite 100, McLean, Virginia (the "Tysons Shareholder Meeting" or the "Special Meeting").

         At the Tysons Shareholder Meeting, shareholders of record of Tysons Common Stock as of the close of business on December 29, 1997, will consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of July 25, 1997 (the "Agreement"), by and between MainStreet BankGroup Incorporated, a Virginia corporation ("BankGroup"), and Tysons, and the related Plan of Merger between Tysons and MB Corp. (the "Plan"), pursuant to which, among other things, MB Corp., a Virginia corporation and wholly owned subsidiary of BankGroup, will be merged with and into Tysons (the "Merger") as a result of which Tysons will survive the Merger and become a subsidiary of BankGroup. Upon consummation of the Merger, which is expected to occur in the first quarter of 1998, each outstanding share of Tysons Common Stock (other than Excluded Shares as defined in the Agreement) shall be converted into and represent the right to receive a number of shares of Common Stock of BankGroup, par value $5.00 per share ("BankGroup Common Stock"), determined by the Exchange Ratio, subject to adjustment as set forth in the Agreement.

         This Prospectus is also being furnished to the holders of options granted to directors in such capacity to purchase Tysons Common Stock ("Directors Options") for review in connection with the exchange of their Directors Options for BankGroup Common Stock, as determined by the Option Ratio, subject to adjustment as detailed within the Agreement. For a description of the Agreement, which is included herein as Annex A to this Proxy Statement/Prospectus, see "The Merger."

                                ---------------

         This Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to shareholders of Tysons on or about January 9, 1998.

                                ---------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SHARES OF BANKGROUP COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                                ---------------

         The date of this Proxy Statement/Prospectus is January 8, 1998.

                           TABLE OF CONTENTS


                                                                                                            Page

AVAILABLE INFORMATION ....................................................................................     1

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................................................     2

SUMMARY .................................................................................................      2
         Parties to the Merger............................................................................     2
         Tysons Shareholder Meeting.......................................................................     3
         Vote Required; Record Date.......................................................................     3
         The Merger.......................................................................................     3
         Conversion of ISOs...............................................................................     4
         The Exchange Ratio...............................................................................     4
         The Warrant Exchange Ratio.......................................................................     4
         Exchange of Directors Options....................................................................     4
         Recommendation of the Tysons Board;
         Reasons for the Merger...........................................................................     5
         Merger Effective Date............................................................................     6
         Dissenters' Appraisal Rights.....................................................................     6
         Opinion of Financial Advisor.....................................................................     6
         Conditions to Consummation.......................................................................     7
         Conduct of Business Pending the Merger...........................................................     7
         Interests of Certain Persons in the Merger.......................................................     7
         Resale of BankGroup Common Stock.................................................................     7
         Certain Federal Income Tax Consequences of the Merger............................................     8
         Market Prices Prior to Announcement of the Merger................................................     8
         Comparative Per Share Data.......................................................................     8

SELECTED FINANCIAL DATA...................................................................................    10

TYSONS FINANCIAL CORPORATION..............................................................................    15
         Management's Discussion and Analysis of
         Financial Condition and Results of Operations....................................................    15
         Business of Tysons...............................................................................    36
         Lending Activities...............................................................................    38
         Competition......................................................................................    40
         Employees........................................................................................    40
         Description of Property..........................................................................    40
         Legal Proceedings................................................................................    41






VOTING INFORMATION........................................................................................    41

THE MERGER ...............................................................................................    42
         Background of the Merger.........................................................................    42
         Opinion of Financial Advisor.....................................................................    43
         Merger Effective Date............................................................................    47
         Lock-Up Option...................................................................................    47
         Determination of Exchange Ratio; Exchange of Tysons
         Common Stock for BankGroup Common Stock..........................................................    47
         Business of Tysons Pending the Merger............................................................    48
         Conditions to Consummation of the Merger.........................................................    49
         Termination......................................................................................    49
         Operations After the Merger......................................................................    49
         Interests of Certain Persons in the Merger.......................................................    49
         Indemnification; Liability Insurance.............................................................    51
         Employee Benefits................................................................................    51
         Exchange of Tysons Warrants......................................................................    52
         Exchange of Directors Options....................................................................    52
         Conversion of ISOs...............................................................................    52
         Certain Federal Income Tax Consequences..........................................................    53
         Dissenters' Appraisal Rights.....................................................................    54

MAINSTREET BANKGROUP INCORPORATED.........................................................................    54
         General  ........................................................................................    54
         The BankGroup Banks..............................................................................    55
         Recent Development...............................................................................    57

PRICE RANGE OF BANKGROUP COMMON STOCK AND DIVIDENDS.......................................................    58

TYSONS FINANCIAL CORPORATION..............................................................................    59
         Description of Business..........................................................................    59

MARKET FOR COMMON EQUITY AND RELATED
   STOCKHOLDER MATTERS....................................................................................    59
         Market Information...............................................................................    59
         Holders  ........................................................................................    60
         Dividends........................................................................................    60

OWNERSHIP BY CERTAIN BENEFICIAL OWNERS OF TYSONS STOCK....................................................    60
         Security Ownership of Certain Beneficial Owners and Management...................................    60
         Vote Required to Approve Matters.................................................................    63





REGULATION AND SUPERVISION................................................................................    63
         Bank Holding Companies...........................................................................    64
         Capital Regulations..............................................................................    66
         Limits on Dividends and Other Payments...........................................................    68
         Supervision of State Banks.......................................................................    70
         Supervision by Risk of National Bank.............................................................    70
         Community Reinvestment Act.......................................................................    70
         Deposit Insurance................................................................................    71
         Safety and Soundness Regulations.................................................................    71
         Transactions with Affiliates and Insiders........................................................    71
         Other Regulations................................................................................    72
         Uniform Financial Institution Ratings System ("UFIRS")...........................................    72
         Governmental Monetary Policies and Economic Controls.............................................    72
         Recent Legislative Developments..................................................................    73

DESCRIPTION OF CAPITAL STOCK OF BANKGROUP.................................................................    73
         Preferred Stock..................................................................................    73
         BankGroup Common Stock...........................................................................    74
         Rights ..........................................................................................    74
         Virginia Stock Corporation Act...................................................................    76
         Reports to Shareholders..........................................................................    77
         Transfer Agent...................................................................................    77

COMPARATIVE RIGHTS OF SHAREHOLDERS........................................................................    77
         Capitalization...................................................................................    77
         Amendment of Articles or Bylaws..................................................................    77
         Required Shareholder Vote for Certain Actions....................................................    78
         Director Nominations.............................................................................    78
         Directors and Classes of Directors; Vacancies and
         Removal of Directors.............................................................................    79
         Anti-Takeover Provisions.........................................................................    80
         Preemptive Rights................................................................................    80
         Assessment.......................................................................................    81
         Conversion; Redemption; Sinking Fund.............................................................    81
         Liquidation Rights...............................................................................    81
         Dividends and Other Distributions................................................................    81
         Indemnification..................................................................................    81
         Shareholder Proposals............................................................................    83
         Shareholder Inspection Rights; Shareholder Lists.................................................    83
         Shareholder Rights Plan..........................................................................    84
         Dissenters' Appraisal Rights.....................................................................    84

RESALE OF BANKGROUP COMMON STOCK..........................................................................    84

EXPERTS ..................................................................................................    84

LEGAL OPINIONS    ........................................................................................    85

OTHER MATTERS     ........................................................................................    85

INDEX TO FINANCIAL STATEMENTS.............................................................................   F-1

ANNEX A              --          Agreement and Plan of Merger dated July 25, 1997

ANNEX B              --          Fairness Opinion of Scott & Stringfellow, Inc.


                         AVAILABLE INFORMATION

         BankGroup is subject to the reporting and informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611-2511 or Seven World Trade Center (13th Floor), New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a web site that contains reports, proxy statements, information statements and other information regarding registrants that file electronically, including BankGroup and Tysons, with the SEC at HTTP:\\www.SEC.GOV. Such reports, proxy statements and other information also may be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD") located at 1735 K Street, N.W., Washington, D.C. 20006 for BankGroup. As permitted by the Rules and Regulations of the SEC, this Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement on Form S-4, of which this Proxy Statement/Prospectus is a part, and exhibits thereto (together with the amendments thereto, the "Registration Statement"), which has been filed by BankGroup with the SEC under the Securities Act of 1933 (the "1933 Act") with respect to BankGroup Common Stock and to which reference is hereby made.

         No person has been authorized to give any information or to make any representation other than as contained herein in connection with the offer contained in this Proxy Statement/Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by BankGroup or Tysons. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, nor does it constitute an offer to or solicitation of any person in any jurisdiction to whom it would be unlawful to make such an offer or solicitation. Neither the delivery of this Proxy Statement/Prospectus nor the distribution of any of the securities to which this Proxy Statement/Prospectus relates shall, at any time, imply that the information herein is correct as of any time subsequent to the date hereof.

         THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS RELATING TO BANKGROUP THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. BANKGROUP DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM REBECCA J. JENKINS, EXECUTIVE VICE PRESIDENT AND SECRETARY, MAINSTREET BANKGROUP INCORPORATED, 200 EAST CHURCH STREET, MARTINSVILLE, VIRGINIA 24112, (540) 666-3272. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY FEBRUARY 1, 1998.

           INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by BankGroup are incorporated by reference in this Proxy Statement/Prospectus: (i) BankGroup's Annual Report on Form 10-K for the year ended December 31, 1996; (ii) BankGroup's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; (iii) the description of BankGroup Common Stock in BankGroup's registration statement filed under the Exchange Act with respect to BankGroup Common Stock, including all amendments and reports filed for the purpose of updating such description; and (iv) BankGroup's Current Reports on Form 8-K, filed on July 8, 1997, August 5, 1997, November 7, 1997 and December 4, 1997.

         All documents filed by BankGroup pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of Tysons Shareholder Meeting are hereby incorporated by reference in this Proxy Statement/Prospectus and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Proxy Statement/Prospectus to the extent that a statement contained herein, in any supplement hereto or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Proxy Statement/Prospectus or any supplement hereto.

         Also incorporated by reference is the Agreement and Plan of Merger between BankGroup and Tysons, dated July 25, 1997, which is attached to this Proxy Statement/Prospectus as Annex A.

                                SUMMARY

         The following summary is not intended to be a complete description of all material facts regarding BankGroup, Tysons and the matters to be considered at the Tysons Shareholder Meeting and by the holders of Tysons Directors Options and is qualified in all respects by the information appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus, the Annexes hereto and the documents referred to herein. Shareholders and Option holders are urged to read carefully all such information.

Parties to the Merger

         BankGroup. The main office of BankGroup is located at 200 East Church Street, Martinsville, Virginia 24112 and its telephone number is
(540) 666-6724.  See "MainStreet BankGroup Incorporated."

         Tysons.  The main office of Tysons is located at 8200
Greensboro Drive, Suite 100, McLean, Virginia 22102 and its telephone number is (703) 556-0015. See "Tysons Financial Corporation."

Tysons Shareholder Meeting

         Tysons Shareholder Meeting will be held on February 9, 1998 at 10:00 a.m., Eastern Time, at Tysons' main office at 8200 Greensboro Drive, Suite 100, McLean, Virginia, for the purpose of considering and voting upon a proposal to approve the Agreement and the Plan and such other business as may properly come before the meeting.

Vote Required; Record Date

         Only Tysons shareholders of record at the close of business on December 29, 1997 (the "Record Date") are entitled to vote at the Tysons Shareholder Meeting. The affirmative vote of the holders of at least two-thirds of the Tysons Common Stock shares outstanding on such date is required to approve the Agreement and the Plan. As of the Record Date, there were 1,071,619 shares of Tysons Common Stock entitled to be voted, held by approximately 1,001 shareholders of record.

         As explained in Note 13 under "Ownership by Certain Beneficial Owners of Tysons Stock -- Security Ownership of Certain Beneficial Owners and Management," the Trustees of the Tysons Financial Corporation Employee Stock Ownership Security Ownership of Certain Beneficial Owners and Management Plan ("ESOP"), as shareholders of record, will vote the shares of Tysons Common Stock held by the ESOP Trust. Pursuant to the provisions of the ESOP, the ESOP Trustees will vote these shares in accordance with instructions from participating employees, which will be collected in a confidential manner. Participating employees will be sent the Proxy Statement/Prospectus under cover of certain Participant Instructions. Participant voting instructions will be collected by American Stock Transfer and Trust Company, 6201 - 15th Avenue, Brooklyn, New York 11219.

         Directors and executive officers of Tysons and their affiliates beneficially owned, as of the Record Date, 254,245 shares or approximately 23.7% of the 1,071,619 outstanding shares of Tysons Common Stock. See "Ownership by Certain Beneficial Owners of Tysons Stock."

         The Board of Directors of BankGroup has approved the Agreement and the Plan. Approval of the Agreement and the Plan by BankGroup shareholders is not required by applicable law or regulation.

The Merger

         Pursuant to the Agreement, at the Merger Effective Date, as defined herein under the heading "The Merger -- Merger Effective Date," MB Corp., a Virginia corporation and a wholly owned subsidiary of BankGroup, will merge into Tysons, Tysons will be the surviving corporation and as a result of the Merger, Tysons will become a subsidiary of BankGroup in accordance with the Agreement. At the Merger Effective Date, each outstanding share of Tysons Common Stock (other than Excluded Shares as defined in the Agreement) will be converted into the right to receive a number of shares of BankGroup Common Stock, determined by the Exchange Ratio (defined below), subject to adjustment as set forth in the Agreement.

Conversion of ISOs

         Options of employees of Tysons to purchase Tysons Common Stock ("ISOs") shall be converted into options to purchase BankGroup Common Stock adjusted according to the Exchange Ratio.

The Exchange Ratio

         For the purpose of determining the Exchange Ratio, each outstanding share of Tysons Common Stock has been valued at $14.50. The number of shares of BankGroup Common Stock to be delivered for each share of Tysons Common Stock will be determined by dividing $14.50 by the average of the bid/ask price per share (the "Average BankGroup Share Price") for BankGroup Common Stock as reported on the National Association of Securities Dealers Automated Quotation ("Nasdaq") National Market system for each of the 20 trading days preceding the later to occur of (i) the shareholder approval(s) contemplated by Paragraph A of
Article VI of the Agreement and (ii) the expiration of the latest financial institution regulatory approvals (but not the associated statutory waiting periods) contemplated by Paragraph B of Article VI of the Agreement (the "Exchange Ratio"). If such quotient is less than 0.507, the Exchange Ratio shall be 0.507. If such quotient is greater than 0.620, the Exchange Ratio shall be
0.620. The Exchange Ratio will be adjusted to reflect any consolidation, split-up, other subdivisions or combinations of BankGroup Common Stock, any dividend payable in BankGroup Common Stock, or any capital reorganization involving the reclassification of BankGroup Common Stock. See "The Merger -- Determination of Exchange Ratio; Exchange of Tysons Common Stock for BankGroup Common Stock."

The Warrant Exchange Ratio

         Each holder of Tysons Warrants shall be asked to enter into a written agreement with Tysons, reasonably acceptable to BankGroup, to cause a termination of its Warrants effective as of immediately prior to the closing of the merger (the "Merger Closing"). It is expected that such holders, as of immediately prior to the Merger Closing, will have either exercised their Warrants or exchanged them for that number of shares of Tysons Common Stock per Tysons Warrant equal to the percentage obtained by dividing (i) the difference between $14.50 minus the strike price per warrant by (ii) $14.50 ("Warrant Exchange Ratio"). The strike price for Tysons Warrants is $10.00 per share.

Exchange of Directors Options

         Not less than thirty (30) days prior to the closing of the Merger as contemplated by Paragraph E of Article I of the Agreement (the "Merger Closing"), each holder of a Directors Option shall have entered into a written agreement with Tysons for the express benefit of and reasonably satisfactory to BankGroup agreeing to accept as of the Merger Effective Date in full satisfaction of the optionee's rights under such Directors Option that number of shares of BankGroup Common Stock equal to the quotient obtained by dividing (y) the difference between $14.50 minus the price per share at which the optionee could have exercised his option rights under the terms of his Directors Option ("Strike Price"), by (z) the Average BankGroup Share Price ("Option Ratio"). If the Option Ratio computed in accordance with the immediately preceding sentence is less than the ratio ("Bottom Ratio") obtained by dividing (y) the difference between $14.50 minus the Strike Price, by (z) $28.60, the Option Ratio shall be the Bottom Ratio; if the Option Ratio computed in accordance with the immediately preceding sentence is greater than the ratio ("Top Ratio") obtained by dividing (y) the difference between $14.50 minus the Strike Price, by (z) $23.40, the Option Ratio shall be the Top Ratio.

Recommendation of the Tysons Board;
Reasons for the Merger

         Tysons' Board has determined that the Agreement and the Plan are in the best interests of Tysons and its shareholders. Tysons Board was influenced by a number of factors in arriving at this determination, though it did not assign any specific or relative weight to these factors in its consideration. Among the factors considered were:

         (i) The Tysons Board believes that the Exchange Ratio provides a fair price to Tysons' shareholders for their shares of Tysons Common Stock. Scott & Stringfellow, Inc. ("Scott & Stringfellow"), Tysons' financial advisor, concluded that terms of the Agreement are fair from a financial point of view to Tysons' Shareholders. See "The Merger--Opinion of Financial Advisor."

         (ii) The Merger is anticipated to be tax-free for federal income tax purposes for the Shareholders of Tysons Common Stock (other than in respect to cash paid in lieu of fractional shares).

         (iii) The BankGroup Common Stock to be received in the Merger by Tysons Shareholders has historically paid a dividend while no dividend has been paid on Tysons Common Stock.

         (iv) The Tysons Board also considered the marketability of BankGroup Common Stock which is traded on the Nasdaq National Market, a more liquid market than the Nasdaq SmallCap Market where Tysons Common Stock currently trades.

         (v) The Merger will broaden the range of financial services and products which Tysons offers and enhance its ability to provide credit and other financial products in its market area.

         (vi) The Merger will enhance Tysons' delivery system capability, thus improving its services to its customers, including enhancing response time to credit requests.

         (vii) The Merger will strengthen Tysons' operational systems and allow economies of scale to be achieved in administrative and related functions which will be shared with other affiliates of BankGroup.

         (viii) The Merger will allow Tysons to continue its community philosophy.

         (ix) The Merger will enhance the safety and soundness of Tysons' operations.

         (x) The Tysons Board also considered the strength and prospects of BankGroup and BankGroup Common Stock.

         Based on these matters, and such other matters as Tysons' Board deemed relevant, Tysons Board unanimously adopted the Agreement and the Plan as being in the best interests of Tysons and its shareholders.

TYSONS BOARD RECOMMENDS THAT TYSONS SHAREHOLDERS VOTE FOR APPROVAL OF THE PROPOSAL.

Merger Effective Date

         The Merger is expected to be consummated in the first quarter of 1998. Subject to the terms and conditions set forth herein, including receipt of all required regulatory approvals, the Merger shall become effective on the date and time the Virginia State Corporation Commission ("SCC") issues a certificate of merger reflecting the Merger (the "Merger Effective Date"). Tysons and BankGroup each has the right, acting unilaterally, to terminate the Agreement should the Merger not be completed by March 31, 1998. See "The Merger -- Termination."

Dissenters' Appraisal Rights

         Under the Virginia Stock Corporation Act (the "VSCA"), a shareholder does not have appraisal rights in certain circumstances, including a merger, if such shareholder's stock is listed on a national exchange or is designated on the Nasdaq System. As Tysons Common Stock is traded on the Nasdaq SmallCap Market under the symbol "TYFC" and as Tysons shareholders will not receive anything other than cash or shares of BankGroup Common Stock in the Merger, dissenters' appraisal rights will not be available with respect to the Merger.

Opinion of Financial Advisor

         Tysons has received the opinion of Scott & Stringfellow that the terms of the Agreement are fair from a financial point of view to Tysons shareholders. Scott & Stringfellow's opinion is directed only to the terms of the Agreement and does not constitute a recommendation to any holders of Tysons Common Stock as to how such holders of Tysons Common Stock should vote at the Tysons Shareholder Meeting or as to any other matter. Scott & Stringfellow will be paid a fee for its services at the closing of the Merger. For additional information concerning Scott & Stringfellow and its opinion, see "The Merger -- Opinion of Financial Advisor" and the opinion of such firm attached as Annex B to this Proxy Statement/Prospectus.

Conditions to Consummation

         Consummation of the Merger will be accomplished by the statutory merger of MB Corp. into Tysons resulting in the acquisition of Tysons by BankGroup. The Merger is contingent upon the approvals of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the SCC, which approvals will be or will be applied for as soon as practicable and are expected to be received. The Merger is also subject to other usual conditions. See "The Merger -- Conditions to Consummation of the Merger."

Conduct of Business Pending the Merger

         Pursuant to the terms of the Agreement, Tysons has agreed not to take certain actions relating to the operation of its business pending consummation of the Merger, without the prior approval of BankGroup, except as otherwise permitted by the Agreement. See "The Merger -- Business of Tysons Pending the Merger."

Interests of Certain Persons in the Merger

         Certain members of Tysons' management and Tysons' Board have interests in the Merger in addition to their interests as shareholders of Tysons generally. These include, among other things, indemnification for ESOP Trustees, indemnification and directors' and officers' liability insurance for Tysons directors and officers, eligibility of Tysons employees for certain BankGroup employee benefits, the effect of the Merger under Terrie G. Spiro's employment agreement, the repayment of a loan to the ESOP from a member of the Tysons' Board, exchange of Tysons Directors Options in return for shares of BankGroup Common Stock, conversion of Tysons ISOs into options with respect to BankGroup Common Stock and the exchange of Tysons Warrants for Tysons Common Stock. See "The Merger -- Interests of Certain Persons in the Merger."

Resale of BankGroup Common Stock

         Shares of BankGroup Common Stock received in the Merger will be freely transferable by the holders thereof, except for those shares held by those holders who may be deemed to be "affiliates" (generally including directors, certain executive officers and 10% or greater shareholders) of Tysons or BankGroup under applicable federal securities laws. See "Resale of BankGroup Common Stock."

Certain Federal Income Tax Consequences of the Merger

         The Merger is intended to qualify as a tax-free "reorganization" within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), but the receipt of cash by a holder of Tysons Common Stock for any shares of Tysons Common Stock, including cash received in lieu of a fractional share of BankGroup Common Stock, will be a taxable transaction. A condition to consummation of the Merger is the receipt by BankGroup and Tysons of an opinion from Venable, Baetjer, Howard & Civiletti, LLP, counsel to Tysons, as to the qualification of the Merger as a tax-free reorganization and certain other Federal income tax consequences of the Merger. See "The Merger -- Certain Federal Income Tax Consequences."

Market Prices Prior to Announcement of the Merger

         The following is information regarding the last reported closing price per share of BankGroup Common Stock on the Nasdaq National Market System on July 24, 1997, the date immediately preceding the Agreement on July 25, 1997. See "Market for Common Equity and Related Stockholder Matters" for information concerning recent market prices of Tysons Common Stock.
                                                                  Tysons
                                    Historical                  Equivalent
                          BankGroup           Tysons           Pro Forma(a)

Common Stock                $27.875           $13.687             $7.117

(a) The equivalent price for Tysons Common Stock is the product of multiplying an assumed Exchange Ratio of .520 shares of BankGroup Common Stock times $13.687.
----------------
Comparative Per Share Data

         The following table presents historical and pro forma per share data for BankGroup, and historical and equivalent pro forma per share data for Tysons. The pro forma combined amounts give effect to an assumed Exchange Ratio of 0.509 shares of BankGroup Common Stock for each share of Tysons Common Stock (based on the average of the bid/ask price of BankGroup Common Stock at the close of business on September 30, 1997 of $28.50). The equivalent pro forma Tysons share amounts allow comparison of historical information about one share of Tysons Common Stock to the corresponding data about what one share of Tysons Common Stock will equate to in the combined corporation and are computed by multiplying the pro forma combined amounts by an assumed Exchange Ratio of
0.509. As discussed in "The Merger -- Determination of Exchange Ratio and Exchange for BankGroup Common Stock," the final Exchange Ratio will be determined based on the average of the bid/ask price per share for BankGroup Common Stock as reported on the Nasdaq National Market System for each of the 20 trading days preceding the later to occur of (i) the shareholder approval(s) contemplated by paragraph A of Article VI of the Agreement and (ii) the expiration of the latest financial institution regulatory approvals (but not the associated statutory waiting periods) contemplated by paragraph B of Article VI of the Agreement. The following table is based on the assumption that all issued and outstanding shares of Tysons Common Stock are converted into shares of BankGroup Common Stock. The Merger is reflected under the purchase method of accounting and pro forma information is derived accordingly.

         The pro forma combined amounts also give effect to: (i) the conversion of the options of the employees of Tysons to purchase Tysons Common Stock into options to purchase BankGroup Common Stock adjusted according to the Exchange Ratio; (ii) the exchange of Tysons Warrants for that number of shares of Tysons Common Stock per Tysons Warrant determined according to the Warrant Exchange Ratio; and (iii) the agreement of the holders of Directors Options to exchange their Directors Options as of the Merger Effective Date for that number of shares of BankGroup Common Stock determined according to the Option Ratio.

         The per share data included in the following table should be read in conjunction with the consolidated financial statements of BankGroup incorporated by reference herein and the financial statements of Tysons incorporated by reference and the notes accompanying all such financial statements. The data presented below are not necessarily indicative of the results of operations which would have been obtained if the Merger had been consummated in the past or which may be obtainable in the future.

                       COMPARATIVE PER SHARE DATA


                                                                         For the Nine            For the Year
                                                                        Months Ended                Ended
                                                                    September 30,  1997        December 31, 1996
                                                                    -------------------        -----------------

Book Value Per Share at Period End: (4)
         BankGroup Historical                                              $10.57                   $  9.56
         Tysons Historical                                                   8.17                      7.72
         Proforma Combined per BankGroup Common Share (1)                   11.47                     10.51
         Equivalent Proforma per Tysons Common Share                         5.84                      5.35

Cash Dividends Declared per Share: (4)
         BankGroup Historical                                               $0.42                     $0.49
         Tysons Historical                                                      -                         -
         Proforma Combined per BankGroup Common Share (2)                    0.40                      0.47
         Equivalent Proforma per Tysons Common Share                         0.20                      0.24

Net Income Per Share: (4)(5)
         BankGroup Historical                                               $1.14                     $1.37
         Tysons Historical                                                   0.41                      1.23
         Proforma Combined per BankGroup Common Share (3)                    1.12                      1.39
         Equivalent Proforma per Tysons Common Share                         0.57                      0.71
------------------------------------------


(1) Proforma combined book value per BankGroup common share represents combined common shareholders' equity amounts, divided by proforma combined period-end common shares outstanding.

(2) Proforma combined dividends per BankGroup common share represent combined common dividends declared, divided by proforma combined average common shares outstanding.

(3) Proforma combined net income per BankGroup common share represents combined net income available to common shareholders, divided by proforma combined average common shares outstanding.

(4) BankGroup's and Tysons' fiscal years end December 31. Book value per share is as of the dates presented, and net income and dividend data reflect results for the periods presented.

(5) Net income per share data is based on fully diluted shares. Common stock equivalents were utilized in the calculation of fully diluted shares. The common stock equivalents for Tysons were stock options and warrants. The common stock equivalents for BankGroup were stock options.
---------------------------

                        SELECTED FINANCIAL DATA

                   MAINSTREET BANKGROUP INCORPORATED
                    AND TYSONS FINANCIAL CORPORATION

         The following BankGroup consolidated financial data and Tysons financial data is qualified in its entirety by the information included in the documents incorporated in this Proxy Statement/Prospectus by reference. Interim financial results, in the opinion of BankGroup and Tysons management, reflect all adjustments necessary for a fair presentation of the results of operations, including adjustments related to completed acquisitions. All such adjustments are of a normal recurring nature. The results of operations for an interim period are not necessarily indicative of results that may be expected for a full year or any other interim period.

                   MAINSTREET BANKGROUP INCORPORATED
                        SELECTED FINANCIAL DATA
                    (In 000's except per share data)

                                    Nine Months Ended                                 Years Ended
                                      September 30,                                   December 31,
                                    ------------------      ---------------------------------------------------------
                                    1997        1996             1996       1995       1994         1993         1992
                                    ----        ----             ----       ----       ----         ----         ----



EARNINGS:
Interest Income                    $81,273      $68,240         $93,302     $81,169     $70,077     $67,592     $68,203
Interest Expense                    41,248       30,943          42,855      36,757      29,197      28,948      33,200
                                  --------     --------        --------    --------    --------    --------   ---------
Net Interest Income                 40,025       37,297          50,447      44,412      40,880      38,644      35,003
Provision for Loan Losses            2,805        2,369           3,276       1,419        3,091      1,690       2,643
                                 ---------    ---------       ---------   ---------    ---------  ---------  ----------
Net Interest Income
  After Provision For
  Loan Losses                       37,220       34,928          47,171      42,993      37,789      36,954      32,360
Noninterest Income                   9,996        8,229          11,028       8,526       1,724       6,991       7,050
Noninterest Expense                 28,279       25,900          35,348      32,461      32,073      31,351      26,808
                                  --------     --------        --------    --------    --------    --------   ---------
Income Before
  Income Taxes                      18,937       17,257          22,851      19,058       7,440      12,594      12,602
Income Taxes                         5,955        5,401           7,118       5,566         843       3,407       3,486
                                 ---------    ---------       ---------   ---------    ---------- ---------  ----------
Net Income                        $ 12,982     $ 11,856         $15,733     $13,492    $  6,597    $  9,187   $   9,116
                                  ========     ========         =======     =======    ========    ========   =========


                   MAINSTREET BANKGROUP INCORPORATED
                        SELECTED FINANCIAL DATA
                    (In 000's except per share data)



                                    Nine Months Ended                                 Years Ended
                                      September 30,                                   December 31,
                                    ------------------      ---------------------------------------------------------
                                      1997        1996          1996       1995       1994         1993         1992
                                      ----        ----          ----       ----       ----         ----         ----

PER SHARE DATA:
Net Income (Primary): (1)         $   1.14        $1.03        $1.37        $1.26       $0.63       $0.89       $0.89
Net Income (Fully Diluted): (1)       1.14         1.03         1.37         1.21        0.62        0.85        0.85
Dividends Declared (1)                0.42         0.35         0.49         0.37        0.31        0.27        0.21
Book Value: (1)                      10.57         9.34         9.56         8.69        6.97        7.43        6.78
Average Primary
  Shares (Thousands): (1)           11,421       11,476       11,460       10,744      10,410      10,287      10,158
Average Fully Diluted
  Shares (Thousands) (1)            11,424       11,477       11,463       11,450      11,416      11,317      11,202

SELECTED PERIOD-END BALANCES:
Total Assets                    $1,455,531   $1,235,356   $1,288,837   $1,064,872    $942,385    $910,729    $860,006
Interest-Earning Assets          1,373,155    1,177,126    1,211,169    1,010,044     880,312     857,082     813,101

Loans (Net of
  Unearned Income)                 824,000      765,697      784,367      673,678     595,187     529,455     511,357
Allowance for Loan Losses           10,942        9,870       10,195        9,036       9,160       9,035       9,166
Total Deposits                     930,494      878,492      886,519      845,577     830,597     796,775     753,137
Long-Term Debt (Includes
  7% Subordinated Debentures)       76,873       70,857       71,029          929       8,918       9,194       9,455
Common Shareholders' Equity        120,660      104,737      108,476       98,657      71,994      76,055      68,912
Total Shareholders' Equity         120,660      104,737      108,476       98,657      71,994      76,055      68,912

AVERAGE BALANCES:
Total Assets                    $1,384,637   $1,118,770   $1,154,019     $995,896    $929,298    $880,050    $818,780
Interest-Earning Assets          1,311,077    1,067,562    1,099,295      941,810     872,662     832,625     777,851
Loans (Net of Unearned
  Income)                          801,418      714,684      730,753      627,166     562,272     530,763     503,178
Allowance for Loan
  Losses                            10,707        9,509        9,648        9,176       9,106       9,498       9,700
Total Deposits                     908,640      854,390      862,806      839,479     818,721     773,546     720,797
Long-Term Debt
  (Includes 7% Subordinated
  Debentures)                       73,973       54,607       58,678        7,398       9,167       9,394       9,463
Total Shareholders' Equity         115,214      103,327      104,793       83,960      75,617      73,560      66,205

RATIOS:
Return on Average Assets              1.25%        1.41%        1.36%        1.35%       0.71%       1.04%       1.11%
Return on Average
  Shareholders' Equity               15.07        15.29        15.01        16.07        8.72       12.49       13.77
Return on Average
  Common Shareholders'
  Equity                             15.07        15.29        15.01        16.07        8.72       12.49       13.77


                   MAINSTREET BANKGROUP INCORPORATED
                        SELECTED FINANCIAL DATA
                      (In 000's except per share data)


                                    Nine Months Ended                                 Years Ended
                                      September 30,                                   December 31,
                                    ------------------      ---------------------------------------------------------
                                      1997        1996          1996       1995       1994         1993         1992
                                      ----        ----          ----       ----       ----         ----         ----

  Net Interest Margin (3)             4.17        4.77          4.68        4.86      4.85         4.82         4.69
  Total Shareholders' Equity
  to Total Assets at Period End       8.29        8.48          8.42        9.26      7.64         8.35         8.01

CREDIT QUALITY RATIOS:
Net Charge-Offs to Average
  Loans, Net of
  Unearned Income                     0.34%       0.28%         0.29%       0.25%     0.53%        0.34%        0.50%
Allowance for Loan Losses
  to Loans at Period
  End, Net of Unearned Income         1.33        1.33          1.30        1.34      1.54         1.71         1.79
Allowance for Loan Losses
  to Nonperforming
  Loans at Period End               220.43      208.18        166.15      156.36    196.40       175.92       121.66

Allowance for Loan Losses
  to Nonperforming
  Assets at Period End (2)          179.85      173.13        141.40      117.81    127.03        88.52        67.80

CAPITAL RATIOS AT PERIOD END:
Tier I Risk-Adjusted Capital         13.68%      14.05%        13.58%      15.04%    13.19%       12.83%       12.34%
Total Risk-Adjusted Capital          14.94       15.30         14.83       16.29     15.93        15.65        15.29
Tier I Leverage                       8.09        8.60          8.37        9.26      8.35         8.24         7.85


                      TYSONS FINANCIAL CORPORATION
                        SELECTED FINANCIAL DATA
                    (In 000's except per share data)

                                    Nine Months Ended                                 Years Ended
                                      September 30,                                   December 31,
                                    ------------------      ---------------------------------------------------------
                                      1997        1996          1996       1995       1994         1993         1992
                                      ----        ----          ----       ----       ----         ----         ----
EARNINGS:
Interest Income                     $5,151        4,590        $6,276      $4,460    $2,103      $1,557        $1,081
Interest Expense                     1,840        1,655         2,228       1,522       576         457           400
                                    ------     --------        -------     -------   -------     -------       -------
Net Interest Income                  3,311        2,935         4,048       2,938     1,527       1,100           681
Provision for Loan Losses              103          125           172         394        90          96           149
                                    ------     --------        --------    --------  --------     -------      -------
Net Interest Income
  After Provision For
  Loan Losses                        3,208        2,810         3,876       2,544     1,437       1,004           532
Noninterest Income                     205          216           281         339       137          82            58
Noninterest Expense                  2,714        2,397         3,169       2,566     1,712       1,465         1,201
                                    ------     --------        -------     -------   -------       ------       ------

                      TYSONS FINANCIAL CORPORATION
                        SELECTED FINANCIAL DATA
                    (In 000's except per share data)

                                    Nine Months Ended                                 Years Ended
                                      September 30,                                   December 31,
                                    ------------------      ---------------------------------------------------------
                                      1997        1996          1996       1995       1994         1993         1992
                                      ----        ----          ----       ----       ----         ----         ----
Income (Loss) Before
  Income Taxes and Cumulative
  Effect of Accounting Change          699          629          988       318        (138)        (379)        (611)
Income Taxes                           239        (203)          (74)     (250)         -           641            -
                                    --------   -----------     -------    --------    ---------   --------    --------

Income (Loss) Before
  Cumulative Effect
  Of Accounting Change                 460          832        1,062       568        (138)      (1,020)        (611)
Cumulative Effect Of
  Accounting Change                    -            -            -           -          -           641            -
                                    --------     -------- ----------- ----------- -----------    --------      --------

Net Income (Loss)                   $   460     $   832     $  1,062    $  568    $   (138)   $    (379)   $    (611)
                                    =======     =======     ========    ========    =========   =========   =========

PER SHARE DATA:
Income Before Cumulative
  Effect Of Accounting Change
  (Primary)                          $0.42       $ 1.04        $1.23        $0.92      $(0.22)     $(1.53)     $(0.91)
Income Before Cumulative
  Effect Of Accounting Change
  (Fully Diluted)                     0.41         1.04         1.23         0.92       (0.22)      (1.53)      (0.91)
Net Income (Primary)                  0.42         1.04         1.23         0.92       (0.22)      (0.57)      (0.91)
Net Income (Fully Diluted)            0.41         1.04         1.23         0.92       (0.22)      (0.57)      (0.91)
Common Dividends Declared              -            -             -            -           -           -           -
Book Value                            8.17         7.49         7.72         6.19        5.06        6.16        6.73
Average Primary Shares
  (Thousands)                        1,108          801          857          617         638         669         669
Average Fully Diluted
  Shares (Thousands)                 1,134          801          857          617         638         669         669

SELECTED PERIOD-END BALANCES:
Total Assets                       $98,002      $96,748      $87,837      $70,611     $38,989     $30,933     $24,407
Interest-Earning Assets             89,047       89,474       79,355       63,610      36,607      29,184      23,068
Loans (Net of Unearned
  Income)                           62,120       52,673       57,677       44,360      24,048      16,134      13,713
Allowance for Loan Losses              724          659          694          585         298         207         176
Total Deposits                      86,619       87,764       78,554       65,493      34,894      26,684      19,816
Long-Term Debt                         338          388          375          425         475       -           -
Total Shareholders'
  Equity                             8,749        8,019        8,265        4,140       3,386       4,121       4,501

AVERAGE BALANCES:
Total Assets                       $84,585      $77,148      $78,415      $53,313     $31,871     $25,987     $18,906
Interest-Earning Assets             77,998       70,630       72,389       49,196      29,644      24,163      17,814
Loans (Net of Unearned
  Income)                           60,142       47,072       48,931       35,127      18,981      14,211       7,635
Allowance for Loan Losses              722          599          617          407         236         186          91
Total Deposits                      73,713       69,392       70,878       48,799      27,631      21,215      14,055

                      TYSONS FINANCIAL CORPORATION
                        SELECTED FINANCIAL DATA
                    (In 000's except per share data)

                                    Nine Months Ended                                 Years Ended
                                      September 30,                                   December 31,
                                    ------------------      ---------------------------------------------------------
                                      1997        1996          1996       1995       1994         1993         1992
                                      ----        ----          ----       ----       ----         ----         ----

Long-Term Debt                         360          408         402          452       286          -           -
Total Shareholders'
  Equity                             8,519        6,112       6,568        3,674     3,761        4,659       4,758

RATIOS:
Return on Average Assets              0.73%        1.44%       1.35%        1.07%    (0.43)%      (1.46)%     (3.23)%
Return on Average
  Shareholders' Equity                7.22        18.18       16.17        15.45     (3.68)       (8.15)     (12.85)
Net Interest Margin (3)               5.68         5.53        5.59         5.97      5.15         4.55        3.82
Total Shareholders' Equity
  to Total Assets at
  Period End                          8.93         8.29        9.41         5.86      8.68        13.32       18.44

CREDIT QUALITY RATIOS:
Net Charge-Offs to Average
  Loans, Net of
  Unearned Income                     0.16%        0.14%       0.13%        0.30%        -         0.46%          -
Allowance for Loan Losses
  to Loans at Period End,
  Net of Unearned
  Income                              1.17         1.25        1.20         1.32      1.24         1.28        1.28
Allowance for Loan Losses
  to Nonperforming
  Loans, at Period End            1,248.28       693.68      359.59       219.92         -       295.02           -

CAPITAL RATIOS AT PERIOD END (4):
Tier I Risk-Adjusted Capital         11.18%       11.32%      11.50%        7.34%    15.40%       22.40%      30.10%
Total Risk-Adjusted Capital          12.23        12.39       12.60         8.59     16.60        23.60       31.30
Tier I Leverage                       8.66         8.45        8.66         5.46     11.40        14.20       18.80


                   NOTES TO SELECTED FINANCIAL DATA-
   MAINSTREET BANKGROUP INCORPORATED AND TYSONS FINANCIAL CORPORATION

(1) Per Share Data for BankGroup has been retroactively adjusted to reflect a 2-for-1 stock split in the form of a stock dividend to shareholders of record on March 4, 1996 and a 5-for-4 stock split in the form of a stock dividend to shareholders of record on July 15, 1993.

(2) Nonperforming assets include nonaccrual loans, loans past due 90 days and greater, other real estate and other repossessed assets.

(3) Net interest margin is calculated on a taxable equivalent basis, using a tax rate of 35% for 1996 and 34% for all preceding years for BankGroup. Tysons did not have any nontaxable income for the years presented.

(4) Ratios are presented on a bank-only basis for Tysons because the Company is under $150 million in assets.


                          TYSONS FINANCIAL CORPORATION

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

         Certain statements under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operation" and elsewhere in this Form S-4 and the documents incorporated herein by reference constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Tysons, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in Tysons' market area, inflation, fluctuations in interest rates, changes in government regulations and competition, which will, among other things, impact demand for loans and banking services; the ability of Tysons to implement its business strategy; and changes in, or the failure to comply with, government regulations.

         Forward-looking statements are intended to apply only at the time they are made. Moreover, whether or not stated in connection with a forward-looking statement, Tysons undertakes no obligation to correct or update a forward-looking statement should Tysons later become aware that it is not likely to be achieved. If Tysons were to update or correct a forward-looking statement, investors and others should not conclude that Tysons will make additional updates or corrections thereafter.



                  Management's Discussion and Analysis
            of Financial Condition and Results of Operations

         The following discussion of Tysons' financial condition and results of operations should be read in conjunction with Tysons' financial statements and related notes and other statistical information included elsewhere herein and with Tysons' 1996 Annual Report on Form 10-KSB and Quarterly Reports on Form 10-QSB for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997. Results reflect the operations of Tysons and the Bank during the years ended December 31, 1996 and 1995 and during the nine months ended September 30, 1997 and 1996 (the "Interim Period").

Interim Periods Ended September 30, 1997 and 1996

         Overview

         Net income before taxes for the nine months ended September 30, 1997 was $699,000, an increase of 11.1% over $629,000 for the same period of 1996. Net income for the first nine months of 1997 reached $460,000 which included tax expense of $239,000. Net income for the same period of 1996 was $832,000 which included a tax benefit of $203,000. Earnings per share for the nine month period ended September 30, 1997 was $0.42 as compared to $1.04 over the same period of 1996. Return on average assets was 0.73% for the nine month period ending September 30, 1997 and 1.44% for the same period of 1996. Return on average equity was 7.22% for the nine month period ended September 30, 1997 as compared to 18.18% for the same period in 1996. Equity to average assets was 10.34% for the first nine months of 1997 and 10.44% for the same period in 1996.

         As of September 30, 1997, Tysons' total assets were $98,002,000 as compared to $87,837,000 as of December 31, 1996 which represented an increase of 11.6%. The increase in assets of $10,165,000 was primarily due to growth in certificates of deposit and other deposits resulting from a promotion to increase customers.

         Total loans, net of allowance for loan losses, at September 30, 1997, were $61,396,000 as compared to $56,983,000 at December 31, 1996, which represented an increase of $4,413,000 or 7.7%. Changes in the balances of total loans from December 31, 1996 to September 30, 1997 were comprised of increases in commercial real estate of $2,701,000, residential real estate of $2,548,000, commercial loans of $1,269,000 and consumer loans of $747,000. Real estate construction loans decreased $2,793,000 for the nine month period ended September 30, 1997. The composition of the loan portfolio as of September 30, 1997 and December 31, 1996 is presented below.

Table 1:  Composition of Loan Portfolio


                                       September 30, 1997                     December 31, 1996
                                    ---------------------------        -------------------------------

   ($ in thousands)                                      % of                                 % of
    Loan Category                      Amount            Total               Amount           Total
    -------------                      ------            -----               ------           -----
   Commercial                         $18,577            29.9               $17,308            30.0
   Real estate-construction             1,462             2.3                 4,255             7.4
   Real estate-residential             15,481            24.9                12,933            22.4
   Real estate-commercial              16,573            26.6                13,872            24.0
   Consumer                            10,136            16.3                 9,389            16.2
                                      -------          ------              --------          ------
       Gross loans                     62,229           100.0                57,757           100.0
   Less:  unearned income                (109)                                  (80)
                                  -----------                            ----------
                                       62,120                                57,677
   Allowance for Loan Losses             (724)                                 (694)
                                    ---------                             ---------
   Net Loans                          $61,396                               $56,983
                                      =======                               =======


         Gross loans at September 30, 1997 totaled $62,229,000 for an increase of 7.74% over the December 31, 1996 balance of $57,757,000. Average loans as a percentage of average total earning assets increased to 77.1% as of September 30, 1997, as compared to 66.6% as of December 31, 1996 due to the growth in loans. Table 2 below is a summary of the composition of earning assets as of September 30, 1997, as compared to December 31, 1996.

Table 2:  Summary of Earning Assets

                                          September 30, 1997                 December 31, 1996
                                        -----------------------       ------------------------

($ in thousands)                                           % of                            % of
Earning Assets                          Amount            Total         Amount            Total
--------------                          ------            -----         ------            -----
Federal funds sold                       $12,863           14.4         $6,810            8.6
Interest bearing deposits in banks           100            0.1            100            0.1

Investment securities
     Available-for-sale                   12,008           13.5         11,041           13.9
     Held-to-maturity                      1,956            2.2          3,727            4.7
Loans, net of unearned income             62,120           69.8         57,677           72.7
                                         -------          -----        -------          -----
Total earning assets                     $89,047          100.0        $79,355          100.0
                                         =======          =====        =======          =====


         Federal funds sold and cash and due from banks represent Tysons' cash and cash equivalents. Federal funds sold and cash and due from banks at September 30, 1997 totaled $19,965,000 compared to $13,625,000 at December 31, 1996, representing an increase of $6,340,000, or 46.5%. Federal funds sold increased $6,053,000 while cash and due from banks increased $287,000. The increase in federal funds sold was primarily due to increased deposits of shorter term escrow funds that could not be invested in longer term investments.

         Total deposits were $86,619,000 at September 30, 1997, up from $78,554,000 at December 31, 1996, representing an increase of 10.3%. The increase of $8,065,000 was primarily the result of increased certificates of deposit resulting from a deposit promotion. Non-interest bearing deposits increased by $1,266,000 while interest-bearing deposit accounts increased $6,799,000. Table 3 presents the composition of deposits on September 30, 1997 as compared to December 31, 1996.

Table 3:  Deposit Summary


                                          September 30, 1997                 December 31, 1996
                                    ---------------------------       ------------------------

                                                         % of                           % of
($ in thousands)                    Amount               Total            Amount       Total
----------------                    ------               -----            ------       -----

Non-interest bearing demand         $21,379              24.7              $20,113      25.6
NOW and Money Market                 27,046              31.2               37,956      48.3
Savings                               1,910               2.2                2,439       3.1
Time $100,000 and over               14,248              16.5                4,374       5.6
Time, under $100,000                 22,036              25.4               13,672      17.4
                                    -------             -----              -------     -----
Total deposits                      $86,619             100.0              $78,554     100.0
                                    =======             =====              =======     =====


Results of Operations for the Nine Months Ended September 30, 1997 and 1996

         Net income for the nine months ended September 30, 1997 was $460,000, a $372,000 decrease from the $832,000 net income for the same period of 1996. The primary reason for the decrease was the change from a tax benefit of $203,000 in the first nine months of 1996 to a tax expense of $239,000 in the same period of 1997. This increased tax expense of $442,000 was due to the net operating loss carryforward for Tysons becoming fully recognized in the last quarter of 1996. Net income before taxes of $699,000 for the nine month period ended September 30, 1997 as compared to $629,000 for the same period of 1996 represents an 11.1% increase. Net interest income for the nine month period ended September 30, 1997 increased $376,000 or 12.8% over the same period of 1996 due to the increased volume of loans. During the same time period non-interest income decreased $11,000 due to a reduction in overdraft and returned check charges. In the first nine months of 1997, non-interest expenses increased $317,000 or 13.2% over the same period of 1996 due to increased operational and facility costs related to company growth.

         A provision of $103,000 was made for loan losses in the first nine months of 1997 which primarily reflects loan portfolio growth. The allowance for loan losses at September 30, 1997 was 1.17% of outstanding loans.

         Net income per share was $0.42 for the nine month period ended September 30, 1997 compared to $1.04 per share for the same period of 1996. The decrease is due to the tax increase of $442,000 and increased number of weighted average shares outstanding. At September 30, 1996, there were 800,818 weighted average shares outstanding as compared to 1,107,703 at September 30, 1997. This increase in shares outstanding is primarily the result of the May 1996 stock offering.

         Net Interest Income/Margins. The primary source of revenue for Tysons is net interest income, which is the difference between income earned on interest-earning assets, such as loans and investment securities, and interest incurred on interest-bearing liabilities, such as deposits and borrowings. The level of net interest income is determined primarily by the average balances ("volume") of interest-earning assets and the various rate spreads between the interest-earning assets and Tysons' funding sources.

         Net interest income was $3,311,000 for the nine month period ended September 30, 1997, a 12.8% increase from the $2,935,000 earned during the same period of 1996. Earning assets averaged $77,998,000 in the first nine months of 1997, a 10.4% increase as compared to $70,630,000 in the same period of 1996. The increase in net interest income is due to the growth of the loan portfolio. Average loans as a percentage of total average earning assets increased to 77.1% in the third quarter of 1997, as compared with 66.6% in the same period of 1996. Total average investment securities as a percent of total average earning assets increased slightly for the nine month period ended September 30, 1997, representing 16.2% as compared to 15.7% in 1996. Average federal funds sold in the nine months ended September 30, 1997 decreased to 6.7% of total average earning assets from 17.7% in the comparable period in 1996. The decrease in federal funds sold was primarily due to the lower amount of volatile deposits at September 30, 1997, as compared to September 30, 1996. Federal funds sold are used to maintain liquidity for the volatile deposits as well as other liquidity needs. The overall increase in average earning assets increased net interest income for Tysons in the first nine months of 1997.

         Interest income on loans of $4,298,000 for the nine months ended September 30, 1997 represented an increase of $774,000, or 20.9% from $3,554,000 for the same period of 1996, constituting the largest dollar increase in interest income and reflecting an increase in the average balance of loans to $60,142,000 for the nine months ended September 30, 1997 from $47,072,000 for the same period of 1996. The net interest spread, which is the difference between the yield on earning assets and the cost of interest-bearing liabilities, decreased to 4.52% in the first nine months of 1997 from 4.58% in the same period of 1996. The lower net interest spread was attributable to the increased cost of funds due to the mix of deposits shifting from lower cost money market funds to higher cost certificates of deposit.

         Non-Interest Income. Non-interest income consists of revenues generated from service charges on deposit accounts, as well as servicing fees on loans, wire transfer fees, official check fees and collection fees.

         Non-interest income in the nine months ended September 30, 1997 was $205,000, a decrease of $11,000, or 5.1%, from $216,000 for the same period of 1996. The decrease was primarily due to lower overdraft and returned check activity. Deposit service charges accounted for 63.1% and 65.1% of total non-interest income for the nine months ended September 30, 1997 and 1996, respectively.

         Non-Interest Expense. Non-interest expense totaled $2,714,000 for the nine month period ended September 30, 1997, as compared to $2,397,000 for the same period of 1996; representing an increase of $317,000, or 13.2%. Although total non-interest expense increased during the first nine months of 1997, non-interest expense as a percentage of average total assets increased only 0.1% to 3.2% for the nine month period ended September 30, 1997 as compared to 3.1% for the same period of 1996.

         Salaries and employee benefits continued to account for the largest component of non-interest expense, comprising 47.5% of total non-interest expenses for the first nine months of 1997 and 50.1% for the same period of 1996. Salaries and employee benefits increased by $88,000, or 7.3%, for the nine month period ended September 30, 1997 as compared to the same period of 1996. The increase was mainly attributable to increased staffing as a result of the addition of the McLean and Fairfax City branches.

         Operations expense increased $90,000, or 23.1%, from the first nine months of 1996 as compared to the same period of 1997 primarily due to increased data processing, ATM charges and supply costs. All of the increases were volume driven.

         Occupancy and equipment expenses increased by $176,000, or 64.2%. The increase was due to the addition of the McLean branch, Fairfax City branch and lending facilities space and additional equipment purchases and upgrades necessary to service the Bank's customer base.

         Administrative expense decreased by $38,000 or 7.1% primarily due to decreased Federal Deposit Insurance Corporation ("FDIC") insurance. The FDIC insurance rate decreased once the Bank became "well capitalized" in June 1996. FDIC insurance for the first nine months of 1997 was $7,000 as compared to $36,000 for the same period of 1996.

         Income Taxes. Tysons recognized a net income tax expense of $239,000 in the first nine months of 1997, as compared to an income tax benefit of $203,000 in the same period of 1996. The net operating loss carryforward related to the start-up of Tysons became completely utilized for accounting purposes in the last quarter of 1996. This accounted for a $442,000 change in net income at September 30, 1997, as compared to September 30, 1996. Net income before taxes increased by $70,000 for the nine month period ended September 30, 1997, as compared to the same period of 1996.

         Loan Quality. The Bank attempts to manage the risk characteristics of its loan portfolio through various control processes, such as credit evaluation of borrowers, establishment of lending limits and application of lending procedures, including the holding of adequate collateral and the maintenance of compensating balances. However, the Bank seeks to rely primarily on the cash flow of its borrowers as the principal source of repayment. Although credit policies are designed to minimize risk, management recognizes that loan losses will occur and that the amount of these losses will fluctuate depending on the risk characteristics of the loan portfolio as well as general and regional economic conditions.

         The allowance for loan losses represents a reserve for potential losses in the loan portfolio. The adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with a particular emphasis on non-accruing, past due and other loans that management believes require special attention. As of September 30, 1997, Tysons had loans of $58,000 in non-accrual loans as compared to $193,000 as of December 31, 1996 and $95,000 as of September 30, 1996.

         For significant problem loans, management's review consists of evaluation of the financial strengths of the borrower, the related collateral and the effects of economic conditions. Specific reserves against the remaining loan portfolio are based on analysis of historical loan loss ratios, loan charge-offs, delinquency trends and previous collection experience, along with an assessment of the effects of external economic conditions.

         The provision for loan losses is a charge to earnings in the current period to replenish the allowance and maintain it at a level management has determined to be adequate. Tysons made a provision for loan losses for the first nine months of 1997 of $103,000 as compared to $125,000 in the same period of 1996. The provision for losses reflects growth in the loan portfolio.

         As of September 30, 1997 the allowance for loan losses was 1.17% of outstanding loans which decreased slightly from the 1.20% at December 31, 1996. Management's judgment as to the level of future losses on existing loans is based on management's internal review of the loan portfolio, including an analysis of the borrower's current financial position, the consideration of current and anticipated economic conditions and their potential effects on specific borrowers, an evaluation of the existing relationships among loans, potential loan losses and the present level of the loan loss allowance; and results of examinations by independent consultants. In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral. However, management's determination of the appropriate allowance level is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan loss or that additional increases in the loan loss allowance will not be required.

         Non-performing loans are defined as non-accrual and renegotiated loans. When real estate acquired by foreclosure and held for sale and other assets repossessed and held for sale are included with non-performing loans, such category is reported as non-performing assets. Non-performing assets as of September 30, 1997 consisted of loans for $58,000 and $279,000 of other assets. The increase in non-performing assets was comprised of $144,000 in repossessed autos and $135,000 in other receivables. The other receivables were collected subsequent to September 30, 1997. The non-performing loans were classified for regulatory purposes as substandard, and as such, management had allocated a portion of its allowance for possible loan losses for future potential loss. There were $95,000 in non-performing loans as of September 30, 1996.

         Tysons had impaired loans with an unpaid principal balance of $58,000 at September 30, 1997. These loans are on non-accrual and have related impairment reserves of $3,000.

         As a result of management's ongoing review of the loan portfolio, loans are classified as non-accrual when collection of full principal and interest under the original terms is not expected. These loans are classified as non-accrual, even though the presence of collateral or the borrower's financial strength may be sufficient to provide for ultimate repayment. Interest on non-accrual loans is recognized only when received.

         Capital Resources. Stockholders' equity was $8,749,000 as of September 30, 1997 as compared to $8,265,000 as of December 31, 1996. The $484,000 increase, or 5.9%, was primarily the result of net income of $460,000. The remaining change in stockholders' equity was due to a payment on the long-term liability relating to the ESOP and a $30,000 reduction in the unrealized gain on investment securities available-for-sale. No dividends have been declared by Tysons since its inception. See "Tysons Financial Corporation, Description of Business -- Dividends." In addition, no stock warrants have been exercised and no options under the Tysons Financial Corporation Stock Option Plan, as amended and restated August 21, 1996 (the "Stock Option Plan") have been exercised.

         Under the Federal Reserve Board's capital regulations, for as long as Tysons' assets are under $150 million, Tysons' capital ratios are reviewed on a bank-only basis. The Bank exceeded its capital adequacy requirements as of September 30, 1997 and December 31, 1996. Tysons continually monitors its capital adequacy ratios to assure that the Bank remains within the guidelines.

         Liquidity and Interest Rate Sensitivity. The primary objective of asset/liability management is to ensure the steady growth of Tysons' primary earnings component, net interest income. Net interest income can fluctuate with significant interest rate movements. To lessen the impact of these rate swings, management endeavors to structure the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.

         The measurement of Tysons' interest rate sensitivity, or "gap," is one of the principal techniques used in asset/liability management.
Interest-sensitive gap is the dollar difference between assets and liabilities which are subject to interest-rate repricing within a given time period, including both floating rate or adjustable rate instruments and instruments which are approaching maturity.

         In theory, interest rate risk can be diminished by maintaining a nominal level of interest rate sensitivity. In practice, this is made difficult by a number of factors, including cyclical variations in loan demand, different impacts on interest-sensitive assets and liabilities when interest rates change and the availability of funding sources. Accordingly, Tysons undertakes to manage the interest-rate sensitivity gap by adjusting the maturity of and establishing rate prices on the earning asset portfolio and certain interest-bearing liabilities to keep it in line with management's expectations relative to market interest rates. Management generally attempts to maintain a balance between rate-sensitive assets and liabilities as the exposure period is lengthened to minimize the overall interest rate risk to Tysons.

         The Bank's Executive Committee which oversees the asset/liability management function meets periodically to monitor and manage the structure of the balance sheet, control interest rate exposure and evaluate pricing strategies for Tysons. The asset mix of the balance sheet is continually evaluated in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. Management of the liability mix of the balance sheet focuses on expanding the various funding sources.

         At September 30, 1997, Tysons had an asset sensitive gap (more assets than liabilities subject to repricing within the stated timeframe) of $8,685,000 which represents 9.8% of earning assets over a 30 day period. This suggests that if interest rates were to increase over this period, the net interest margin would improve, and if interest rates were to decrease, the net interest margin would decline. Since all interest rates and yields do not adjust at the same velocity, the gap is only a general indicator of interest rate sensitivity. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

         Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to provide sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. These funds can be obtained by converting assets to cash or by attracting new deposits. The Bank seeks to rely primarily on core deposits from customers to provide stable and cost-effective sources of funding to support asset growth. Other sources of funds available to the Bank include short-term borrowings, primarily in the form of federal funds purchased. In the normal course of business, the Bank enters into various off balance sheet credit facilities with its customers, including commitments to extend credit at a future date and letters of credit. Since many of the commitments can be expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. At September 30, 1997, the Bank had $341,000 in letters of credit and $11,656,000 in unfunded loan commitments.

         Average liquid assets (cash and amounts due from banks, interest-bearing deposits in other banks, federal funds sold, investment securities and other short-term investments) were 30.3% of average deposits for the first nine months of 1997, as compared to 39.7% for the same period of 1996. Average loans were 81.6% of average deposits for the first nine months of 1997, as compared to 67.8% for the first nine months of 1996. Average deposits were 94.5% of average earning assets for the nine months ended September 30, 1997 as opposed to 98.5% for the same period of 1996.

         Securities maintained in the available-for-sale portfolio may be sold prior to maturity in order to provide Tysons and the Bank with increased liquidity. Available-for-sale investment securities totaled $12,008,000 and $11,137,000 as of September 30, 1997 and 1996, respectively.

         New Accounting Standards. In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128") which is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. SFAS 128 establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. Management does not expect that the adoption of SFAS 128 will have a material impact on Tysons' financial condition or reported EPS.

         In February 1997, the FASB issued Statement of Financial Accounting Standards No. 129, Disclosure of Information about Capital Structure ("SFAS 129") which is effective for financial statements issued for periods ending after December 15, 1997. SFAS 129 establishes standards for disclosing information about an entity's capital structure and applies to all entities. Management does not expect that the adoption of SFAS 129 will have a material impact on Tysons' financial condition or reported capital structure.

         In June 1997, the FASB issued SFAS 130 "Reporting Comprehensive Income" and SFAS 131 "Disclosures about Segments of an Enterprise and Related Information" which are effective for years beginning after December 15, 1997. Management does not expect that the adoption of SFAS 130 and SFAS 131 will have a material impact on Tysons' financial condition.

Years Ended December 31, 1996 and 1995

         Overview

         The year ended December 31, 1996 represented Tysons' most successful year since commencement of operations by the Bank on July 1, 1991. Record earnings of $1,062,000 for the year were posted, and Tysons reported net income for each of the fiscal quarters during the year ended December 31, 1996.

         On a per share basis, earnings were $1.23 per share in 1996 as compared to a $0.92 in 1995. Return on average assets was 1.35% in 1996 and 1.07% in 1995. Return on average equity was 16.17% in 1996 as compared to 15.45% in 1995. Equity to average assets was 10.47% in 1996 and 7.74% in 1995.

         Tysons' total assets were $87,837,000 as of December 31, 1996 as compared to $70,611,000 as of December 31, 1995, which represented an increase of 24.4%. The 1996 growth of $17,266,000 was less than the growth of $31,622,000 from December 31, 1994 to December 31, 1995. The growth during 1995 was primarily due to the acquisition of certain loans and assumption of deposits from Suburban Bank in May of 1995. The Bank's overall asset size and customer base, both individual and business, increased significantly during 1996.

         Total loans, net of allowance for loan losses, at December 31, 1996 were $56,983,000 as compared to $43,775,000 at December 31, 1995, which represented an increase of 30.2%. The $13,208,000 increase in loans was due to the Bank's continued focus on its core lending activities such as commercial loans, real estate loans, home equity lines of credit and consumer loans. Average loans as a percentage of average total earning assets decreased from 1995 to 1996, representing 67.6% of average total earning assets as of December 31, 1996, as compared to 71.4% as of December 31, 1995. The higher ratio in 1995 reflects the May 1995 purchase of $13,000,000 in loans from Suburban Bank.

         Federal funds sold and cash and due from banks at December 31, 1996 totaled $13,625,000 compared to $14,399,000 at December 31, 1995, representing a decrease of $774,000, or 5.4%. Cash and due from banks increased by $1,325,000, or 24.1% and federal funds sold decreased by $2,100,000, or 23.6% during such period. The increase in cash and due from banks is due to the increase in overall volume of the Bank's deposit base and the Bank's internal growth during 1996. The decrease in federal funds sold was the result of a shift in funds from such lower yielding assets to higher yielding investments and loans.

         Total deposits were $78,554,000 at December 31, 1996, up from $65,493,000 at December 31, 1995, representing an increase of 19.9%. The growth of $13,061,000 was related to the Bank's normal growth and marketing efforts. Interest-bearing deposit accounts accounted for the largest increase of $11,010,000.

         Results of Operations

         Tysons' net income for the year ended December 31, 1996 was $1,062,000, a $494,000 increase from the $568,000 net income for the year ended December 31, 1995. The net income represents a return on average assets of 1.35% in 1996 as compared to 1.07% in 1995. Return on average equity improved to 16.17% in 1996 from 15.45% in 1995. The primary reason for the $494,000 increase in net income from 1995 to 1996 is net interest income due to the growth and mix in interest earning assets and interest bearing liabilities. Average assets rose from $53,313,000 in 1995 to $78,415,000 in 1996. The growth in assets and liabilities contributed to a $1,110,000, or 37.8%, increase in net interest income. Non-interest income decreased by $59,000 or 17.4% due to a reduction in overdraft and return check income from several deposit accounts incurring these charges during the last half of 1995. This management of overdrafts reduces the losses on deposit accounts balances to a minimum. Although there was a substantial increase in assets in 1996, management was able to limit growth in non-interest expenses to $603,000, or 23.5% as compared to the $853,000, or 49.8% increase in 1995.

         In addition, Tysons recognized a net income tax benefit of $74,000 in 1996, as compared to $250,000 in 1995, related to a reduction in the deferred tax asset valuation allowance. Based upon Tysons' profitability in 1996 and projected profitability for 1997, management believed that deferred tax assets were more likely than not realizable in the future. See Note (5) to Tysons' December 31, 1996 Consolidated Financial Statements, Income Taxes. Also in 1996, Tysons made a provision of $172,000 for loan losses as compared to a $394,000 provision in 1995. Tysons' purchase of approximately $13,000,000 of loans from Suburban Bank in May of 1995 required additional provision for that year.

         The 1996 increase in net income over that of 1995 is reflected in Tysons' net income per share even though there are 402,500 additional shares outstanding due to the May 1996 common stock offering. Net income per share in 1996 was $1.23, which is a significant improvement from the $0.92 per share in 1995.

         Net Interest Income/Margins. Table 4: "Comparative Average Balances - Yields and Rates" indicates Tysons' average volume of interest-earning assets and interest-bearing liabilities for 1996 and 1995 and average yields and rates. Changes in net interest income from period to period result from increases or decreases in the volume of interest-earning assets and interest-bearing liabilities, increases or decreases in the average rates earned and paid on such assets and liabilities, the ability to manage the earning-asset portfolio, and the availability of particular sources of funds, such as non-interest bearing deposits. Table 5: "Rate/Volume Variance" below indicates the changes in Tysons' net interest income as a result of changes in volume and rates from 1995 to 1996 and from 1994 to 1995.

         Net interest income was $4,048,000 for 1996, a 37.8% increase from the $2,938,000 earned in 1995. Earning assets averaged $72,389,000 in 1996, a 47.1%
increase as compared to $49,196,000 in 1995. The increase in net interest income is due to the growth of the loan portfolio and an increase in the volume of investment securities. Average loans as a percentage of total average earning assets decreased to 67.6% in 1996 as compared with 71.4% in 1995. Total investment securities as a percent of total average earning assets decreased in 1996 representing 16.8% as compared to 17.8% in 1995. Average federal funds sold increased to 15.5% of total average earning assets in 1996 from 10.5% in 1995.

         Interest income on loans of $4,879,000 in 1996 increased $1,258,000, or 34.7% from $3,621,000 in 1995, constituting the largest dollar increase in interest income and reflecting an increase in the average balance of loans to $48,931,000 in 1996 from $35,127,000 in 1995. The increase in net interest income was partially reduced by a decrease in the net interest spread due to increased competition for loans. The net interest spread, which is the difference between the yield on earning assets and the cost of interest-bearing liabilities, decreased to 4.62% in 1996 from 5.00% in 1995.

         The key performance measure for net interest income is the "net interest margin," or net interest income divided by average earning assets. Tysons' net interest margin decreased to 5.59% for 1996 from 5.97% for 1995. Tysons' net interest margin is affected by loan pricing, credit administration and deposit pricing. The 1996 decrease was due to increased competition for loans which reduced the yield on net loans to 9.97% as compared to 10.31% in 1995. The yield on interest-bearing liabilities also decreased in 1996, although to a lesser degree to 4.05% as compared to 4.07% in 1995.

Table 4: Comparative Average Balances - Yields and Rates

                                                    1996                                 1995
                                    -----------------------------------      --------------------------------------
                                     Average    Income       Yield/          Average      Income/      Yield/
(dollars in thousands)               Balance    Expense      Rates           Balance      Expense      Rates
                                     -------    -------      -----           -------      -------      -----


Assets:
Loans (net of unearned income) (1)    $48,931    $4,879      9.97%          $35,127        $3,621      10.31%
Investment securities:
   Available-for-sale                   7,929       523      6.60%            3,727           239       6.41%
   Held-to-maturity                     4,210       261      6.20%            5,032           290       5.76%
Federal funds sold                     11,219       607      5.41%            5,155           301       5.84%
Interest bearing deposits in banks        100         6      6.00%              155             9       5.81%
                                    ---------  --------                   ---------     ---------
Total earning assets (2)              $72,389    $6,276      8.67%          $49,196        $4,460       9.07%
                                                 ======                                    ======
Allowance for loan losses                (617)                                 (407)
Other assets                            6,643                                 4,524
                                     --------                              --------

Total assets                          $78,415                               $53,313
                                      =======                               =======

                                                    1996                                 1995
                                    -----------------------------------      --------------------------------------
                                     Average    Income       Yield/          Average      Income/      Yield/
(dollars in thousands)               Balance    Expense      Rates           Balance      Expense      Rates
                                     -------    -------      -----           -------      -------      -----


Liabilities and stockholders' equity:
Deposits:
   Interest-bearing demand              5,496          113      2.06%            5,371           125       2.33%
   Savings                              3,081           91      2.95%            3,860           119       3.08%
   Money market accounts               27,976          914      3.26%           15,086           511       3.39%
   Time deposits                       18,000        1,066      5.92%           12,608           716       5.68%
                                      -------       ------                     -------       -------
Total interest-bearing deposits       $54,553       $2,184      4.00%          $36,925        $1,471       3.98%
Federal funds purchased                    75            3      4.00%               34             2       5.88%
Other borrowed funds                      402           41     10.20%              452            49      10.84%
                                    ---------     --------                   ---------      --------
Total interest-bearing liabilities    $55,030       $2,228      4.05%          $37,411        $1,522       4.07%
                                                    ======                                    ======

Demand deposits                        16,322                                   11,874
Other liabilities                         495                                      354
Stockholders' equity                    6,568                                    3,674
                                     --------                                  -------
Total liabilities and
  stockholders' equity                $78,415                                  $53,313
                                      =======                                  =======

Interest spread
(Average rate earned less average rate paid)                    4.62%                                      5.00%
Net interest income
(Interest earned less interest paid)                $4,048                                    $2,938
Net interest margin
(Net interest income/total earning assets)                      5.59%                                      5.97%


(1) Loans on non-accrual are included in the calculation of average balance.

(2) From inception through December 31, 1996, Tysons made no loans or investments that qualify for tax-exempt treatment and, accordingly, had no tax-exempt income.

         Changes in interest income and interest expense can result from variances in both volume and rates. Tysons has an asset and liability management policy designed to provide a proper balance between rate sensitive needs.

         The following table presents the changes in Tysons' net interest income as a result of changes in volume and rate from 1995 to 1996 and from 1994 to 1995.

Table 5: Rate/Volume Analysis

                                         1996 Compared to 1995               1995 Compared to 1994
                                                 (variances in)                 (variances in)
                                    ----------------------------------     ----------------------------------
                                                             Net                                        Net
                                    Average    Average    Increase/             Average   Average    Increase/
(dollars in thousands)              Volume       Rate     Decrease              Volume      Rate     Decrease
----------------------              ------     ---------  --------              ------    ---------  --------

Interest Income:
   Loans                             $1,372     ($114)     $1,258                $1,607      $399      $2,006
Investment securities:
   Available-for-sale                   277         7         284                   116         5         121
   Held-to-maturity                     (54)       25         (29)                  (62)       82          20
Federal funds sold                      327       (21)        306                   185        42         227
Interest bearing bank balances           (3)      --           (3)                  (24)        7         (17)
                                   --------   -------    --------              --------    ------    --------
   Total interest income             $1,919     ($103)     $1,816                $1,822      $535      $2,357

Interest Expense:
   Interest bearing demand
      accounts                            3       (16)        (13)                   42        (1)         41
   Savings                              (23)       (5)        (28)                    9        13          22
   Money market                         421       (18)        403                   199        80         279
   Time deposits                        318        32         350                   482        98         580
   Federal funds purchased                1        --           1                     1        --           1
   Other borrowed funds                  (5)       (2)         (7)                   17         6          23
                                      -----      ----       -----                 -----      ----       -----
      Total interest expense         $  715       ($9)     $  706                $  750      $196       $ 946
                                      -----      ----       -----                 -----      ----       -----

Change in net interest
   income                            $1,204       ($94)   $1,110                 $1,072      $339      $1,411
                                     ======       ====    ======                 ======      ====      ======


Note: The change in interest income due to both rate and volume has been allocated proportionally between volume and rate. Loan fees are included in the interest income computation.

         Non-Interest Income. Non-interest income in 1996 was $280,000, a decrease of $59,000, or 17.4%, from $339,000 in 1995. The decrease was primarily due to decreases in the number of returned checks and overdraft fees. Management carefully reviews accounts incurring these charges to prevent losses due to this type of activity.

Table 6: Non-Interest Income

                                                1996                                 1995
                                     ----------------------------       ----------------------------

(dollars in thousands)                Amount             % Change          Amount           % Change
----------------------                ------             --------          ------           --------
Deposit services charges                $188             (20.3)%             236             174.4%
Other operating income                    92             (10.7)              103              98.1
                                          --             -----              ----              ----
     Total non-interest income          $280             (17.4)%             339             147.4%
                                        ====                               =====
Non-interest income as a percent of
average total assets                                       0.4%                                0.6%


         Non-Interest Expense. Non-interest expense totaled $3,169,000 for 1996, as compared to $2,566,000 for 1995, an increase of $603,000, or 23.5%. Although total non-interest expense increased during 1996, non-interest expense as a percentage of average total assets decreased to 4.0% in 1996 as compared to 4.8% in 1995.

         As shown in Table 7, salaries and employee benefits continued to account for the largest component of non-interest expense, comprising 49.5% of total non-interest expenses for 1996 and 49.7% in 1995.
Salaries and employee benefits increased by $291,000, or 22.8%, from 1995 to 1996, and increased by $465,000, or 57.3%, from 1994 to 1995.
The increase in 1995 was mainly attributable to increased staffing as a result of the addition of the Reston branch and additional staffing needed to adequately service increased deposits and loans due to the Suburban Bank transaction, while the 1996 increase reflected increases in staffing, wage increases and increases in employee health insurance. In addition, the 1995 salaries and employee benefits also increased due to payments on the leveraged ESOP which was funded during June 1994. A lump sum payment is due in June of 1998. See "The Merger -- Interests of Certain Persons in the Merger." See "The Merger -- Employee Benefits" for a discussion of the impact of the Merger on the ESOP.

         Data processing expenses increased by $33,000, or 14.6%, from 1995 to 1996, as compared to an increase of $113,000, or 100.7%, from 1994 to 1995. The increases in data processing expenses are primarily volume driven. The increase during 1995 was related to the addition of the Reston branch and the overall increase in the Bank's transaction volume during 1995.

         Occupancy and equipment expenses increased by $95,000, or 31.8%, from 1995 to 1996, as compared to a decrease of $92,000, or 44.2%, from 1994 to 1995. The increase in 1995 was due to the addition of the Reston branch in May. Four months of the new branch in McLean as well as one full year of the Reston branch increased occupancy and equipment expenses to the 1996 totals.

         Legal and professional expenses increased by $81,000, or 36.3%, from 1995 to 1996, as compared to an increase of $55,000, or 32.6%, from 1994 to 1995. The increases in 1996 and 1995 were primarily due to increases in audit fees paid to the external auditors and regulators as a result of the increase in the Bank's asset size. Increases in the size of the loan portfolio also increased the costs of legal fees expended to maintain the Bank's lower losses on those loans.

         Amortization of the premium paid on deposits acquired totaling $126,000 in 1996 and $77,000 in 1995 resulted from the $1,200,000 premium recorded in the Suburban Bank transaction. The premium is being amortized over a 10 year period based upon Tysons' estimated life of the acquired deposit base.

         Business development expenses increased $8,000, or 6.8% in 1996. The increase was primarily attributable to an increase in advertising and newsletters sent to the Bank's larger customer base and Tysons' increased number of shareholders.

The following table presents the principal components of non-interest expense for the last two fiscal years.

Table 7:  Non-Interest Expenses

                                                    1996                                 1995
                                         ------------------------------       -----------------------

(dollars in thousands)                     Amount         % Change            Amount           % Change
----------------------                     ------         --------            ------           --------
Salaries and employee benefits              $1,567           22.8             $1,276             57.3
Data processing                                259           14.6                226            100.7
Occupancy and equipment                        394           31.8                299             44.2
Office and operations expenses                 355           23.6                287              3.1
Legal and professional                         305           36.2                224             32.6
Amortization of premium paid for deposits      126           63.6                 77            100.0
Deposit insurance                               41          (34.9)                63             10.1
Business development                           122            7.0                114             47.8
                                           -------                           -------
   Total non-interest expense               $3,169           23.5             $2,566             49.8
                                            ======                            ======

Non-interest expense as a percentage
of average total assets                        4.0%                              4.8%


         Income Tax Benefit. Tysons recognized a net income tax benefit of $74,000 in 1996, as compared to $250,000 in 1995, related to a reduction in the deferred tax asset valuation allowance and utilization of net operating loss carryforwards. See Note (5) to Tysons' December 31, 1996 Consolidated Financial Statements, Income Taxes, for additional information.

         Composition of Loan Portfolio. Because loans are expected to produce higher yields than investment securities and other interest-earning assets, the absolute volume of loans and the volume as a percentage of total earning assets is an important determinant of net interest margin. During 1996, average loans were $48,931,000 and constituted 67.6% of average earning assets and 62.4% of average total assets. This represents increases of $13,804,000, or 39.3% over 1995 average loans of $35,127,000 which represented 71.4% of average earning assets and 65.9% of average total assets. At December 31, 1996, Tysons' loan to deposit ratio was 73.4% as compared to 67.7% at December 31, 1995. Loan growth during 1996 of $13,318,000 was more than total deposit growth of $13,061,000 which contributed to the decrease in the loan to deposit ratio.

         Commercial loans represent the largest category with 30.0% of the total loan portfolio. Residential real estate loans experienced the largest volume increase of $3,708,000 raising the category to 22.4%, or $12,933,000 of the total loan portfolio as of December 31, 1996. Consumer loans increased $2,750,000 to 16.2% of the total loans to $9,389,000.

The following table sets forth the composition of Tysons' loan portfolio, and the related percentage composition of total loans, as of December 31, 1996 and 1995.

Table 8: Loan Portfolio Composition

                                                                  December 31,
                                     -----------------------------------------------------------------
($ in thousands)                                  1996                                  1995
----------------                     ---------------------------------    ----------------------------
                                                            % of                                 % of
Types of Loans                          Amount              Total                Amount          Total
--------------                          ------              -----                ------          -----

Commercial                               $17,308             30.0               $14,352           32.2
Real estate-construction                   4,255              7.4                 1,991            4.5
Residential real estate                   12,933             22.4                 9,225           20.7
Commercial real estate                    13,872             24.0                12,311           27.7
Consumer                                   9,389             16.2                 6,640           14.9
                                        --------           ------              --------         ------
     Total loans                         $57,757            100.0               $44,519          100.0
Less:
     Unearned income                          80                                    159
                                      ----------                              ---------
     Loans net of unearned income        $57,677                                $44,360
     Allowance for loan losses               694                                    585
                                       ---------                               --------

          Net loans                      $56,983                                $43,775
                                         =======                                =======


         Approximately 93.0% of Tysons' commercial and real estate loans have adjustable rates, the majority of which are tied to the prime rate. This allows the Bank to adjust the interest rates on its loans to the current interest rate environment, whereas fixed rates do not allow this flexibility. If interest rates were to increase in the future, the interest earned on loans would improve, and if rates were to fall, the interest earned would decline, thus impacting Tysons' income. See also the discussion under "Liquidity and Interest Rate Sensitivity" below.

         The following table sets forth the maturity distribution, classified according to sensitivity to changes in interest rates, for commercial and real estate components of Tysons' loan portfolio at December 31, 1996. Some of the loans may be renewed or repaid prior to maturity. Therefore, the following table should not be used as a forecast of future cash collections.

Table 9: Maturity Schedule of Selected Loans

                                                                              As of December 31,
                                                                                      1996
                                             ----------------------------------------------------------------
(dollars in thousands)                       < 1 Year           1 to 5 Years       5+ Years          Total
----------------------                       --------           ------------       --------          -----
Commercial                                     $16,266             $  896            $148            $17,310
Real estate                                     28,202              2,856            --               31,058
                                               -------             ------         -------            -------
   Total                                       $44,468             $3,752            $148            $48,368
                                               =======             ======            ====            =======
Fixed interest rate                            $   258             $2,941            $148            $ 3,347
Variable interest rate                          44,210                811            --               45,021
                                               -------               ----            ----            -------
   Total                                       $44,468             $3,752            $148            $48,368
                                               =======             ======            ====            =======

                                                                 1995
                                             ----------------------------------------------
(dollars in thousands)                       < 1 Year           1 to 5 Years       5+ Years          Total
----------------------                       --------           ------------       --------          -----
Commercial                                     $13,053             $1,250           $  49            $14,352
Real estate                                     19,539              3,313             675             23,527
                                               -------             ------            ----            -------
   Total                                       $32,592             $4,563            $724            $37,879
                                               =======             ======            ====            =======
Fixed interest rate                            $   176             $3,507            $724            $ 4,407
Variable interest rate                          32,416              1,056            --               33,472
                                                ------              -----            ---              ------
   Total                                       $32,592             $4,563            $724            $37,879
                                               =======             ======            ====            =======


         Loan Quality. As of December 31, 1996, Tysons had loans totaling $193,000 in non-accrual loans as compared to $266,000 as of December 31, 1995.

         Tysons' provision for loan losses for 1996 was $172,000, as compared to $394,000 in 1995. The Bank's total loan balance increased to $57,677,000 as of December 31, 1996 as compared to $44,359,000 as of
December 31, 1995. The larger provision for loan losses during 1995 was related primarily to the growth in the loan portfolio due to the loans purchased from Suburban Bank.

         The Bank charged off $88,000 in 1996 as compared to $107,000 in 1995. The charge-offs resulted from $50,000 in real estate loans, $3,000 in commercial loans and $35,000 in consumer loans. There were $25,000 in recoveries on loans previously charged off during 1996, as compared to no recoveries during 1995. The following Table 10: "Allowance for Loan Losses" summarized the allowance activities for the years ended December 31, 1996 and 1995.

Table 10: Allowance for Loan Losses

                                                                1996             1995
                                                            ------------     -----------
(dollars in thousands)
Allowance for loan losses, January 1                          $   585           $   298
Loans charged off:
   Commercial                                                      (3)             (102)
   Real estate                                                    (50)               --
   Consumer                                                       (35)               (5)
                                                              --------          --------
      Total loans charged off                                 $   (88)          $  (107)
Recoveries:
   Commercial                                                      25                --
                                                                  ---                --
   Net (charge-offs) recoveries                               $   (63)          $  (107)
Provision for loan losses                                         172               394
                                                                 ----               ---
Allowance for loan losses, December 31                        $   694           $   585
                                                              =======             =====
Loans (net of discount):
   Year-end balance                                           $57,677           $44,359
   Average balance during the year                            $48,931           $35,127
   Allowance as a percent of year-end loan balance               1.20%             1.32%
Percent of average loans:
   Provision for loan losses                                      .35%             1.12%
   Net charge-offs                                                .13%             0.30%


         The following Table 11: "Allowance for Loan Loss Allocation" summarizes the allocation of allowance by loan type.

Table 11: Allowance for Loan Loss Allocation

                                                                As of December 31, 1996:
                                                              ----------------------------
                                                              Amount            % of Total
                                                              ------            ----------

(dollars in thousands)
Commercial                                                       $169              24.35
Real estate                                                       255              36.76
Consumer                                                          105              15.10
Unallocated                                                       165              23.79
                                                                 ----             ------
   Total                                                         $694             100.00
                                                                 ====             ======

                                                                As of December 31, 1995:
                                                              --------------------------
                                                              Amount             % of Total
                                                              ------             ----------
(dollars in thousands)
Commercial                                                       $ 87              14.87
Real estate                                                       105              17.95
Consumer                                                           43               7.35
Unallocated                                                       350              59.83
                                                                 ----             ------
   Total                                                         $585             100.00
                                                                =====             ======


         Non-performing assets as of December 31, 1996 consisted of loans totaling $193,000. The non-performing loans as of December 31, 1996 were classified for regulatory purposes as substandard and, as such, management had allocated a portion of its allowance for possible loan losses for future potential loss. There was one non-performing loan as of December 31, 1995 for $266,000. Table 12: "Non-Performing Assets" presents information on these assets for the past two years.

         There were three impaired loans with an unpaid principal balance of $182,000 at December 31, 1996. These loans are non-accrual, and there is $16,000 in related impairment reserves. The average balance of impaired loans during 1996 was $140,000, which had an average impairment reserve of $20,000. No income was recognized on impaired loans during 1996.

         Table 13: "Foregone Interest" indicates the amount of interest that would have been recorded had all loans classified as non-accrual been current in accordance with their original terms and the amount of interest actually accrued.

Table 12: Non-Performing Assets

                                                                             As of December 31,
                                                                         ----------------------
                                                                         1996           1995
                                                                         ----           ----

(dollars in thousands)
Loan on non-accrual basis                                                $193            $266
Renegotiated or restructured loans                                       --               --
Real estate acquired by foreclosure                                      --               --
                                                                         ----            ----
   Total non-performing assets                                           $193            $266
                                                                         ====            ====

Table 13: Foregone Interest

                                                                     For the Year Ended December 31,
                                                                     -------------------------------
                                                                         1996           1995
                                                                         ----           ----

(dollars in thousands)
Interest income that would have been accrued at original terms             $7             $13
Interest recognized                                                        --              --


         Capital Resources. Stockholders' equity was $8,265,000 as of December 31, 1996, as compared to $4,140,000 as of December 31, 1995. The $4,125,000
increase, or 99.6%, was partially the result of net income of $1,062,000, a reduction in the Tysons Financial Corporation ESOP Trust (the "ESOP Trust") debt, and a change in the unrealized gain on investment securities available-for-sale of $37,000. The remaining increase in stockholders' equity was due to the net proceeds of $2,976,000 from the May 1996 stock offering. The Bank exceeded its regulatory capital adequacy requirements as of December 31, 1996 and 1995.

         Liquidity and Interest Rate Sensitivity. The interest rate sensitivity position at year-end 1996 is presented in Table 14: "Rate Sensitivity Analysis." The difference between rate-sensitive assets and rate-sensitive liabilities, or the interest rate sensitivity gap, is shown at the bottom of the table. Tysons would benefit from increasing market rates of interest when it is asset sensitive and would benefit from decreasing market rates of interest when it is liability sensitive. At year-end 1996, Tysons had an asset sensitive gap of $3,835,000 which represents 109.2% of earning assets over a 30 day period.

Table 14: Rate Sensitivity Analysis


                                                              December 31, 1996
                                                              -----------------
(dollars in thousands)              30 Days    31-90    91-180    181 days-      One Year    Non-
----------------------              or Less    Days     Days      One Year       or Less     Sensitive   Total
                                    -------    -----    ------    ---------      -------     ---------   -----

Earning Assets:
--------------
Federal funds sold                 $ 6,810    $ --       $ --        $ --        $ 6,810    $  --       $ 6,810
Interest bearing deposits             --        --          100        --            100       --           100
Investment securities:
   Available-for-sale                 --        --         --         2,315        2,315      8,726      11,041
   Held-to-maturity                   --         999        251         750        2,000      1,727       3,727
Loans:
   Variable rate                    38,787       568      2,772       2,562       44,689      1,230      45,919
   Fixed rate                           36        13        271          70          390     11,175      11,565
                                 ---------  --------    -------    --------    ---------    -------     -------
      Total earning assets         $45,633    $1,580     $3,394      $5,697      $56,304    $22,858     $79,162

Source of Funds:
Savings                            $ 2,438    $ --       $ --        $ --        $ 2,438 $     --      $  2,438
NOW accounts                         5,774    $ --         --          --          5,774       --         5,774
Money market accounts               32,182      --         --          --         32,182       --        32,182
CDs                                    566       899      1,278       3,941        6,684      5,500      12,184
CDs 100,000 & over                     371       104        213       1,460        2,148      2,226       4,374
IRAs                                    92       127        126         371          716        773       1,489
                                ----------   -------    -------     -------    ---------   --------    --------
   Total rate-sensitive deposits   $41,423    $1,130     $1,617      $5,772      $49,942    $ 8,499     $58,441

Long-term borrowings                   375       --          --         --           375       --           375
                                 -------------------------------------------   --------------------   ---------
Total rate-sensitive liabilities   $41,798    $1,130     $1,617      $5,772      $50,317    $ 8,499     $58,816

Non interest-bearing liabilities   $  --      $  --      $  --       $  --       $  --      $20,113     $20,113

Interest rate sensitivity gap      $ 3,835    $  450     $1,777      $  (75)     $ 5,987

Ratio of rate sensitive assets
to rate sensitive liabilities       109.18%   139.82%    209.89%      98.70%      111.90%


         Cash flows from financing activities, which included funds received from new and existing depositors, provided a large source of liquidity in 1996 and 1995 as increases in deposits totaled $13,061,000 and $30,600,000, respectively. The Bank seeks to rely primarily on core deposits from customers to provide stable and cost-effective sources of funding to support asset growth. The Bank also seeks to augment such deposits with higher yielding certificates of deposit. Certificates of deposit of $100,000 or more are summarized by maturity in Table 15: "Maturity of Time Deposits $100,000 or More."

Table 15: Maturity of Time Deposits $100,000 or More

                                                                         December 31,
                                                                  -----------------------
                                                                  1996                1995
                                                                  ----                ----
(dollars in thousands)
Under 3 months                                                    $  475              $  613
3 to 6 months                                                        213                  --
6 to 12 months                                                     1,460                 704
Over 12 months                                                     2,226               1,821
                                                                   -----              ------

      Total                                                       $4,374              $3,138
                                                                  ======              ======

         In the normal course of business, the Bank enters into various off balance sheet credit facilities with its customers, including commitments to extend credit at a future date and letters of credit. Details of the commitments of this nature may be found in Note (12) of Tysons' December 31, 1996 Consolidated Financial Statements, Financial Instruments with Off Balance Sheet Risk. Since many of the commitments can be expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

         Average liquid assets were 39.4% of average deposits for 1996, as compared to 35.4% for 1995. Liquidity levels increased during 1996 as funds were maintained in liquid assets to be available for volatility in escrow type deposit accounts. Average loans were 69.0% of average deposits for 1996, as compared to 72.0% for 1995. Average deposits were 97.9% of average earning assets for 1996 as opposed to 99.2% for 1995. As noted in Table 16: "Maturity Schedule of Selected Loans," approximately $48,368,000, or 83.7%, of the loan portfolio consisted of commercial loans and real estate loans. Of this amount, $44,468,000, or 92.0%, matures within one year.

         Table 16: "Maturity Distribution and Yields of Investment Securities" indicates that $1,001,000, or 26.9%, of held-to-maturity investment securities and $846,000, or 7.7%, of available-for-sale investment securities mature within one year or less. Available-for-sale investment securities totaled $11,041,000 and $4,966,000 as of December 31, 1996 and 1995, respectively.


Table 16: Maturity Distribution and Yields of Investment Securities
-------------------------------------------------------------------

                             As of December 31, 1996
                             -----------------------
                                                             Available-for-sale                  Held-to-maturity
                                                             ------------------                  -----------------
(dollars in thousands)                                       Book                             Book
-----------------------                                      Value       Yield                Value          Yield
                                                             -----       -----                -----          -----
U.S. Treasury:
One year or less                                            $   --         --                $   751         5.82%
Over one through five years                                     --         --                    748         5.98%
                                                            -----------                     --------
   Total U.S. Treasury                                      $   --         --                 $1,499         5.90%

U.S. Government Agencies:
-------------------------
Over one through five years                                 $    --        --               $    250         6.81%
Over five through ten years                                   1,117       6.96%                 --            --
Over ten years                                                  986       7.07%                 --            --
                                                            -------                         --------
   Total U.S. Government Agencies                          $  2,103       7.01%              $   250         6.81%

Mortgage-backed Securities of
-----------------------------
Government Sponsored Enterprises:
---------------------------------
One year or less                                          $     568       6.83%              $   250         5.17%
Over one through five years                                   3,860       6.85%                  686         5.91%
Over five through ten years                                   1,055       6.98%                  289         4.98%
Over ten years                                                2,677       6.97%                    3         4.70%
                                                            -------                         --------
   Total U.S. government-sponsored enterprises             $  8,160       6.90%               $1,228         5.54%

Other Securities:
-----------------
One year or less                                          $     278       5.04%            $    --            --
Over one through five years                                     500       7.01%                  750         6.46%
                                                            -------                           ------
     Total other securities                               $     778       6.31%              $   750         6.46%

Total investment securities                                 $11,041       6.63%               $3,727         5.95%
                                                            =======                           ======

                               Business of Tysons

         The Bank

         General. The Bank operates as a national banking association incorporated under the laws of the United States and is subject to examination by the OCC. Deposits in the Bank are insured by the FDIC up to a maximum amount (generally $100,000 per depositor, subject to aggregation rules). The OCC and the FDIC regulate or monitor all areas of the Bank's operations, including security devices and procedures, adequacy of capitalization and loss reserves, loans, investments, borrowings, deposits, mergers, issuances of securities, payment of dividends, interest rate risk management, establishment of branches, corporate reorganizations, maintenance of books and records and adequacy of staff training to carry on safe lending and deposit gathering practices. The OCC requires the Bank to maintain certain capital ratios and imposes limitations on the Bank's aggregate investment in real estate, bank premises and furniture and fixtures. The Bank is currently required by the OCC to prepare quarterly reports on the Bank's financial condition and to conduct an annual audit of its financial affairs in compliance with minimum standards and procedures prescribed by the OCC. See "Regulation and Supervision."

         Primary Market Area. The Bank draws most of its customer deposits and conducts most of its lending transactions from and within a primary service area in the Tysons Corner/Reston corridor in Fairfax County, Virginia. The large cosmopolitan population that lives and works in this corridor and in surrounding suburbs, as well as the area's accessibility, make retailing a significant enterprise. High technology firms are also located within this corridor. These firms include businesses engaged in operations research, computer programming and information management. The Bank actively targets and solicits relationships from the professional staff employed by these enterprises. The corridor also attracts a significant amount of professional firms, including accounting and law firms. The Bank actively solicits banking relationships with these firms as well as their professional staff.

         The Bank acquired an additional branch located in Reston, Virginia, in May 1995. The Reston area is experiencing increases in its large residential community and growing commercial business sectors which are expected to contribute to the overall growth of the Bank.

         On September 30, 1996, the Bank opened its third branch location in McLean, Virginia. The McLean branch is located along a main commuter route to Washington, D.C. The communities around the branch are a mixture of small commercial businesses and professional service firms as well as residential areas.

         On July 10, 1997, the Bank opened its fourth branch in Fairfax City, Virginia, located near Tysons Corner. The Fairfax City branch is located at the intersection of two major commuter routes and is surrounded by several shopping centers. The immediate area is retail with a significant amount of professional and service related business.

         Banking Services. The Bank engages in general commercial banking business with particular emphasis on the needs of professionals, entrepreneurs and small to medium-size businesses located in its primary service area. The Bank offers a comprehensive range of banking services that are generally offered by other full service banks and savings and loan associations. Such services include commercial and personal checking accounts, Automated Teller Machine ("ATM") card services for the MOST, Cirrus and Exchange ATM networks, savings accounts and other time deposits including individual retirement accounts and certificates of deposit. The transaction accounts and time deposits are tailored to the Bank's principal market area at rates competitive to those offered in the area. The Bank solicits these accounts from individuals, businesses, professional firms and public and governmental organizations. The Bank is not currently dependent upon a single depositor or borrower the loss of which would have a material adverse effect on the Bank.

         The Bank also provides loans to businesses, including both secured and unsecured short-term loans for working capital purposes, term loans for fixed assets and expansion needs such as real estate acquisition and improvements, real estate construction loans and other commercial loans suitable to the needs of its business customers. Loans to individuals which are offered by the Bank include short-term mortgage loans, home equity loans and installment loans for personal use such as education and personal investments, or for the purchase of automobiles or other consumer items. The Bank also acts as an issuing agent for U.S. savings bonds, travelers' checks and cashier's checks. In addition, the Bank offers its customers bank-by-mail and direct deposit services, safe deposit services, wire transfer services and a courier service which picks up non-cash customer deposits.

         Lending Activities

         General. At September 30, 1997, the Bank's net loan portfolio totaled $61,396,000, representing approximately 62.6% of its total assets of $98,002,000. The categories of loans in the Bank's portfolio are commercial, both commercial and residential real estate, real estate construction and consumer. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Composition of Loan Portfolio."

         Commercial Loans. The Bank originates secured and unsecured loans for business purposes. Additionally, commercial business loans are made to provide short-term working capital and acquisition capital to businesses in the forms of lines of credit and term loans which may be secured by accounts receivable, inventory, equipment or other assets. At September 30, 1997, $18,577,000 or 29.9% of the Bank's total gross loan portfolio consisted of commercial business loans. The financial condition and cash flow of commercial borrowers are closely monitored by the submission of corporate financial statements, personal financial statements, income tax returns and other documents. The frequency of submissions of required information depends upon the size and complexity of the credit and the collateral which secures the loan. It is also the Bank's general policy to obtain personal guarantees from the principals of its business borrowers.

         Commercial Real Estate Loans. The Bank also originates commercial loans secured by real estate. At September 30, 1997, $16,573,000 or 26.6% of the Bank's total gross loan portfolio consisted of commercial real estate loans. Such loans are primarily secured by owner-occupied office condominiums, retail buildings and warehouses and general purpose business space. Although terms vary, the Bank's commercial real estate loans generally have maturities of five years or less.

         Residential Real Estate Loans. The Bank originates adjustable and fixed-rate residential mortgage loans, home equity loans and personal loans secured by residential real estate in order to provide a full range of products to its customers. Home equity loans are originated by the Bank for typically up to 80% of the appraised value, less the amount of any existing prior liens on the property. Home equity loans generally have maximum terms of 15 years and the interest rate is generally adjustable. The Bank secures these loans with mortgages on the borrowers' homes (generally a second mortgage). At September 30, 1997, $15,481,000 or 24.9% of the Bank's total gross loan portfolio consisted of loans secured by residential real estate.

         Consumer Loans. The Bank offers a variety of consumer loans in order to provide a full range of financial services to its customers. The consumer loans offered by the Bank include loans that are secured by personal property, including automobiles. At September 30, 1997, $10,136,000 or 16.3% of the Bank's total gross loan portfolio consisted of consumer loans.

         Construction Loans. The Bank originates loans for construction of single family homes to builders and individuals. These loans are generally secured by the land on which the homes are to be built. The Bank limits its lending to one speculative loan outstanding to one builder. Loans generally are to be owner occupied or have a sales contract in existence. At September 30, 1997, $1,462,000 or 2.3% of the Bank's total gross loan portfolio consisted of construction loans.

         Credit Administration. The Bank employs extensive written policies and procedures to enhance management of credit risk. The loan portfolio is managed under a specifically defined credit process. This process includes formulation of a portfolio management strategy, guidelines for underwriting standards and risk assessment, procedures for on-going identification and management of credit deterioration, and regular portfolio reviews to estimate loss exposure and to ascertain compliance with the Bank's policies. The Bank's loan approval policies provide for various levels of individual officer lending authority. In general, lending authority currently granted by the Bank to any one individual is $100,000. A combination of approvals from certain officers may lend up to an aggregate of $200,000. The Board's Loan Committee is authorized to approve loans up to the Bank's internal lending limit of $1,000,000 at September 30, 1997, and the approval of the full Board of Directors is required for loans which exceed the Bank's internal lending limit up to the Bank's legal lending limit of $1,276,000 at September 30, 1997.

         A major element of credit risk management is the diversification of risk. Bank's objective is to maintain a diverse but well-balanced loan portfolio to minimize the impact of any single event or set of circumstances. Concentration parameters are based upon individual risk factors, industry categories, policy constraints, economic conditions, origination sources, collateral and products. The Bank generally does not make loans outside its market area unless the borrower has an established relationship with the Bank and conducts its principal business operations within the Bank's market area. Consequently, the Bank and its borrowers are directly affected by the economic conditions prevailing in its market area. However, given the diversity and balance within the Bank's loan portfolio, management does not believe that there is any significant aggregation or concentration of loans related to any one industry, client or sector which would adversely impact the overall performance of the Bank's loan portfolio.

         In the liquidation or other resolution by any receiver of a bank insured by the FDIC, the claims of depositors have priority over the general claims of other creditors. Hence, in the event of the liquidation or other resolution of a banking subsidiary of BankGroup or Tysons, the general claims of BankGroup or Tysons, respectively, as creditor of such banking subsidiary would be subordinate to the claims of the depositors of such banking subsidiary, even if the claims of BankGroup or Tysons were not by their terms so subordinated.

         Competition

         The Bank encounters strong competition among financial institutions in the northern Virginia and metropolitan Washington, D.C. area for both loans and deposits. Competition also exists with savings and loan associations, credit unions, finance companies, securities firms, mutual funds and insurance companies. Principal competitors include other community commercial banks and larger financial institutions with branches in the Bank's primary service area. This intense competition is expected to continue as bank mergers and acquisitions of smaller banks into larger institutions in the Washington, D.C. metropolitan area may be expected to continue for the foreseeable future.

         The areas of business activities in which banking and non-bank institutions may engage have been expanding in recent years. Consequently, to the extent that other banks and financial institutions engage in such activities, the competition for deposits and loans has increased and may be expected to increase in the future.

         Employees

         Tysons conducts its operations through its subsidiary, the Bank. Consequently, Tysons has no employees. At September 30, 1997, the Bank had 37 full-time employees and 3 part-time employees.

         Description of Property

         Tysons', as well as the Bank's, main office is located on the ground floor of a 14 story office building in a two building office park at 8200 Greensboro Drive in McLean, Virginia. Tysons occupies approximately 11,450 square feet of space on the ground floor and the eleventh floor pursuant to a lease with 8200 Greensboro Associates, which lease will expire in April 2003. The Bank's second branch in Reston occupies approximately 2,000 square feet of space on the ground level of a multi-story office complex. The term of the Reston branch lease was renegotiated in 1996. The new term is from April 1, 1997 through March 31, 2002. The lease term for the Bank's third branch in McLean is from September 1, 1996 through August 31, 2003. This location occupies approximately 1,900 square feet at ground level in a shopping center corner building. The lease term for Bank's fourth branch in Fairfax City is from July 8, 1997 through September 30, 2002. This lease occupies approximately 3,000 square feet of space at ground level in the corner position of a shopping center.

         In management's opinion, facilities are adequate for the present and near term needs of Tysons and the Bank. See Note (7) to Tysons' December 31, 1996 Consolidated Financial Statements, Commitments and Contingencies, for information relating to commitments under the long-term lease.

         Legal Proceedings

         Neither Tysons nor the Bank is a party to, nor is any of their property the subject of, any material pending legal proceedings incidental to the business of Tysons and its subsidiary other than those arising in the ordinary course of business. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of management, any such liability will not have a material adverse effect on the consolidated financial position or results of operations of Tysons.

                               VOTING INFORMATION

         This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by Tysons Board, to be voted at Tysons Shareholder Meeting to be held at Tysons' main office at 8200 Greensboro Drive, Suite 100, McLean, Virginia, on February 9, 1998, at 10:00 a.m., Eastern Time and at any adjournment thereof. At Tysons Shareholder Meeting, shareholders will consider and vote upon the Agreement and the Plan, pursuant to which MB Corp., a Virginia corporation and a wholly owned subsidiary of BankGroup, will merge into Tysons, as a result of which Tysons will survive the Merger and become a subsidiary of BankGroup. Only shareholders of record of Tysons at the close of business on December 29, 1997 are entitled to notice of and to vote at Tysons Shareholder Meeting. This Proxy Statement/Prospectus is being mailed to all such holders of record of Tysons Common Stock on or about January 9, 1998.

         Holders of Tysons Common Stock are entitled to one vote for each share standing in such holder's name on the books of Tysons. The affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote is required for approval of the Agreement and the Plan.

         Under rules of the National Association of Securities Dealers, Inc., the proposal to adopt the Agreement and the Plan is considered a "non-discretionary item" whereby brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Abstentions and such broker "non-votes" will be considered in determining the presence of a quorum at the Special Meeting but will not be counted as a vote cast for a proposal. Because the proposal to adopt the Agreement and the Plan is required to be approved by the holders of two-thirds of the outstanding shares of Tysons Common Stock, abstentions and broker "non-votes" will have the same effect as a vote against this proposal.

         The proxies solicited hereby, if properly signed and returned via mail or facsimile and not revoked prior to their use, will be voted in accordance with the instructions given thereon by the shareholders. If no instructions are so specified, the proxies will be voted FOR the Agreement and the Plan. Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing written notice of revocation addressed to William C. Sellery, Jr., Secretary, Tysons Financial Corporation, 8200 Greensboro Drive, Suite 100, McLean, Virginia 22102; (ii) submitting a duly executed proxy bearing a later date; or (iii) appearing at Tysons Shareholder Meeting and notifying the Secretary of his or her intention to vote in person. Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy. Proxies solicited by this Proxy Statement/Prospectus may be exercised only at Tysons Shareholder Meeting and any adjournment of Tysons Shareholder Meeting and will not be used for any other meeting.

         The accompanying proxy is being solicited by Tysons Board. The cost of such solicitation will be borne by Tysons. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or telecopy by directors, officers and employees of Tysons or BankGroup without additional compensation. Arrangements may also be made with brokerage houses and custodians, nominees and fiduciaries for forwarding of solicitation material to beneficial owners of stock held of record by such persons and obtaining proxies from the beneficial owners of Tysons Common Stock entitled to vote at the Special Meeting, and Tysons will reimburse such persons for their reasonable expenses incurred in doing so.

         Under Virginia law, the purpose of the meeting must be included in the notice of the special meeting. Only business within the purpose described in the meeting notice may be conducted at the special meeting.

         As of the Record Date, directors and executive officers of Tysons and their affiliates beneficially owned a total of 254,245 shares (representing 23.7% of the outstanding shares of Tysons' Common Stock). See "Ownership of Certain Beneficial Owners of Tysons Stock."

         For the reasons described below, Tysons Board has adopted the Agreement and the Plan, believes the Merger is in the best interest of Tysons and its shareholders and recommends that shareholders of Tysons vote FOR approval of the Agreement and the Plan. In making its recommendation, Tysons' Board considered, among other things, the opinion of Scott & Stringfellow that the terms of the Agreement were fair from a financial point of view to Tysons' shareholders. See "Summary -- Recommendation of the Tysons Board; Reasons for the Merger," and "-- Opinion of Financial Advisor."

                                   THE MERGER

         The detailed terms of the Merger are contained in the Agreement, attached as Annex A to this Proxy Statement/Prospectus. The following discussion describes the more important aspects of the Merger and the terms of the Agreement. This description is not complete and is qualified by reference to the Agreement which is incorporated by reference herein.

         Background of the Merger

         In 1996, a Goals Committee of the Tysons Board was formed to explore on behalf of the Board the concept of affiliating with another bank and/or other strategic alternatives. The Goals Committee first met with representatives of BankGroup in February 1997 to discuss a possible affiliation. The Goals Committee met again with representatives of BankGroup on July 8, 1997 to further discuss the possibility of an affiliation. In mid-July, 1997 the Executive Committee met with Michael Brenan, the Chief Executive Officer of BankGroup to discuss the possible terms of an affiliation. The Tysons Board engaged Scott & Stringfellow to serve as its financial advisor and to assist in the negotiations with BankGroup. On July 14, 1997, BankGroup preliminarily proposed an exchange ratio based on a value of $17.00 per share of Tysons Common Stock and $25.00 per share of BankGroup Common Stock.

         On July 14, 1997, the Tysons Board met to consider the BankGroup offer and authorized Tysons to provide BankGroup with financial information and to commence negotiations. BankGroup then commenced its preliminary financial due diligence on July 22, 1997, after which it adjusted its offer to reflect the Exchange Ratio described herein. On July 22, 1997, the Tysons Board met to consider the revised offer. At such meeting, Scott & Stringfellow stated that it believed the terms of the Agreement were fair from a financial point of view to the shareholders of Tysons. During the next several days, the terms of the definitive merger agreement and related agreements were finally negotiated. On July 25, 1997, the Tysons Board met to consider the Agreement and stock option to be granted to BankGroup in connection with the Agreement. Scott & Stringfellow presented the Tysons Board with its analysis of the proposed affiliation and indicated that the terms of the Agreement were fair from a financial point of view to the Tysons shareholders. The Board also considered a number of factors, including the terms and conditions of the Merger, its tax free nature, the dividend payment histories of Tysons and BankGroup and the liquidity of their respective stocks, and the strength and prospects of BankGroup and its common stock. The Tysons Board unanimously approved the Agreement, Plan and Stock Option.

         On July 25, 1997, the BankGroup Board unanimously approved the Agreement and Plan.

         Opinion of Financial Advisor

         Tysons has retained Scott & Stringfellow to act as its financial advisor in connection with rendering a fairness opinion with respect to the Merger. Scott & Stringfellow is a full service investment banking and brokerage firm headquartered in Richmond, Virginia, that provides a broad array of services to corporations, financial institutions, individuals and state and local governments. Scott & Stringfellow actively works with financial institutions in Virginia, North Carolina, the District of Columbia, Maryland and West Virginia on these and other matters. As part of its investment banking practice, it is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, and secondary distributions of listed and unlisted securities. Scott & Stringfellow was selected by the Tysons Board based upon its expertise and reputation in providing valuation and merger and acquisition and advisory services to financial institutions. Scott & Stringfellow's analysts follow and publish reports about Tysons and BankGroup.

         On July 25, 1997, Scott & Stringfellow delivered a written opinion ("Opinion") to Tysons Board that as of such date, the terms of the Agreement were fair from a financial point of view to Tysons shareholders. Such Opinion was updated as of the date of this Proxy Statement/Prospectus. No instructions or limitations were given or imposed by Tysons Board upon Scott & Stringfellow with respect to the investigations made or procedures followed by them in rendering the Opinion.

         The full text of the Opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is set forth and attached hereto in Annex B to this Proxy Statement/Prospectus and is incorporated herein by reference. Tysons shareholders are urged to read the Opinion in its entirety. The following is a summary of certain analyses performed by Scott & Stringfellow which were the bases of such Opinion.

         In developing its Opinion, Scott & Stringfellow reviewed and analyzed:
(i) the Agreement; (ii) the Registration Statement and this Proxy Statement/Prospectus; (iii) Tysons' audited financial statements for the three years ended December 31, 1996; (iv) Tysons' unaudited financial statements for the nine months ended September 30, 1997 and 1996, and other internal information relating to Tysons prepared by Tysons' management; (v) information regarding the trading market for Tysons' Common Stock and the BankGroup Common Stock and the price ranges within which the respective stocks have traded; (vi) the relationship of prices paid to relevant financial data such as net worth, earnings, deposits and assets in certain bank and bank holding company mergers and acquisitions in Virginia in recent years; (vii) BankGroup's annual reports to shareholders and its audited financial statements for the three fiscal years ended December 31, 1996; and (viii) BankGroup's unaudited financial statements for the nine months ended September 30, 1997 and 1996 and other internal information relating to BankGroup prepared by BankGroup's management. Scott & Stringfellow has discussed with members of Tysons' and BankGroup's management past and current business operations, the background of the Merger, the reasons and basis for the Merger, results of regulatory examinations, and the business and future prospects of Tysons and BankGroup individually and as a combined entity, as well as other matters relevant to its inquiry. Scott & Stringfellow has conducted such other studies, analysis and investigations particularly of the banking industry, and considered such other information as it deemed appropriate, the material portion of which is described below. Finally, Scott & Stringfellow also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and knowledge of the commercial banking industry generally.

         Scott & Stringfellow relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it and discussed with it for purposes of its Opinion. With respect to financial forecasts reviewed by Scott & Stringfellow in rendering its Opinion, Scott & Stringfellow assumed that such financial forecasts were reasonably prepared on the basis reflecting the best currently available estimates and judgment of the managements of Tysons and BankGroup as to the future financial performance of Tysons and BankGroup, respectively. Scott & Stringfellow did not make an independent evaluation or appraisal of the assets or liabilities of Tysons and BankGroup nor was it furnished with any such appraisal.

         Scott & Stringfellow evaluated the financial terms of the transaction using standard valuation methods, including a discounted cash flow analysis, a market comparable analysis, a comparable acquisition analysis, and a dilution analysis.

         Discounted Cash Flow Analysis. Scott & Stringfellow performed a discounted cash flow analysis under various projections to estimate the fair market value of Tysons Common Stock. Among other things, Scott & Stringfellow considered a range of asset and earnings growth for Tysons of between 8.00% and 10.00% and a required equity capital level of 8.00% of total assets. A range of discount rates from 11.50% to 13.50% was applied to the cash flows resulting from the projections during the first five years and the residual values. The residual values were estimated by capitalizing the projected final year earnings by the discount rates, less the projected long-term growth rate of Tysons' earnings. The discount rates, growth rates and capital levels were chosen based on what Scott & Stringfellow, in its judgment, considered to be appropriate taking into account, among other things, Tysons' past and current financial performance and conditions, the general level of inflation, rates of return for fixed income and equity securities in the marketplace generally and particularly in the banking industry. The discounted cash flow analysis indicated a reference range of $7.92 to $11.07 per share for Tysons Common Stock. These values compare to the value of $14.50 per share of consideration for each share of Tysons Common Stock. Accordingly, the present value of Tysons Common Stock was calculated at less than the value of the consideration to be received from BankGroup pursuant to the Agreement.

         Comparable Acquisition Analysis. Scott & Stringfellow compared the relationship of prices paid to relevant financial data such as tangible net worth, assets, deposits and earnings in 17 community bank and community bank holding company mergers and acquisitions in Virginia since January 1, 1995, representing all such transactions known to Scott & Stringfellow to have occurred during this period with the proposed Merger and found the consideration to be received from BankGroup to be within the relevant pricing ranges acceptable for such recent transactions. Specifically, based upon transactions announced in Virginia since January 1, 1995, other than the Merger, the average price to tangible book value in these transactions is 2.30x, compared with 2.05x for the Merger; the average price to earnings ratio was 19.36x, compared with 24.58x for the Merger; the average deal price to deposits was 24.52 compared with 24.51% for the Merger; the average deal price to assets was 21.20%, compared with 21.54% for the Merger; and the average tangible book premium to core deposits was 15.69%, compared to 14.80% for the Merger. For purposes of computing the information with respect to the Merger, $14.50 per share of consideration for each share of Tyson Common Stock was used.

         Analysis of BankGroup and Bank Peer Group. Scott & Stringfellow analyzed the performance and financial condition of BankGroup relative to the Bank Peer Group consisting of Crestar Financial Corp., F&M National Corp., First Virginia Banks, Mason-Dixon Bankshares, Mercantile Bankshares, Provident Bankshares and Union Bankshares. Certain financial information compared was, among other things, information relating to tangible equity to assets, loans to deposits, net interest margin, nonperforming assets, total assets, and efficiency ratio. Additional valuation information compared for the trailing twelve month period ended September 30, 1997, and stock prices as of December10, 1997, was (i) price to tangible book value ratio which was 2.62x for BankGroup, compared to an average of 2.86x for the Bank Peer Group, (ii) price to last twelve months earnings ratio which was 18.58x for BankGroup, compared to an average of 21.01x for the Bank Peer Group; (iii) return on average assets which was 1.25% for BankGroup, compared to an average of 1.28% for the Bank Peer Group; (iv) return on average equity which was 14.89% for BankGroup, compared to an average of 13.60% for the Bank Peer Group; and (v) a dividend yield of 2.18% for BankGroup, compared to an average of 2.10% for the Bank Peer Group. Overall, in the opinion of Scott & Stringfellow, BankGroup's operating performance and financial condition were comparable to the Bank Peer Group average and BankGroup's market value was reasonable when compared to the Bank Peer Group.

         Dilution Analysis. Based upon publicly available financial information on Tysons and BankGroup, Scott & Stringfellow considered the effect of the transaction on BankGroup and Tysons. The immediate effect on BankGroup, assuming pretax cost savings and revenue enhancements of $170,000, was to decrease earnings per share by $0.05 or 3.03% and to increase tangible book value per share by $0.11 or 1.02%. The effect on Tysons under the same assumptions is to increase dividends per share to $0.32 and to increase the July 15, 1997 market value of Tysons of $13.00 per share to $14.50. This dilution analysis does not take into account the long-term benefits for the combined companies resulting from the combination. Scott & Stringfellow concluded from this analysis that the transaction would have a positive effect on the Tysons and Tysons Common Stock shareholders in that, historical dividends per share and the market value per share of BankGroup Common Stock to be received by Tysons shareholders would represent an increase, after giving effect of the exchange ratio. See "Summary -- Comparative Per Share Data."

         The summary set forth above includes the material factors considered, but does not purport to be a complete description of the presentation by Scott & Stringfellow to the Tyson Board or of the analyses performed by Scott & Stringfellow. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefor, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors discussed above, Scott & Stringfellow believes that its analyses must be considered as a whole and that selecting portions of its analysis and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its Opinion. As a whole, these various analyses contributed to Scott & Stringfellow's opinion that the terms of the Agreement are fair from a financial point of view to the Tysons' shareholders.

         Pursuant to the engagement between Tysons and Scott & Stringfellow, in exchange for its services, Scott & Stringfellow will receive a fee equal to 0.50% of the total market value of the consideration received by Bank shareholders, which equates to a fee of approximately $90,000 and is payable at closing.

         Merger Effective Date

         Subject to the terms and conditions set forth herein, including receipt of all required regulatory approvals, the Merger shall become effective at the time the SCC issues a certificate of merger reflecting the Merger (the "Merger Effective Date"). The Merger Effective Date is expected to occur in the first quarter of 1998. Either Tysons or BankGroup may terminate the Agreement if the Merger has not been consummated by March 31, 1998.

         Until the Merger Effective Date, Tysons shareholders will retain their rights as shareholders to vote on matters submitted to them by Tysons Board.

         Lock-Up Option

         In addition to the Agreement, Tysons and BankGroup have entered into an agreement, dated as of July 25, 1997 providing for BankGroup to have an option to purchase the Common Stock of Tysons under certain conditions (the "Lock-up Option"). Specifically, the Lock-up Option provides that BankGroup shall have the option to purchase 19.9% of the issued and outstanding shares of Tysons' Common Stock at a price of $13.50 per share. The Lock-up Option is exercisable only under limited circumstances.

          The Lock-up Option provides that BankGroup has an option to purchase Tysons Common Stock only upon the occurrence of the following events: (i) Tysons enters into an agreement with a third party to engage in a merger, consolidation, sale of substantially all of its assets, or sale of securities representing 20% or more of the voting power of Tysons; or (ii) a third party acquires beneficial ownership or the right to acquire beneficial ownership of 25% or more of outstanding Tysons Common Stock. BankGroup's right to exercise the Lock-up Option has not been triggered as of the date of this Proxy Statement/Prospectus.

         Determination of Exchange Ratio; Exchange of Tysons Common Stock for BankGroup Common Stock

         Each share of Tysons Common Stock issued and outstanding at the Merger Effective Date shall, and without any action by the holder thereof, be converted into a number of shares of BankGroup Common Stock equal to the quotient of $14.50 divided by the average of the bid/ask price for BankGroup Common Stock as reported on the Nasdaq National Market System for the 20 trading days preceding the later to occur of (i) such approval(s) contemplated by Paragraph A of
Article VI of the Agreement and (ii) the expiration of the latest financial institution regulatory approvals (but not the associated statutory waiting periods) contemplated by Paragraph B of Article VI of the Agreement. If such quotient is less than 0.507, the Exchange Ratio shall be 0.507. If such quotient is greater than 0.620, the Exchange Ratio shall be 0.620. All such shares of BankGroup Common Stock shall be validly issued, fully paid and nonassessable.

         The Exchange Ratio at the Merger Effective Date shall be adjusted to reflect any consolidation, split-up, other subdivisions or combinations of BankGroup Common Stock, any dividend payable in BankGroup Common Stock, or any capital reorganization involving the reclassification of BankGroup Common Stock subsequent to the date of the Agreement.

         After the Merger Effective Date, each holder of a certificate theretofore representing outstanding shares of Tysons Common Stock, upon surrender of such certificate to the American Stock Transfer & Trust Company (which shall act as exchange agent) (the "Exchange Agent"), accompanied by a Letter of Transmittal shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of BankGroup Common Stock for which shares of Tysons Common Stock theretofore represented by the certificate or certificates so surrendered shall have been exchanged as provided plus cash in lieu of any fractional share. Until so surrendered, each outstanding certificate which, prior to the Merger Effective Date, represented Tysons Common Stock will be deemed to evidence the right to receive the number of full shares of BankGroup Common Stock into which the shares of Tysons Common Stock represented thereby may be converted, and, after the Merger Effective Date, will be deemed for all corporate purposes of BankGroup to evidence ownership of the number of full shares of BankGroup Common Stock into which the shares of Tysons Common Stock represented thereby were converted. Until such outstanding certificates formerly representing Tysons Common Stock are surrendered, no dividend payable to holders of record of BankGroup Common Stock for any period as of any date subsequent to the Merger Effective Date shall be paid to the holder of such outstanding certificates in respect thereof. After the Merger Effective Date there shall be no further registry of transfer on the records of Tysons of shares of Tysons Common Stock. If a certificate representing such shares is presented to the Exchange Agent, it shall be canceled and exchanged for a certificate representing shares of BankGroup Common Stock as herein provided. BankGroup will also issue a certificate in exchange for shares evidenced by lost certificate(s) provided the record owner thereof provides BankGroup with such substantiation, indemnification and security as BankGroup may reasonably require.

         Upon surrender of certificates of Tysons Common Stock in exchange for BankGroup Common Stock, there shall be paid to the recordholder of the certificates of BankGroup Common Stock issued in exchange thereof (i) the amount of dividends theretofore paid with respect to such full shares of BankGroup Common Stock as of any date subsequent to the Merger Effective Date which have not yet been paid to a public official pursuant to abandoned property laws and
(ii) at the appropriate payment date the amount of dividends with a record date after the Merger Effective Date, but prior to surrender, and payment date subsequent to surrender. No interest shall be payable with respect to such dividends upon surrender of outstanding certificates.

         Business of Tysons Pending the Merger

         Tysons has agreed that prior to the Merger Effective Date, it will operate its business substantially as presently operated and in the ordinary course, and, consistent with such operation, will use its best efforts to preserve intact its present business organization and relationships with persons having business dealings with it. The Agreement contains a description of certain specified actions to be taken or refrained from by Tysons in satisfying this undertaking.

         Tysons further has agreed that, prior to the Merger Effective Date, it will consult and reasonably cooperate with BankGroup regarding credit, investment, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves), all with the objective of becoming consistent on a mutually satisfactory basis with BankGroup and generally accepted accounting principles prior to the Merger Effective Date. See Paragraph (K) of Article V of the Agreement.

         Conditions to Consummation of the Merger

         Consummation of the Merger is conditioned upon the approval of the holders of at least two-thirds of the outstanding Tysons Common Stock entitled to vote at Tysons Shareholder Meeting. The Merger must be approved by the Federal Reserve Board and the SCC, applications for which have been or will be filed and approvals for which are expected to be received. The balance of a loan made to the ESOP from Richard Schwartz must be repaid and holders of certain warrants and options must agree to exercise or exchange such warrants and options. See "The Merger -- Interests of Certain Persons in the Merger." The obligations of Tysons and BankGroup to consummate the Merger are further conditioned upon the satisfaction of terms and conditions contained in the Agreement usual for transactions of this type, including continued accuracy of certain representations and warranties made by Tysons and BankGroup, the absence of material adverse change in Tysons' and BankGroup's businesses and the receipt of legal and accounting opinions. See Article VI of the Agreement.

         Termination

         The Agreement will be terminated, and the Merger abandoned, if shareholders of Tysons do not approve the Agreement and the Plan. Notwithstanding such approval by such shareholders, the Agreement also may be terminated at any time prior to the Merger Effective Date by mutual consent, upon breach of the Agreement, if the Merger is not effective by March 31, 1998, and upon the occurrence of certain other events specified in the Agreement. See
Article VII of the Agreement.

         Operations After the Merger

         After consummation of the Merger, Tysons will continue generally to conduct the business presently conducted by Tysons.

         Interests of Certain Persons in the Merger

         Certain members of the Tysons Board and Tysons management may be deemed to have interests in the Merger in addition to their interests as shareholders of Tysons generally. These include, among other things, indemnification of ESOP Trustees, indemnification and directors' and officers' liability insurance for Tysons directors and officers, eligibility of Tysons employees for certain BankGroup employee benefits, the impact of the Merger under Terrie G. Spiro's employment agreement, the repayment of a loan to the ESOP from a member of the Tysons Board, exchange of Tysons Directors Options in return for shares of BankGroup Common Stock, conversion of Tysons ISOs into options with respect to BankGroup Common Stock and the requirement to exercise or exchange the Tysons Warrants. In each case, Tysons Board was aware of their potential interests, and considered them, among other matters, in approving the Agreement and the transactions contemplated thereby.

         The Directors of the Bank are expected to continue to serve on the Bank's Board and Board Committees. Such directors are expected to continue to receive fees for serving as members of the Bank's Board of Directors and its Committees.

         The ESOP owes Richard Schwarz $325,000 in respect of a loan he made to the ESOP to fund the ESOP's purchases of Tysons Common Stock. Tysons is required under the Agreement to repay or cause such loan to be repaid prior to the Merger Effective Date. See "-- Employee Benefits."

         In October 1996, Ms. Spiro and Tysons executed a new employment agreement which was amended on April 21, 1997 (the "Employment Agreement"). The following is a summary of the material terms of the Employment Agreement. The term of employment was deemed to have commenced January 1, 1996 and continues for a period of four years unless terminated. After completion of the initial four years, the agreement will automatically be extended for an additional year, and shall thereafter be extended on a year-to-year basis unless either party gives six months prior notice of intention to terminate, subject to the provisions set forth below following a change in control. According to the terms of the Employment Agreement, Ms. Spiro received a base salary of $130,000 in 1996 (increased to $140,000 for 1997) and benefits including, but not limited to, individual contributory health insurance, term life insurance policy, the cost of annual dues to one country club and one dining club membership. Ms. Spiro's Employment Agreement entitles her to receive incentive stock options annually based upon certain performance objectives. The Employment Agreement also provides for incentive bonus compensation if, during each calendar year, the Bank meets certain performance objectives, including but not limited to: (i) asset quality; (ii) asset growth; and (iii) net income before taxes. In the event of a hostile takeover or a change in control of Tysons or the Bank, Tysons will pay to Ms. Spiro an amount equal to two times base salary and bonuses. Tysons maintains a key-person insurance policy on the life of Ms. Spiro.

         Upon the occurrence of a change in control such as the Merger, in the event of termination of Ms. Spiro's employment by either party for certain permitted specified reasons set forth in the Employment Agreement, Tysons or the Bank shall pay to Ms. Spiro an amount equal to 2.0 multiplied by the sum of (i) her annual base compensation at the rate in effect immediately prior to the change in control, and (ii) the most recent annual "short term performance bonus" (as defined in the Employment Agreement) paid or payable to Ms. Spiro, the full fiscal year ended prior to the fiscal year during which a change in control occurred. Such payment shall be reduced as necessary to eliminate the imposition of certain taxes to such payment, in accordance with the provisions of the Employment Agreement.

         Tysons has agreed to indemnify the Trustees of the ESOP in connection with their service as fiduciaries.

         Other than as set forth above and elsewhere herein, no director or executive officer of Tysons or BankGroup has any direct or indirect material interest in the Merger, except in the case of directors and executive officers of Tysons insofar as ownership of Tysons Common Stock, Tysons Warrants and Directors Options might be deemed such an interest.

         Indemnification; Liability Insurance

         BankGroup agrees that for the period of the relevant statute of limitations but in no event less than six years following the Merger Effective Date, it shall cause Tysons and any successor thereto to indemnify and hold harmless any person who has rights to indemnification from Tysons to the same extent and on the same conditions as such person is entitled to indemnification pursuant to Tysons' Bylaws as in effect on the date of the Agreement, to the extent legally permitted to do so, with respect to matters occurring on or prior to the Merger Effective Date (regardless of whether a claim is asserted in connection therewith on or prior to the Merger Effective Date or thereafter), as detailed in Paragraph K of Article VIII of the Agreement. BankGroup shall use its reasonable best efforts to provide coverage to the officers and directors of Tysons under BankGroup's policy or policies of directors' and officers' liability insurance on the same or substantially similar terms then in effect for the directors and officers of BankGroup as further detailed in Paragraph K of Article VIII of the Agreement.

         Tysons has agreed to indemnify the Trustees of the ESOP in connection with their service as fiduciaries.

         Additionally, Tysons shall have the power to indemnify its directors and officers against liability for acts or omissions before the Merger Effective Date to the extent permitted under Virginia law.

         Employee Benefits

         Upon consummation of the Merger, as soon as administratively practicable employees of Tysons shall be entitled to participate in BankGroup's pension, severance, benefit and similar plans on the same terms and conditions as employees of BankGroup and its subsidiaries. Employees of Tysons shall be given full credit for past service with Tysons for purposes of eligibility and vesting in the BankGroup 401(k) plan. BankGroup shall cause Tysons to honor in accordance with their terms as in effect on the date hereof, or as amended after the date hereof with the prior written consent of BankGroup, all employment, severance, consulting and other compensation contracts and agreements executed in writing by both Tysons on the one hand and any individual current or former director, officer or employee thereof on the other hand.

         In addition to a 401(k) plan, Tysons Financial Corporation also presently maintains the Tysons Financial Corporation ESOP. A loan for $500,000 was made in June 1994 by the Trustees of the ESOP Trust from Richard Schwartz to acquire shares of Tysons Common Stock at the then fair market value (the "ESOP Loan"). Each year Tysons contributes sufficient funds to the ESOP to make scheduled payments under the ESOP Loan. The acquired shares are held as collateral for the ESOP Loan and released for allocation to participating employees' ESOP accounts as payments are made on the loan. As of December 8, 1997, the principal balance of the ESOP Loan was $325,000.

         The Agreement provides that Tysons is to cause the ESOP Loan to be repaid in full prior to the closing of the Merger, after Tysons and BankGroup agree that the Merger will close and notification is provided by BankGroup that all conditions necessary for the Merger to close have occurred. The ESOP will be terminated as soon as practicable following the Merger.

         Exchange of Tysons Warrants

         Each holder of Tysons Warrants shall be asked to enter into a written agreement with Tysons, reasonably acceptable to BankGroup, to cause a termination of its Warrants effective as of immediately prior to the Merger Closing. It is expected that such holders, as of immediately prior to the Merger Closing, will have either exercised their warrants or exchanged them for that number of shares of Tysons' Common Stock equal to the percentage obtained by applying the Warrant Exchange Ratio.

         Exchange of Directors Options

         As of a date which is no later than 30 days before the Merger Closing, Tysons shall enter into a written agreement with each holder of a Directors Option for the express benefit of and reasonably satisfactory to BankGroup to exchange such Directors Options as of the Merger Closing, in full satisfaction of the optionee's rights under such Directors Option that number of shares of BankGroup Common Stock equal to the quotient obtained by dividing (y) the Strike Price by (z) the Option Ratio. If the Option Ratio computed in accordance with the immediately preceding sentence is less than the Bottom Ratio, the Option Ratio shall be the Bottom Ratio; if the Option Ratio computed in accordance with the immediately preceding sentence is greater than the Top Ratio, the Option Ratio shall be the Top Ratio.

         Conversion of ISOs

         As of the Merger Closing, all ISOs to purchase shares of Tysons Common Stock which are then outstanding and unexercised shall automatically be converted into and become options with respect to BankGroup Common Stock adjusted to reflect the Exchange Ratio, and subject to the BankGroup Stock Option Plan.

         Certain Federal Income Tax Consequences

         The following discussion summarizes certain Federal income tax consequences of the Merger to holders of Tysons Common Stock. The discussion does not address all aspects of Federal income taxation that may be relevant to particular holders of Tysons Common Stock and may not be applicable to holders of Tysons Common Stock that are not citizens or residents of the United States or to holders of Options or Warrants, nor does the discussion address the effect of any applicable foreign, state, local or other tax laws. This discussion assumes that holders of Tysons Common Stock hold such shares as capital assets within the meaning of section 1221 of the Code. EACH HOLDER OF TYSONS COMMON STOCK, OPTIONS OR WARRANTS SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

         In the opinion of Venable, Baetjer, Howard & Civiletti, LLP, counsel to Tysons, under current law the Merger will qualify as a reorganization under section 368(a) of the Code, and Tysons and BankGroup will each be a party to the reorganization within the meaning of section 368(b) of the Code. In rendering such opinion, counsel has relied upon certain representations regarding, among other things, the lack of previous dealings between Tysons and BankGroup, the existing and future ownership of Tysons Common Stock and BankGroup Common Stock, and the future business plans for BankGroup.

         As a tax-free reorganization, the Merger will have the following Federal income tax consequences for holders of Tysons Common Stock, Tysons and
BankGroup:

         1. No gain or loss will be recognized by holders of Tysons Common Stock as a result of the exchange of Tysons Common Stock pursuant to the Merger, except that gain or loss will be recognized on the receipt of cash, if any, received in lieu of fractional shares. Any cash received by a holder of Tysons Common Stock in lieu of a fractional share will be treated as received in exchange for such fractional share and not as a dividend, and any gain or loss recognized as a result of the receipt of such cash will be capital gain or loss equal to the difference between the cash received and the portion of the holder's basis in Tysons Common Stock allocable to such fractional share interest.

         2. A holder who exchanges his or her shares of Tysons Common Stock for BankGroup Common Stock will have an aggregate tax basis in the shares of BankGroup Common Stock (including any fractional share interest, but reduced for any amount allocable to fractional share interests for which cash is received) equal to his or her tax basis in the shares of Tysons Common Stock exchanged therefor.

         3. A holder's holding period for shares of BankGroup Common Stock (including any fractional share interest) received in the Merger will include his or her holding period for the shares of Tysons Common Stock exchanged therefor if they are held as a capital asset at the Merger Effective Date.

         4. Neither Tysons nor BankGroup will recognize gain or loss as a result of the Merger.

         Dissenters' Appraisal Rights

         Under the Virginia Stock Corporation Act (the "VSCA"), a stockholder does not have appraisal rights in certain circumstances, including a merger, if such stockholder's stock is listed on a national exchange or is designated on the Nasdaq System. As Tysons Common Stock is traded on the Nasdaq SmallCap Market under the symbol "TYFC" and as Tysons stockholders will not receive anything other than cash or shares of BankGroup Common Stock in the merger, dissenters' appraisal rights will not be available with respect to the merger.

   TYSONS BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE AGREEMENT AND THE PLAN.

                       MAINSTREET BANKGROUP INCORPORATED

General

         BankGroup is a multi-bank holding company headquartered in Martinsville, Virginia, with total assets of $1.5 billion at September 30, 1997. Organized in 1977, BankGroup through its nine affiliate banks (the "BankGroup Banks"), and MainStreet Trust Company, National Association, a nationally chartered trust company ("Trust Company") engages in a general banking business and provides a broad spectrum of full-service banking and trust services to consumers, businesses, institutions and governments, including accepting demand, savings and time deposits; making commercial, personal, installment, mortgage and construction loans; issuing letters of credit; and providing discount brokerage, trust services, bank-card services, mortgage banking and investment services.

         The BankGroup Banks seek customers whose total financial requirements they can serve. As a result, most of the BankGroup Banks' business customers are small and medium-sized entities. While BankGroup considers this middle market to be its primary business market, BankGroup's lead bank, Piedmont Trust Bank ("Piedmont"), has banking relationships with many of the larger textile and furniture manufacturing companies located in its market area.

         Principal markets served are the City of Martinsville and Henry County; the Town of Hillsville and City of Galax, and Carroll and Grayson Counties; the Towns of Ferrum and Rocky Mount and Franklin County; the Town of Forest, City of Lynchburg, and Bedford, Campbell and Amherst Counties; the Town of Stuart and Patrick County; the Towns of Saltville and Chilhowie and Smyth County, the Towns of Mechanicsville and Ashland and Hanover and Henrico Counties; and the City of Clifton Forge and Allegheny, Bath and northern Botetourt Counties, Virginia and contiguous areas. BankGroup's affiliate Banks operate a total of 38 offices.

         BankGroup continually seeks acquisition opportunities for banks and bank related financial institutions. BankGroup's acquisition philosophy permits the BankGroup Banks to operate as separately chartered banks with their historical names and board of directors. BankGroup believes that this philosophy maintains community loyalty at the Banks and has a positive effect on operating performance. BankGroup seeks to capitalize on the local identity of the BankGroup Banks while providing the services and efficiencies of a larger bank holding company.

         During 1994, BankGroup moved to a centralized approach in management, providing direction to the BankGroup Banks and performing selected services in the compliance, data processing, financial management, human resources, investment, accounting, marketing, mortgage, trust and audit areas. The BankGroup Banks are still permitted to approve loans up to a certain credit limit, above which central credit administration must consent. The BankGroup Banks also still must approve investments and other activities consistent with past practices and the needs of their communities. To coordinate the activities of the BankGroup Banks and to maintain internal controls, BankGroup utilizes a planning and budgeting process which involves BankGroup officers, presidents of the BankGroup Banks, and principal department heads. Performance targets and budget goals are developed for each Bank on an annual basis, with financial and operating results reported and reviewed periodically during the year.

         During 1997, BankGroup organized Trust Company to offer fiduciary services in all the markets served by its affiliate banks and elsewhere. This centralized approach to fiduciary services allows BankGroup affiliates to offer to the customer a broader array of more sophisticated products more efficiently and effectively than could otherwise be accomplished.

         During 1997, BankGroup also organized a statutory business trust subsidiary under Delaware law: MainStreet Capital Trust I ("MSBC Trust"). BankGroup is the owner of all of the beneficial interests represented by the common securities of the MSBC Trust. The capital securities of the MSBC Trust are held by investors. The MSBC Trust exists for the exclusive purpose of issuing securities and investing the proceeds in approximately $50,000,000 junior subordinated deferrable interest debentures to be issued by BankGroup and certain other limited activities.

The BankGroup Banks

         Piedmont Trust Bank. Piedmont was incorporated in 1921 under the laws of Virginia. Piedmont's main office is in the City of Martinsville, a commercial center in southwest Virginia, and it has five branches in Martinsville and Henry County. Its primary service area has a population of approximately 72,400 and its economy is oriented toward the textile, furniture and prebuilt housing industries. Piedmont is insured by the FDIC and is supervised and examined by the Federal Reserve Board and the SCC. It engages in a general commercial banking business and offers the range of banking services that can be expected of a banking organization of its size. Piedmont is the largest bank in the Martinsville trade area with total assets of approximately $543.8 million, deposits of approximately $322.2 million and loans, net of unearned income, of approximately $348.0 million at September 30, 1997.

         Bank of Carroll. Bank of Carroll ("Carroll"), incorporated in 1971 under the laws of Virginia, was acquired by BankGroup in 1977. At September 30, 1997, it had total assets of approximately $72.2 million. Its main office is located in Hillsville, Carroll County, Virginia, and it has branches in Cana and Galax, Virginia. Its primary service area has a population of approximately 34,000. Carroll is supervised and examined by the Federal Reserve Board and the SCC and engages in a general commercial banking business.

         Bank of Ferrum. Bank of Ferrum ("Ferrum"), incorporated in 1917 under the laws of Virginia and converted during the 1920's to a national bank, was acquired by BankGroup in 1981. As of June 1, 1995, Ferrum converted its charter to a state bank under the laws of Virginia. When Ferrum converted to a state charter on June 1, 1995, the name changed from First National Bank of Ferrum to Bank of Ferrum. At September 30, 1997, it had total assets of approximately $136.1 million. Its main banking office is located at Ferrum, Virginia, with branches at Oak Level and two offices located in Rocky Mount, Virginia. Ferrum currently has an office under construction in Franklin County at Smith Mountain Lake. Its primary service area has a population of approximately 43,000. Ferrum is supervised and examined by the Federal Reserve Board and the SCC and engages in a general commercial banking business.

         First Community Bank. First Community Bank ("Community"), incorporated in 1978 under the laws of Virginia, was acquired by BankGroup in 1983. At September 30, 1997, it had total assets of approximately $157.4 million. Community's main office is located in Forest, Virginia, and it operates six branches in the Lynchburg and Forest area. Its primary service area has a population of approximately 130,000. Community is regulated by the Federal Reserve Board and the SCC. Retail and commercial banking services are provided for customers in Forest, Bedford, Campbell and Amherst Counties and the City of Lynchburg, Virginia.

         The First Bank of Stuart. The First Bank of Stuart ("Stuart") was incorporated in 1920 as a national bank and acquired by BankGroup in 1986. Stuart converted its charter to a state bank and began operating as a state banking corporation on September 1, 1995. When Stuart was converted to a state charter on September 1, 1995, the name changed from The First National Bank of Stuart to The First Bank of Stuart. At September 30, 1997, it had total assets of approximately $157.8 million. Its main office is located in Stuart, Virginia, and it has five other offices all located in Patrick County, Virginia. It's primary service area has a population of approximately 17,600. Stuart is the largest bank in Patrick County. Stuart is regulated by the Federal Reserve Board and the SCC.

         The First Community Bank of Saltville. The First Community Bank of Saltville ("Saltville") was established in 1903 as a state bank under the laws of Virginia and was incorporated in 1918 as a national bank and acquired by BankGroup in 1986. As of August 1, 1995, Saltville completed its conversion from a national bank to a Virginia banking corporation. When Saltville converted to a state charter on August 1, 1995, the name changed from The First National Bank of Saltville to First Community Bank of Saltville. At September 30, 1997, it had total assets of approximately $136.3 million. Its main office is located in Saltville, Virginia, and it has two other offices located in Smyth County. Saltville is the third largest of the four banks in Smyth County. Its primary service area has a population of approximately 33,300. Saltville engages in a general commercial banking business and is regulated by the Federal Reserve Board and the SCC.

         The First National Bank of Clifton Forge. The First National Bank of Clifton Forge ("Clifton Forge") was incorporated as a national bank in 1901 and was acquired in 1996. At September 30, 1997, it had total assets of $127.0 million. Its primary service area has a population of 22,600 and includes the city of Clifton Forge and Alleghany, Bath and northern Botetourt counties in Virginia. Clifton Forge is supervised and examined by the OCC and engages in general commercial banking business.

         Hanover Bank. Hanover Bank ("Hanover") was incorporated under the laws of Virginia in 1988 and was acquired in 1996. At September 30, 1997, it had assets of $144.6 million. Hanover's main office is located in Mechanicsville, and it has four branches in Hanover and Henrico counties. Its primary service area has a population of 305,000. Hanover engages in general commercial banking business and is supervised and examined by the Federal Reserve Board and the SCC.

         MainStreet Trust Company, National Association. Trust Company was incorporated as a national banking association in 1997 with its business limited to trust and related fiduciary services. At September 30, 1997, it had assets in excess of $736.2 million under management including substantially all of the trust assets of Piedmont which were transferred to Trust Company on January 1, 1997. Its primary service area includes the markets of all its affiliate banks. Trust Company is supervised and examined by the OCC and engages solely in the provision of trust and fiduciary services.

         Commerce Bank Corporation. Commerce Bank Corporation ("Commerce") was incorporated under the laws of Maryland in 1987, commenced business in 1989 and was acquired in 1997. At September 30, 1997, it had assets of $90.1 million. Commerce's main office and three branches are located in Prince George County, Maryland. It's primary service area is Prince George's County, Maryland. Commerce is supervised and examined by the Federal Reserve Board and the Maryland Division of Financial Regulation.

Recent Developments

         On October 27, 1997, BankGroup announced that it had reached an agreement to acquire Regency Financial Shares, Inc., ("Regency") a Virginia corporation, located in Richmond, Virginia, subject to shareholder and regulatory approval. Under the terms of the agreement, BankGroup agreed to pay shareholders of Regency the equivalent of $13.00 per share for each share of Regency's Common Stock outstanding. The transaction is valued at approximately $18.2 million, which will be paid in BankGroup Common Stock. The exchange ratio will be determined during a measurement period prior to the consummation of the transaction which is expected around February 28, 1998, or as soon thereafter as practicable. The transaction will be treated as a pooling of interests.

         In addition, it is a condition of the merger that Regency's outstanding 7,000 directors' options be exercised or that each holder of a directors' option agree to the redemption of their directors' options for that number of shares of BankGroup Common Stock equal to the quotient obtained by dividing (y) the difference between $13.00 minus the respective strike price for such option by
(z) the average BankGroup share price. It is also a condition of closing that every holder of an option granted to employees of Regency to purchase Regency Common Stock shall agree to accept the conversion of such option with respect to BankGroup Common Stock as contemplated in the merger agreement between BankGroup and Regency.

         Regency has one wholly owned subsidiary, Regency Bank ("RB") located in the city of Richmond, Virginia. RB's main office and two branches are located in Richmond and Midlothian, Virginia. At September 30, 1997, Regency reported total assets of $75.0 million.

         After the execution of the Agreement and Plan of Merger, Tysons reported to BankGroup the existence of borrower misconduct involving a small portion of its loan portfolio. Relying substantially on assurances from Tysons' management and statements by Tysons' outside auditors, BankGroup decided to proceed with the transaction. Any statements made by the auditors were not based on any procedures performed for purposes of the Merger, although the auditors performed for their own purposes certain limited procedures with respect to certain elements of Tysons' loan portfolio. Although the ultimate exposure which may arise from these events cannot be predicted with certainty at this time, Tysons and BankGroup believe that such exposure would not result in a material adverse impact on their consolidated financial position.

              PRICE RANGE OF BANKGROUP COMMON STOCK AND DIVIDENDS

         BankGroup Common Stock is traded in the over-the-counter market and is quoted on the Nasdaq National Market system under the symbol "MSBC." The following table sets forth for the periods indicated the high and low closing prices per share of BankGroup Common Stock as reported on the Nasdaq National Market system, and the cash dividends paid per share of BankGroup Common Stock. Information in the table gives effect to a 5-for-4 stock split in the form of a stock dividend effective July 15, 1993 and a 2-for-1 stock split in the form of a stock dividend effective March 4, 1996.

                                                                Price Range
                                                                -----------
                                                   High              Low            Dividends
                                                   -----             ----           ----------
1995
         First Quarter                            $11.750          $ 9.375             $.08
         Second Quarter                            13.125           11.000              .10
         Third Quarter                             13.125           11.875              .09
         Fourth Quarter                            13.750           12.625              .10

1996
         First Quarter                             17.00            12.75               .11
         Second Quarter                            17.00            15.50               .11
         Third Quarter                             19.50            16.25               .13
         Fourth Quarter                            19.50            16.75               .14

1997
         First Quarter                             23.25            18.00               .14
         Second Quarter                            28.00            18.75               .14
         Third Quarter                             29.50            24.75               .14

As of September 30, 1997 there were approximately 3,524 holders of record of the outstanding shares of BankGroup Common Stock.

         The payment of future dividends will depend upon future earnings of BankGroup, its financial condition and other relevant factors, including the amount of dividends payable to BankGroup by the BankGroup Banks. Various federal and state laws, regulations and policies limit the ability of BankGroup's subsidiary banks to pay dividends to BankGroup, which affects BankGroup's ability to pay dividends to shareholders. See "Regulation and Supervision."


                          TYSONS FINANCIAL CORPORATION

Description of Business

         Tysons was incorporated in Virginia on December 29, 1989 as a bank holding company to own and control all of the capital stock of the Bank. The Bank commenced its operations on July 1, 1991 in its primary service area in Fairfax County, Virginia. The headquarters of Tysons and the Bank are located in an area known as Tysons Corner. Tysons Corner is approximately 13 miles due west of Washington, D.C. and within 20 to 30 minutes from other locations such as Dulles International Airport, Washington National Airport and suburban Maryland. The Bank also operates three additional branches located in Reston, McLean and Fairfax City, Virginia. At September 30, 1997, Tysons had total assets of $98.0 million, total loans, net of unearned income, of $62.1 million, total deposits of $86.6 million and stockholders' equity of $8.7 million.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

         Tysons' Common Stock, par value $5.00 per share trades on the Nasdaq SmallCap Market under the symbol "TYFC." Tysons became listed on the Nasdaq SmallCap Market with its offering in May 1996. Prior to this offering, trades in Tysons' stock occurred infrequently on a local basis and generally involved a relatively small number of shares. Based on information made available to it, Tysons believes that the selling price for the Tysons' Common Stock ranged as set forth on the following table.

                 1995                           January 1, 1996 - April 30, 1996
                 ----                           --------------------------------

             $6.50 - $8.25                               $6.875 - $7.125

Based on the Nasdaq SmallCap Market information the selling price for the Tysons Common Stock ranged as set forth on the following table.

May 1, 1996 -       July 1, 1996 -      Oct. 1, 1996 -      Jan. 1, 1997 -      Apr. 1, 1997 -   July 1, 1997 -
June 30, 1996      Sept. 30, 1996       Dec. 31, 1996       Mar. 31, 1997       June 30, 1997    Sept. 30, 1997
-------------      --------------       -------------       -------------       -------------    ---------------

$8.50 - $9.75       $8.00 - $9.75       $9.00 - $10.75     $10.50 - $12.75    $10.75 - $14.00     $12.87 - $15.00

Holders

         As of September 30, 1997, there were approximately 1,001 holders of record of the Tysons Common Stock and 1,071,119 shares of Tysons Common Stock issued and outstanding. In addition, as of such date there were 359,735 shares of Tysons Common Stock issuable pursuant to currently outstanding warrants and stock options.

Dividends

         Tysons has not paid any dividends since its inception. It is anticipated that earnings will be retained for several years to expand the Bank's capital base to support asset growth and that no cash dividends will be paid on Tysons' stock for the foreseeable future. In making any determination with respect to the payment of dividends in the future, Tysons' earnings, financial condition and capital requirements will be taken into consideration. Moreover, the National Bank Act limits dividend payments by national banks, which in turn could limit Tysons' ability to pay dividends. See also the discussion under "Regulation and Supervision."

             OWNERSHIP BY CERTAIN BENEFICIAL OWNERS OF TYSONS STOCK

Security Ownership of Certain Beneficial Owners and Management

         The following information sets forth certain information regarding the beneficial ownership of Tysons Common Stock as of December 16, 1997, the most recent practicable date, by each of Tysons' and the Bank's directors and nominees and by each person known by Tysons to own beneficially more than 5% of Tysons' voting securities and by the officers and directors of Tysons as a group, including the number of shares beneficially owned by and percentage ownership of each such person as of such date.

                                                      Number of                   Percent of
Name of Beneficial Owner                           Shares Owned (1)                 Class (2)
Joel M. Birken                                            13,550(3)                   1.26%
8133 Leesburg Pike
Ninth Floor
Vienna, VA  22182





Michael Farnum                                            30,931(4)                   2.85%
1138 Swinks Mill Road
McLean, VA  22102

Alben G. Goldstein, M.D.                                  19,582(5)                   1.81%
6305 Castle Place, #2A
Falls Church, VA  22044

Zachary A. Kaye, M.D.                                     10,036(6)                   0.93%
14904 Jefferson Davis Hwy., Suite 408
Woodbridge, VA  22191

Beth W. Newburger                                         14,504(7)                   1.35%
1401 North Oak Street
Arlington, Virginia  22209

J. Patrick Rowland                                        75,290(8)                   6.79%
9435 Lakeside Drive
Vienna, Virginia  22182

Richard Schwartz                                          46,517(9)                   4.26%
880 South Pickett Street
Alexandria, VA  22304

William C. Sellery, Jr.                                   62,818(10)                  5.70%
1619 Montmorency Drive
Vienna, Virginia  22182

Terrie G. Spiro                                           43,142(11)                  3.90%
8200 Greensboro Drive, Suite 100
McLean, VA  22102

St. Clair J. Tweedie                                      41,117(12)                  3.77%
2665 Marcey Road
Arlington, VA  22207

Tysons Financial ESOP Trust                               57,171(13)                  5.34%
8200 Greensboro Drive
McLean, VA  22102

Nicholas L. Van Nelson                                    63,429(14)                  5.81%
1023 15th Street, NW
Washington, DC  20005

Stephen A. Wannall                                        11,800(15)                  1.10%
3025 Hamaker Court, Ste. 401
Fairfax, VA  22031

Officers and directors as a group of 16                  441,256(16)                 35.06%

(1) Information relating to beneficial ownership of Tysons Common Stock is based upon "beneficial ownership" concepts set forth in rules of the SEC under Section 13(d) of the Exchange Act. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within sixty days. Beneficial ownership may include spouses, minor children and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal. Included in the amount of shares beneficially owned are shares issuable upon the exercise of stock purchase warrants that were issued to the organizers of the Bank and Tysons. Tysons Warrants entitle the holder of such warrants to purchase Tysons Common Stock at $10.00 per share at any time during the term of the warrant. Tysons Warrants became exercisable on January 2, 1992, and have a term of ten years from July 1, 1991, the date the Bank opened for business. In the event of a capital call upon the Bank, the OCC will require the Tysons Warrants to be exercised at a price not less than current book value or be forfeited.

(2) Percent is calculated by treating shares subject to options or warrants held by the named individual for whom the percentage is calculated which are exercisable within the next 60 days as if outstanding, but treating shares subject to warrants or options held by others as not outstanding.

(3)      Includes options to purchase 1,500 shares.

(4) Includes warrants to purchase 4,054 shares and options to purchase 9,500 shares.

(5) Includes warrants to purchase 5,160 shares and options to purchase 4,350 shares.

(6) Includes warrants to purchase 3,686 shares and options to purchase 1,350 shares.

(7) Includes warrants to purchase 4,054 shares and options to purchase 1,450 shares.

(8) Includes warrants to purchase 14,743 shares and options to purchase 22,350 shares.

(9) Includes warrants to purchase 10,688 shares and options to purchase 10,350 shares.

(10) Includes warrants to purchase 14,743 shares and options to purchase 15,300 shares.

(11) Includes warrants to purchase 8,485 shares and options to purchase 25,205 shares.

(12) Includes warrants to purchase 14,743 shares and options to purchase 5,300 shares.

(13) The shares of Tysons Common Stock held in the ESOP Trust consist of shares which are allocated to accounts of participating employees and unallocated shares which will be released to participants' accounts each year as payments are made on a loan used to acquire the stock. The shares are voted by the ESOP Trustees, who are Terrie G. Spiro, President and Chief Executive Officer and Director, and Janet Valentine, Chief Financial and Accounting Officer. Pursuant to the documents governing the ESOP, each participant in the ESOP is entitled to direct the Trustees as to the manner in which the Tysons Common Stock which is allocated to such participant's account is to be voted. The Trustees are to vote all unallocated shares of Tysons Common Stock and all allocated shares for which timely participant instructions are not received in direct proportion to the shares of allocated Tysons Common Stock for which timely voting instructions are received from participants.

(14) Includes warrants to purchase 9,214 shares and options to purchase 10,100 shares.

(15)     Includes options to purchase 1,500 shares.

(16) Includes total warrants of 82,356 and stock options of 104,655 of which all are outstanding.

Vote Required to Approve Matters

         The affirmative vote of at least two-thirds of all the votes entitled to be cast is required for approval of the Agreement and the Plan.

         Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the meeting. Proxies marked with abstentions as to any proposal, and abstentions on any proposal by shareholders present at the meeting, will be treated as present and entitled to vote for purposes of determining the existence of a quorum and will have the practical effect of a negative vote as to that proposal. In the event of a broker non-vote (i.e., a proxy from brokers marked to indicate that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to the vote on a particular matter with respect to which the brokers or nominees do not have discretionary power to vote) with respect to any issue, the proxy will not be counted as present for purposes of determining the existence of a quorum and will count as a vote against the proposal.

                           REGULATION AND SUPERVISION

         Bank holding companies and banks operate in a highly regulated environment and are regularly examined by federal and state regulators. The following description briefly discusses certain provisions of federal and state laws and certain regulations and the potential impact of such provisions on BankGroup and Tysons. These federal and state laws and regulations have been enacted for the protection of depositors in national and state banks and not for the protection of shareholders of bank holding companies such as BankGroup. References to "BankGroup Banks" means the current subsidiary banks of BankGroup. References to "Banks" means all BankGroup Banks and Tysons Bank. For purposes of the Regulation and Supervision section only, "Tysons Bank" means Tysons National Bank.

         Beginning with the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and following with the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), numerous additional regulatory requirements have been placed on the banking industry in the past six years, and additional changes have been proposed. The operations of BankGroup, Tysons and their subsidiary banks may be affected by legislative changes and the policies of various regulatory authorities. Neither BankGroup nor Tysons is able to predict the nature or the extent of the effect on its business and earnings that fiscal or monetary policies, economic control, or new federal or state legislation may have in the future.

Bank Holding Companies

         As bank holding companies registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"), BankGroup and Tysons are subject to regulation by the Federal Reserve Board. The Federal Reserve Board has jurisdiction under the BHCA to approve any bank or nonbank acquisition, merger or consolidation proposed by a bank holding company. The BHCA generally limits the activities of a bank holding company and its subsidiaries to that of banking, managing or controlling banks, or any other activity which is so closely related to banking or to managing or controlling banks as to be a proper incident thereto.

         With certain limited exceptions, the BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) acquiring substantially all the assets of any bank, (ii) acquiring direct or indirect ownership or control of any voting shares of any bank if after such acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares), or (iii) merging or consolidating with another bank holding company.

         In addition, and subject to certain exceptions, the BHCA and the Federal Change in Bank Control Act, together with regulations thereunder, require Federal Reserve Board approval (or, depending on the circumstances, no notice of disapproval) prior to any person or company acquiring "control" of a bank holding company, such as Tysons. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. With respect to corporations with securities registered under the Exchange Act, under Federal Reserve Board regulations control will be rebuttably presumed to exist if a person acquires at least 10% of any class of voting securities of the corporation. The regulations provide a procedure for challenge of the rebuttable control presumption. Tysons registered its stock under the Exchange Act with its stock offering in May 1996.

         Under the BHCA, BankGroup and Tysons are generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in non-banking activities, unless the Federal Reserve, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve has determined by regulation to be proper incidents to the business of banking include making or servicing loans and certain types of leases, engaging in certain insurance and securities brokerage activities, performing certain data processing services, acting in certain circumstances as a fiduciary or investment or financial advisor, owning savings associations and making investments in certain corporations or projects designed primarily to promote community welfare.

         In accordance with Federal Reserve Board policy, BankGroup and Tysons are expected to act as a source of financial strength and commit resources to their respective subsidiary Banks. Under the BHCA, the Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a non-bank subsidiary (other than a non-bank subsidiary of a bank) upon the Federal Reserve Board's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or non-bank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.

         In the liquidation or other resolution by any receiver of a bank insured by the FDIC, the claims of depositors have priority over the general claims of other creditors. Hence, in the event of liquidation or other resolution of a banking subsidiary of BankGroup or Tysons, the general claims of BankGroup or Tysons, respectively, as creditor of such banking subsidiary would be subordinated to the claims of the depositors of such banking subsidiary, even if the claims of BankGroup or Tysons were not by their terms so subordinated.

         In addition, the "cross-guarantee" provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by either as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interest of the Savings Association Insurance Fund (the "SAIF") or the Bank Insurance Fund ("BIF") or both. The FDIC's claim for reimbursement is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution.

         Federal law permits bank holding companies from any state to acquire bank and bank holding companies located in any other state. Effective June 1, 1997, the law allowed interstate bank mergers, subject to earlier "opt-in" or "opt-out" action by individual states. The law currently allows interstate branch acquisitions and de novo branching if permitted by the host state. Virginia adopted early "opt-in" legislation that allowed interstate bank mergers as of July 1, 1995. These laws also permit interstate branch acquisitions and de novo branching in Virginia by out-of-state banks if reciprocal treatment is accorded Virginia banks in the state of the acquirer.

         BankGroup and Tysons are registered under bank holding company laws of Virginia. Accordingly, BankGroup, Tysons and their respective subsidiary banks are subject to further regulation and supervision by the SCC.

         A registered bank holding company must provide the SCC with information regarding the financial condition, operations, management and intercompany relationships of the holding company and its subsidiaries. The SCC may also require additional information it deems necessary to keep itself informed about whether the provisions of Virginia law and the regulations and orders issued thereunder by the SCC have been complied with, and may make examinations of any bank holding company and its subsidiaries.

         Under the Virginia banking laws, it is unlawful without the prior approval of the SCC for any Virginia bank holding company to acquire direct or indirect ownership or control of more than 5% of the voting securities of any bank or other bank holding company.

Capital Regulations

         The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, account for off-balance sheet exposure and minimize disincentives for holding liquid assets. The resulting capital ratios represent qualifying capital as a percentage of total risk-weighted assets and off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimums. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, certain qualifying subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.

         Under these guidelines, banks' and bank holding companies' assets are given risk-weights of 0%, 20%, 50% and 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating. On September 6, 1996, the OCC revised its risked-based capital rules to supplement and adjust its risk-based capital ratios for certain banks whose trading activity equals 10% or more of total assets or $1 billion or more. These new rules became effective January 1, 1997, but compliance is not required until January 1, 1998. As of September 30, 1997, neither Tysons Bank nor the BankGroup subsidiaries regulated by the OCC conduct trading activities and therefore are not required to comply with these rules.

         The federal bank regulatory authorities have also implemented a leverage ratio, which is Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points.

         FDICIA established a new capital-based regulatory scheme designed to promote early intervention for troubled banks and requires the FDIC to choose the least expensive resolution of bank failures. The new capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." To qualify as a "well capitalized" institution, a bank or bank holding company must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6% and a total risk-based capital ratio of no less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. As of September 30, 1997, Tysons' leverage ratio was 8.66%, its Tier 1 risk-based ratio was 11.18% and its total risk-based capital ratio was 12.23%. As of September 30, 1997, Tysons was "well capitalized."

         The Tier 1 and total capital to risk-weighted asset ratios of BankGroup as of September 30, 1997 were 13.68% and 14.94%, respectively, exceeding the minimums required. The Tier 1 capital leverage ratio of BankGroup as of September 30, 1997, was 8.09%.

         Under the FDICIA regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution will increase, and the permissible activities of the institution will decrease, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to (i) submit a capital restoration plan; (ii) raise additional capital; (iii) restrict their growth, interest rates on deposits and other activities; (iv) improve their management; (v) eliminate management fees; or (vi) divest themselves of all or part of their operations. Bank holding companies controlling financial institutions can be called upon to boost the institutions' capital and to partially guarantee the institution's performance under their capital restoration plans. As of September 30, 1997 and December 31, 1996, BankGroup, Tysons and their respective subsidiary banks met regulatory minimum capital requirements.

         In August of 1995, the federal bank regulatory agencies revised their capital adequacy guidelines to provide explicitly for consideration of interest rate risk in the overall determination of a bank's minimum capital requirement. The intended effect is to ensure that banking institutions effectively measure and monitor their interest rate risk and that they maintain adequate capital for the risk. A banking institution deemed to have excessive interest rate risk exposure may be required to maintain additional capital. This revision in the capital adequacy guidelines has not had a material adverse effect on BankGroup or Tysons to date, and BankGroup and Tysons do not believe that it will have a material adverse effect on either of them, respectively.

         FDICIA also requires each federal bank regulatory agency to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, as well as reflect the actual performance and expected risk of loss on multi-family mortgages. Rules have been promulgated with respect to concentration of credit risk and the risks of non-traditional activities, and also as to the risk of loss on multi-family mortgages. In August 1995, the federal bank regulatory agencies revised their risk-based capital standards to provide explicitly for consideration of interest rate risk in the overall determination of a bank's minimum capital requirement. BankGroup does not expect any of these rules and revisions in the capital adequacy guidelines, either individually or in the aggregate, to have a material impact on its capital requirements. However, the risk-based capital guidelines, as they may be further developed and changed, could adversely affect an institution's capital position and subject it to more stringent regulatory requirements.

Limits on Dividends and Other Payments

         BankGroup.

         BankGroup is a legal entity separate and distinct from its subsidiary institutions. Most of BankGroup's revenues come from dividends paid by the BankGroup Banks. Each of the Banks (with the exception of Clifton Forge) is a state member bank of the Federal Reserve System. As a result, the Banks (with the exception of Clifton Forge) are regulated by the Federal Reserve Board and the SCC. Clifton Forge and Trust Company are national banking associations and are regulated by the OCC, and in addition, Clifton Forge is a member bank of the Federal Reserve System and regulated by the Federal Reserve Board. There are various regulatory limitations applicable to the payment of dividends by the BankGroup Banks as well as the payment of dividends by BankGroup to its shareholders. Under laws of Virginia applicable to the BankGroup Banks (with the exception of Clifton Forge), prior approval from the bank regulatory agencies is required if cash dividends declared in any given year exceed net income for that year plus net income for the prior two years less all dividends paid during the current year and two prior years. National banking associations like Clifton Forge and Trust Company are permitted to pay dividends out of undivided profits but until their surplus equals their capital, dividends are generally prohibited unless at least a tenth of their net income for the preceding half year (if the dividend is a quarterly or semiannual dividend) or for the preceding two consecutive half year periods (if the dividend is an annual dividend) have been carried into surplus. In the case of Clifton Forge, Trust Company and BankGroup, the payment of dividends may also be limited by other factors, such as requirements to maintain capital above regulatory guidelines. Under existing supervisory practices, at September 30, 1997, the BankGroup Banks could have paid additional dividends of $23.7 million without obtaining prior regulatory approval. The Trust Company began its operations in 1997 and is not in a position to pay a dividend without prior regulatory approval. Bank regulatory agencies have authority to prohibit any BankGroup Bank, Trust Company or BankGroup from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the BankGroup Bank in question, Trust Company or BankGroup, could be deemed to constitute such an unsafe or unsound practice. The Federal Reserve has stated that, as a matter of prudent banking, a bank or bank holding company should not maintain its existing rate of cash dividends on common stock unless (1) the organization's net income available to common shareholders over the past year has been sufficient to fund fully the dividends and (2) the prospective rate of earnings retention appears consistent with the organization's capital needs, asset quality, and overall financial condition.

         Under the FDICIA, insured depository institutions such as the BankGroup Banks are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized" (as such term is used in the statute). Based on the BankGroup Banks current financial condition, BankGroup does not expect that this provision will have any impact on its ability to obtain dividends from the BankGroup Banks.

         In addition to limitations on dividends, the Banks are limited in the amount of loans and other extensions of credit that may be extended to BankGroup, and any such loans or extensions of credit are subject to collateral security requirements. Generally, up to 10% of each Bank's regulatory capital, surplus, undivided profits, allowance for loan losses and contingency reserves may be loaned to BankGroup. As of September 30, 1997, approximately $13.0 million of credit was available to BankGroup under this limitation.

         Tysons

         The principal source of Tysons' cash revenues comes from dividends received from Tysons Bank. The amount of dividends that may be paid by Tysons Bank to Tysons depends on Tysons Bank's earnings and capital position and is limited by federal law, regulations and policies. In addition, the Federal Reserve Board has stated that bank holding companies should refrain from or limit dividend increases or reduce or eliminate dividends under circumstances in which the bank holding company fails to meet minimum capital requirements or in which its earnings are impaired.

         As a national bank, the Tysons Bank may not pay dividends from its paid-in-capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one-tenth of the bank's net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. Under FDICIA, Tysons Bank may not pay a dividend if, after paying the dividend, Tysons Bank would be undercapitalized. See "Regulation and Supervision -- Capital Regulations."

Supervision of State Banks

         BankGroup Banks are supervised and regularly examined by the Federal Reserve Board and the SCC except that Clifton Forge is regulated by the OCC because it is a national banking association. Trust Company is regulated by the OCC because it is chartered as a national banking association, although its business is limited to the operation of a trust company. The BankGroup Banks and Trust Company are also subject to various requirements and restrictions under federal and (except for Clifton Forge) state law such as limitations on the types of services that they may offer, the nature of investments that they make, and the amounts of loans that may be granted. Various consumer and compliance laws and regulations also affect the operations of the BankGroup Banks. Federal and state fiduciary laws and regulations affect the operations of Trust Company. In addition to the impact of regulation, the BankGroup Banks are affected significantly by actions of the Federal Reserve Board in attempting to control the money supply and the availability of credit.

Supervision by Risk of National Banks

         In 1994, the OCC began to examine banks pursuant to a Supervision by Risk program. Both Tysons Bank and Clifton Forge are subject to Supervision by Risk examinations. Supervision by Risk requires examiners to determine how certain existing or emerging issues facing the bank or the banking industry affect the nature and extent of risks on that bank. This program leaves to bank management the responsibility of controlling risks, and the OCC assesses how well management has performed over time. Banks must measure the quantity of risk, the quality of risk management, the level of supervisory concern and the direction of risk.

Community Reinvestment Act

         The Banks also are subject to the requirements of the Community Reinvestment Act (the "CRA"). The CRA imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of those institutions. Until July 1, 1997, each financial institution's efforts in meeting community credit needs were evaluated as part of the examination process pursuant to twelve assessment factors.

         As a result of a 1993 Presidential initiative, each of the federal banking agencies recently approved a final rule establishing a new framework for the implementation of CRA. The new rule, which became fully effective on July 1, 1997, emphasizes an institution's performance in meeting community credit needs. Institutions are evaluated on the basis of a three pronged lending, investment and service test, with lending being of primary importance. CRA ratings will continue to be a matter of public record, and CRA performance will continue to be evaluated in connection with mergers, acquisitions and branch applications. Although the new rule is likely to have some impact on BankGroup's business practices, it is not anticipated that any changes will be material. BankGroup's Banks have attained either an "outstanding" or "satisfactory" rating on their most recent CRA performance evaluations, and Tysons Bank received a "satisfactory" CRA rating during its last CRA examination on January 3, 1995.

Deposit Insurance

         As institutions with deposits insured by BIF, the Banks also are subject to insurance assessments imposed by the FDIC. Currently, a risk-based assessment schedule imposes assessments on BIF deposits, ranging from -0- for well capitalized institutions to .27% of deposits for undercapitalized institutions. All banks in BankGroup currently are assessed as well capitalized. Based upon Tysons Bank's current risk classification, Tysons Bank is now required to pay a BIF assessment of $0.04 per $100 of domestic deposits.

         As a result of the Deposit Insurance Funds Act of 1996, a separate levy is assessed on all BIF- and SAIF-assessable deposits to bear the cost of bonds sold by the Financing Corporation ("FICO") for 1987-1989 in support of the former Federal Savings and Loan Insurance Corporation. The 1996 law makes the FDIC the collection agent for FICO. The FICO rates, subject to quarterly adjustment, are not tied to the FDIC risk classification.
For 1997, the FICO rate has ranged from .013% to .0126% of deposits.

Safety and Soundness Regulations

         The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." See "Regulation and Supervision -- Capital Regulations."

Transactions with Affiliates and Insiders

         The Banks are subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates including BankGroup and Tysons. In addition, limits are placed on the amount of advances to third parties collateralized by the securities or obligations of affiliates. Most of these loans and certain other transactions must be secured in prescribed amounts. The Banks are also subject to the provisions of Section 23B of the Federal Reserve Act that, among other things, prohibit an institution from engaging in transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with non-affiliated companies. The Banks are subject to restrictions on extensions of credit to executive officers, directors, certain principal shareholders and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties, and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

Other Regulations

         Interest and certain other charges collected or contracted for by the Banks are subject to state usury laws and certain federal laws concerning interest rates. The Banks' loan operations are also subject to certain federal laws applicable to credit transactions, such as the federal Truth-In-Lending Act governing disclosures of credit terms to consumer borrowers, the Home Mortgage Disclosure Act of 1975 requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves, the Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit, the Fair Credit Reporting Act of 1978, as amended, governing the use and provision of information to credit reporting agencies, the Fair Debt Collection Act governing the manner in which consumer debts may be collected by collection agencies, and the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws. The deposit operations of the Banks also are subject to the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that act, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of ATMs and other electronic banking services, and the Truth-in Savings Act, which requires accurate disclosures of certain items related to deposit accounts such as annual percentage yield ("APY"), duration of APY, minimum balance requirements and information about fees and penalties.

Uniform Financial Institution Ratings System ("UFIRS")

         UFIRS is a supervisory rating system used by the federal regulatory agencies to evaluate the soundness of depository institutions on a uniform basis. The agencies have implemented this system through CAMEL ratings that evaluate banks according to five factors: capital adequacy, asset quality, management, earnings and liquidity. Sensitivity to market risk was added as a sixth factor, effective January 1, 1997. The rating system is now referred to as CAMELS.

Governmental Monetary Policies and Economic Controls

         BankGroup and Tysons are affected by monetary policies of regulatory agencies, including the Federal Reserve Board, which regulates the national money supply in order to mitigate recessionary and inflationary pressures. Among the techniques available to the Federal Reserve Board are engaging in open market transactions in United States Government securities, changing the discount rate on bank borrowings, changing reserve requirements against bank deposits and limiting interest rates that banks may pay on time and savings deposits. These techniques are used in varying combinations to influence the overall growth of bank loans, investments and deposits. Their use may also affect interest rates charged on loans or paid on deposits. The effect of governmental policies on the earnings of BankGroup and Tysons cannot be predicted; however, modest short-term changes should have little effect so long as BankGroup and Tysons maintain their current interest sensitivity gap position.

Recent Legislative Developments

         From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. In particular, Congress is currently considering financial services legislation that would, among other things, substantially amend the Glass-Steagall Act and the BHCA, statutes that restrict the ability of banks and bank holding companies to engage in certain activities, including the underwriting of and dealing in various securities, and affiliating with entities not engaged in activities related to the business of banking. The proposed legislation would permit banks to affiliate with securities firms and insurance companies and permit limited affiliations between banks and any commercial entity, subject to certain restrictions including the size of the entities. These proposals also provide for the abolition of separate and distinct charters for banks and savings associations. If such statutory reform is enacted, it could cause a significant change in the financial services industry and expand the ability of BankGroup and Tysons and their subsidiary banks to offer a broader range of financial products. BankGroup and Tysons cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect BankGroup or Tysons.

                   DESCRIPTION OF CAPITAL STOCK OF BANKGROUP

         BankGroup has authority to issue 1,000,000 shares of Preferred Stock, of which no shares are issued and outstanding, and 20,000,000 shares of Common Stock, of which 11,396,976 shares were issued and outstanding as of July 31, 1997 held by approximately 3,524 holders of record. BankGroup Common Stock is traded in the over-the-counter market and quoted on The Nasdaq National Market System under the symbol "MSBC".

         The following summary description of capital stock of BankGroup is qualified in its entirety by reference to BankGroup's Articles of Incorporation, a copy of which has been incorporated by reference as an exhibit to the Registration Statement.

Preferred Stock

         The Board of Directors, without further action by the shareholders, is authorized to designate and issue in series Preferred Stock and to fix as to any series the dividend rate, redemption prices, preferences on dissolution, the terms of any sinking fund, conversion rights, voting rights, and any other preferences or special rights and qualifications. Holders of the Preferred Stock, if and when issued, will be entitled to vote as required under applicable Virginia law. Such law includes provisions for the voting of the Preferred Stock in the case of any amendment to the Articles of Incorporation affecting the rights of holders of Preferred Stock, the payment of certain stock dividends, merger or consolidation, sale of all or substantially all of BankGroup's assets, and dissolution. The Board of Directors without shareholder approval can issue Preferred Stock with voting and conversion rights which would adversely affect the voting power of the common shareholders. In addition, the Preferred Stock could be used in a manner which would discourage or make more difficult an attempt to acquire control of BankGroup. BankGroup's Board of Directors has designated a series of 1,000,000 shares of Participating Convertible Preferred Stock, Series A (the "Series A Preferred Stock"), no shares of which have been issued. The Series A Preferred Stock was created in connection with the shareholder rights plan described below.

BankGroup Common Stock

         Holders of BankGroup Common Stock are entitled to one vote per share on each matter to be voted upon by the shareholders. Directors are elected by a vote of the holders of BankGroup Common Stock. Dividends may be paid to the holders of BankGroup Common Stock when, as and if declared by the Board of Directors out of funds legally available for such purposes. The principal source of funds for dividend payments is dividends received from the Banks. Payment of dividends to BankGroup by the Banks and Trust Company, without prior regulatory approval, is also subject to various state and federal regulatory limitations. Holders of Common Stock have no conversion, redemption, cumulative voting or preemptive rights. There is no sinking fund obligation with respect to the BankGroup Common Stock. In the event of any liquidation, dissolution or winding up of BankGroup, after payment or provision for payment of the debts and other liabilities and the preferential amounts to which the holders of Preferred Stock, if any, are entitled, the holders of BankGroup Common Stock will be entitled to share ratably in any remaining assets.

         All outstanding shares of BankGroup Common Stock are, and the shares of BankGroup Common Stock to be issued in the Merger will be, when issued, duly and validly issued, fully paid and nonassessable.

Rights

         Pursuant to a Rights Agreement (the "Rights Agreement") dated as of January 18, 1990, BankGroup distributed as a dividend one Right for each outstanding share of BankGroup Common Stock. The number of Rights associated with each share of BankGroup Common Stock outstanding as of June 30, 1993 was adjusted proportionately for the five-for-four stock split effected in the form of a stock dividend paid July 30, 1993 and the two-for-one stock split effected in the form of a stock dividend paid March 15, 1996. Each Right entitles the holder to buy fractional shares of Participating Cumulative Preferred Stock, Series A, par value $5.00 per share, at an exercise price of $24, subject to adjustment. The Rights will become exercisable only if a person or group acquires or announces a tender offer for 15% or more of the outstanding BankGroup Common Stock. When exercisable, BankGroup may issue a share of BankGroup Common Stock in exchange for each Right other than those held by such person or group. If a person or group acquires 30% or more of the outstanding BankGroup Common Stock, each Right will entitle the holder, other than the acquiring person, upon payment of the exercise price, to acquire Preferred Stock or, at the option of BankGroup, BankGroup Common Stock, having a market value equal to twice the Right's exercise price. If BankGroup is acquired in a merger or other business combination or if 50% of its earnings power is sold, each Right will entitle the holder, other than the acquiring person, to purchase securities of the surviving company having a market value equal to twice the Right's exercise price. The Rights will expire on January 18, 2000, and may be redeemed by BankGroup at any time prior to the tenth day after an announcement that a 10% position has been acquired, unless such time period has been extended by the Board of Directors.

         Until such time as a person or group acquires or announces a tender offer for 15% or more of the BankGroup Common Stock, (i) the Rights will be evidenced by the BankGroup Common Stock certificates and will be transferred with and only with such BankGroup Common Stock certificates, and (ii) the surrender for transfer of any certificate for BankGroup Common Stock will also constitute the transfer of the Rights associated with the BankGroup Common Stock represented by such certificate. Rights may not be transferred, directly or indirectly (i) to any person or group that has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the Rights (an "Acquiring Person"), (ii) to any person in connection with a transaction in which such person becomes an Acquiring Person or (iii) to any affiliate or associate of any such person. Any Right that is the subject of a purported transfer to any such person will be null and void.

         The Rights can be expected to have certain anti-takeover effects if an acquisition transaction not approved by the Board of Directors is proposed by a person or group. In such event, the Rights will cause substantial dilution to any person or group that acquires more than 15% of the outstanding shares of Common Stock of BankGroup if certain events thereafter occur without the Rights having been redeemed. For example, if thereafter such acquiring person acquires 30% of BankGroup's outstanding Common Stock, or effects a business combination with BankGroup, the Rights permit shareholders to acquire securities having a value equal to twice the amount of the purchase price specified in the Rights, but rights held by such "acquiring person "are void to the extent permitted by law and may not be exercised. Further, other shareholders may not transfer rights to such "acquiring person" above his or her 15% ownership threshold. Because of these provisions, it is unlikely that any person or group will propose an acquisition transaction that is not approved by the Board of Directors. Thus, the Rights could have the effect of discouraging acquisition transactions not approved by the Board of Directors. The Rights do not interfere with any merger or other business combination approved by the Board of Directors and shareholders because the rights are redeemable with the concurrence of a majority of the "Continuing Directors," defined as directors in office when the Rights Agreement was adopted or any person added thereafter to the Board with the approval of the Continuing Directors.

Virginia Stock Corporation Act

         The VSCA contains provisions governing "Affiliated Transactions." These provisions, with several exceptions discussed below, require approval of material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares (an "Interested Shareholder") by the holders of at least two-thirds of the remaining voting shares. Affiliated Transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder, or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries which increases the percentage of voting shares owned beneficially by an Interested Shareholder by more than 5%.

         For three years following the time that an Interested Shareholder becomes an owner of more than 10% of the outstanding voting shares, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder without approval of two-thirds of the voting shares other than those shares beneficially owned by the Interested Shareholder, and majority approval of the "Disinterested Directors." A Disinterested Director means, with respect to a particular Interested Shareholder, a member of BankGroup's Board of Directors who was (1) a member on the date on which an Interested Shareholder became an Interested Shareholder and (2) recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the Board. At the expiration of the three year period, the statute requires approval of Affiliated Transactions by two-thirds of the voting shares other than those beneficially owned by the Interested Shareholder.

         The principal exceptions to the special voting requirement apply to transactions proposed after the three year period has expired and require either that the transaction be approved by a majority of the corporation's Disinterested Directors or that the transaction satisfy the fair-price requirements of the statute. In general, the fair-price requirement provides that in a two-step acquisition transaction, the Interested Shareholder must pay the shareholders in the second step either the same amount of cash or the same amount and type of consideration paid to acquire the Virginia corporation's shares in the first step.

         None of the foregoing limitations and special voting requirements applies to a transaction with an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the Virginia corporation's Disinterested Directors.

         These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation can adopt an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. BankGroup has not "opted out" of the Affiliated Transactions provisions.

         Virginia law also provides that shares acquired in a transaction that would cause the acquiring person's voting strength to meet or exceed any of three thresholds (20%, 33 and 1/3% or 50%) have no voting rights unless granted by a majority vote of shares not owned by the acquiring person or any officer or employee-director of the Virginia corporation. This provision empowers an acquiring person to require the Virginia corporation to hold a special meeting of shareholders to consider the matter within 50 days of its request.

Reports to Shareholders

         BankGroup furnishes shareholders with written annual reports containing consolidated financial statements audited by an independent certified public accountant and with written quarterly reports containing an unaudited balance sheet at the end of each of the first three quarterly periods and an income statement for the period from the beginning of the current fiscal year to the end of such quarterly period.

Transfer Agent

         Registrar and Transfer Company, Post Office Box 1010, Cranford, New Jersey 07016, is transfer agent for BankGroup Common Stock.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

         At the Merger Effective Date, shareholders of Tysons will become shareholders of BankGroup, and their rights as shareholders will be determined by BankGroup's Articles of Incorporation and Bylaws and the VSCA. The following is a summary of the material differences in the rights of shareholders of BankGroup and Tysons. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the governing law and the Articles of Incorporation and Bylaws of each entity.

Capitalization

         Tysons. Tysons' Articles of Incorporation authorize the issuance of up to 10,000,000 shares of common stock, par value $5.00 per share, 1,071,119 of which were issued and outstanding as of September 30, 1997.

         BankGroup. BankGroup's authorized capital is described under "Description of BankGroup Capital Stock."

Amendment of Articles or Bylaws

         Tysons. Under the VSCA, Tyson's Articles may be amended if the amendment is adopted by Tyson's Board and approved by a vote of the holders of more than two-thirds of the vote entitled to be cast on the amendment by each voting group entitled to vote thereon.

         Tysons' Bylaws provide that such Bylaws may be altered, amended or repealed by the Tysons Board by affirmative vote of a majority of all directors then holding office. Any Bylaws adopted by the Tysons Board may be altered, amended or repealed, and new Bylaws adopted, by the shareholders. The shareholders may proscribe that any Bylaw or Bylaws adopted by them will not be altered, amended or repealed by Tysons Board.

         BankGroup. As permitted by the VSCA, BankGroup's Articles provide that, unless a greater vote is required by law, by BankGroup's Articles or by a resolution of the Board of Directors, BankGroup's Articles may be amended if the amendment is adopted by the Board of Directors and approved by a vote of the holders of a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote thereon.

         BankGroup's Bylaws generally provide that the Board of Directors may, by a majority vote, amend its Bylaws.

Required Shareholder Vote for Certain Actions

         Tysons. The VSCA generally requires the approval of a majority of a corporation's Board of Directors and the holders of more than two-thirds of all the votes entitled to be cast thereon by each voting group entitled to vote on any plan of merger or consolidation, plan of share exchange or sale of substantially all of the assets of a corporation not in the ordinary course of business. The VSCA also specifies additional voting requirements for Affiliated Transactions and transactions that would cause an acquiring person's voting power to meet or exceed specified thresholds.

Director Nominations

         Tysons. Tysons' Bylaws provide that nominations for directors, other than those made by or on behalf of the existing management of Tysons, must be made by a shareholder who is entitled to vote for the nominee at the subject election, must be in writing, and must be delivered or mailed to the president of Tysons not less than 120 days in advance of the date of Tysons' proxy statement released to shareholders in connection with the previous year's annual meeting of shareholders. Such notification must include with respect to each proposed nominee: (i) the name, age and business and residence addresses; (ii) the principal place of business or occupation during the last five years; (iii) any affiliation with or material interest in Tysons or any person or entity having an interest materially adverse to Tysons and any transaction involving Tysons. The notification must also include the name and residence address of the notifying shareholder; the number of shares of common stock of Tysons owned by the notifying shareholder; and the sworn or certified statement of the shareholder that the nominating shareholder is entitled to vote for the election of the nominee at the subject meeting, that the nominee has consented to being nominated, and that the shareholder believes the nominee will stand for election and serve if elected.

         Notwithstanding the foregoing, if Tysons or any banking subsidiary of Tysons is subject to the requirements of Section 914 of FIRREA, then no person may be nominated by a shareholder for election as a director of any meeting of shareholders unless the shareholder furnishes the written notice required above to the secretary of Tysons at least 60 days prior to the date of the meeting and the nominee has received regulatory approval to serve as a director prior to the date of the meeting. The chairman of any meeting of shareholders at which one or more directors are to be elected may disregard any nomination not made in accordance with the foregoing, and upon the chairman's instructions, the vote tellers will disregard all votes cast for such nominees. The chairman of any such meeting, for good cause shown and with proper regard for the orderly conduct of business at the meeting, may waive in whole or in part the operation of the foregoing.

         A director must be a natural person 18 years of age or older and a United States citizen, but need not be a Virginia resident. There is no meeting attendance requirement applicable to directors of Tysons. Tysons' directors are subject to the National Bank Act which requires that every director of a bank holding company which owns a national bank must own in his or her own right shares of stock in such bank holding company having an aggregate par value equal to $1,000.

         BankGroup. BankGroup's Bylaws provide that any nomination for director made by a shareholder must be made in writing to the Secretary of BankGroup not less than 90 days prior to the meeting of shareholders at which directors are to be elected. Any such shareholder's notice shall include (i) the name and address of the shareholder and of each person to be nominated, (ii) a representation that the shareholder is a holder of record of stock of BankGroup entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate each person specified, (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person (naming such person) pursuant to which the nomination is made by the shareholder, (iv) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Board, and (v) the consent of each nominee to serve as a director of BankGroup if so elected.

         There is no requirement in the Articles or Bylaws that directors of BankGroup own any capital stock of BankGroup. There are also no residency or meeting attendance requirements applicable to directors of BankGroup.

Directors and Classes of Directors; Vacancies and Removal of Directors

         Tysons. Pursuant to Tysons' Articles of Incorporation and Bylaws, the number of directors may be fixed and determined from time to time by resolution of the Tysons Board or by resolution of the shareholders at any annual or special meeting of the shareholders. The Tysons Board currently has fixed the number of directors at 11. Tysons' Articles of Incorporation and Bylaws provide for staggered terms for the Tysons Board. The Tysons Board has been divided into three classes, with each class to be as nearly equal in number as possible, so that after their initial terms, approximately one-third of the directors are elected to a three-year term at each annual shareholders meeting.

         Except in the case of a vacancy, Tysons' directors will be elected by a plurality of votes cast by the shares entitled to vote in the election at the annual meeting of shareholders in which a quorum is present. The entire Board or any individual director may be removed from office with or without cause by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of directors. A director may be removed by the shareholders only at a meeting called for that purpose and the meeting notice must state such purpose. A vacancy occurring in the Tysons Board through death, written resignation, retirement, disqualification or removal may be filled by the affirmative vote of a majority of the directors remaining in office though less than a quorum of the Tysons Board. The term of a director elected by the Tysons Board to fill a vacancy expires at the next shareholders' meeting at which directors are elected.

         BankGroup. The number of Directors is set forth in BankGroup's Bylaws. The Board currently has fixed the number of directors at 12. Any vacancy occurring on the Board of Directors, including a vacancy resulting from an increase in the number of Directors, may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors. Directors so chosen shall hold office for a term expiring at the next following annual meeting of shareholders at which directors are elected. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Subject to the rights of the holders of preferred stock then outstanding, any director may be removed by the affirmative vote of the holders of at least two-thirds of outstanding voting shares.

Anti-Takeover Provisions

         For a description of certain provisions of the VSCA which may be deemed to have an anti-takeover effect or BankGroup or Tysons, see "Description of BankGroup Capital Stock -- Virginia Stock Corporation Act." The voting requirements of Sections 13.1-725 et. al. of Article 14 of the VSCA with respect to affiliated transactions do not apply to the Merger as a result of the Merger having been approved by a majority of the disinterested directors of Tysons.
Section 13.1-728.1 of the VSCA does not apply because Tysons is a party to the Agreement.

Preemptive Rights

         Neither the Shareholders of BankGroup nor the Shareholders of Tysons has preemptive rights. Thus, if additional shares of BankGroup Common Stock, BankGroup preferred stock or Tysons Common Stock are issued, holders of such stock, to the extent they do not participate in such additional issuance of shares, would own proportionately smaller interests in a larger amount of outstanding capital stock.

Assessment

         All outstanding shares of Tysons Common Stock are fully paid and nonassessable.

         All shares of BankGroup Common Stock presently issued are, and those to be issued pursuant to the Agreement will be, fully paid and nonassessable.

Conversion; Redemption; Sinking Fund

         Neither BankGroup Common Stock nor Tysons Common Stock is convertible, redeemable or entitled to any sinking fund.

Liquidation Rights

         The VSCA generally provides that a corporation's board of directors may propose dissolution for submission to shareholders and that to be authorized, the dissolution must be approved by the holders of more than two-thirds of all votes entitled to be cast on the proposal, unless the articles of incorporation of the corporation require a greater or lesser vote. There are no provisions in BankGroup's or Tysons' Articles of Incorporation, respectively, which would modify the statutory requirements for dissolution under the VSCA.

Dividends and Other Distributions

         The VSCA generally provides that a corporation may make distributions to its shareholders unless, after giving effect to the distribution, (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise, which BankGroup's and Tysons' Articles of Incorporation, respectively, do not) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. These requirements are applicable to Tysons and BankGroup as Virginia corporations.

         In addition to the limitations set forth in the VSCA, there are various regulatory requirements which are applicable to distributions by bank holding companies. For a description of the regulatory limitations on distributions by Tysons and BankGroup, see "Regulation and Supervision -- Limits on Dividends and Other Payments."

Indemnification

         Tysons. Tysons' Bylaws provide that Tysons has the power to indemnify any person, his heirs, executors, or administrators, who was or is a party or who is threatened to be made a party to any proceeding (other than an action by or in the right of Tysons), by reason of the fact that he is or was a director, officer, employee, or agent of Tysons or is or was serving at the request of Tysons as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against judgments, penalties, fines, settlements or reasonable expenses (including attorneys' fees) incurred by him in connection with such action, suit or proceeding, if: (i) he conducted himself in good faith and believed (a) in the case of conduct in his official capacity with Tysons, that his conduct was in its best interest and (b) in all other cases, that his conduct was at least not opposed to its best interests; and (ii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

         Tysons may elect not to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending, or completed action or suit by, or in the right of, Tysons to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of Tysons or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against reasonable expenses (including attorneys' fees) incurred by him in connection with: (i) a proceeding by or in the right of Tysons in which he was adjudged liable to Tysons; or (ii) any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. To the extent that a director, officer, employee, or agent of Tysons entirely prevails, on the merits or otherwise, in defense of any action, suit, or proceeding referred to above, or in defense of any claim, issue, or matter therein, he will be indemnified against reasonable expenses (including attorneys' fees) incurred by him in connection therewith.

         Any non-mandatory indemnification (unless ordered by a court) will be made by Tysons only as authorized in the specific case, upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct. Such determination will be made: (i) by the Tysons Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding; (ii) if such a quorum is not obtainable, by majority vote of a committee duly designated by the Tysons Board, (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding; (iii) by special legal counsel selected by the Tysons Board or its committee or if a quorum of the Tysons Board cannot be obtained and a committee cannot be designated, selected by majority vote of the full Tysons Board, in which selection directors who are parties may participate; or (iv) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

         Tysons has agreed to indemnify the Trustees of the ESOP in connection with their service as fiduciaries.

         BankGroup. To the full extent permitted by the VSCA and any other applicable law, BankGroup shall indemnify a director or officer of BankGroup who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of the corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Board of Directors is empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer.

Shareholder Proposals

         Tysons. Tysons' Bylaws provide that if any of its shareholder notifies Tysons that such shareholder intends to present a proposal for action at a forthcoming shareholders meeting and requests that Tysons include the proposal in its proxy statement and such shareholder complies with all the requirements of Rule 14a-8 promulgated under the Exchange Act, Tysons shall consider inclusion of such proposal in the proxy statement unless it determines that the proposal is inappropriate for consideration by the shareholders at the meeting.

         BankGroup. BankGroup's Bylaws provide that at any meeting of shareholders of BankGroup, only that business that is properly brought before the meeting may be presented to and acted upon by the shareholders. To be properly brought before the meeting, business must be brought (a) by or at the direction of the Board of Directors or (b) by a shareholder who has given written notice of business he expects to bring before the meeting to the Secretary of BankGroup not less than 90 days prior to the meeting. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the meeting (a) a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on BankGroup's books, of the shareholder proposing such business, (c) the class and number of shares of BankGroup's stock beneficially owned by the shareholder, and (d) any material interest of the shareholder in such business. No business shall be conducted at a meeting of shareholders except in accordance with the procedures set forth in BankGroup's Bylaws.

Shareholder Inspection Rights; Shareholder Lists

         Tysons and BankGroup. Under the VSCA, the shareholder of a Virginia corporation is entitled to inspect and copy certain books and records, including the articles of incorporation and bylaws of the corporation if he gives the corporation written notice of his or her demand at least five business days before the date on which he wishes to inspect and copy. The shareholder of a Virginia corporation is entitled to inspect and copy certain other books and records, including a list of shareholders, minutes of any meeting of the board of directors and accounting records of the corporation, if (i) the shareholder has been a shareholder of record for at least 6 months immediately preceding his or her written demand or is the holder of at least 5% of the corporation's outstanding shares, (ii) the shareholder's demand is made in good faith and for a proper purpose, (iii) the shareholder describes with reasonable particularity the purpose of the request and the records desired to be inspected and (iv) the records are directly connected with the stated purpose, and if he gives the corporation written notice of his or her demand at least five business days before the date on which he wishes to inspect and copy. The VSCA also provides that a corporation shall make available for inspection by any shareholder during usual business hours, at least 10 days before each meeting of shareholders, a complete list of the shareholders entitled to vote at such meeting.

Shareholder Rights Plan

         Tysons.  Tysons does not have a shareholder rights plan.

         BankGroup. For a description of a shareholder rights plan which has been adopted by BankGroup, see "Description of Capital Stock of BankGroup -- Rights."

Dissenters' Appraisal Rights

         Tysons. Under the VSCA, a stockholder does not have appraisal rights in certain circumstances, including a merger, if such stockholder's stock is listed on a national exchange or is designated on the Nasdaq System. As Tysons Common Stock is traded on the Nasdaq SmallCap Market under the symbol "TYFC" and as Tysons stockholders will not receive anything other than cash or shares of BankGroup Common Stock in the merger, dissenters' appraisal rights will not be available with respect to the merger.

         BankGroup. The provisions of Article 15 of the VSCA which provide shareholders of a Virginia corporation the right to dissent from, and obtain payment of the fair value of their shares in the event of, mergers, consolidations and certain other corporate transactions are applicable to BankGroup as a Virginia corporation. However, because BankGroup has more than 2,000 record shareholders, shareholders of BankGroup generally do not have rights to dissent from mergers, consolidations and certain other corporate transactions to which BankGroup is a party because Article 15 of the VSCA provides that holders of shares of a Virginia corporation which has shares listed on a national securities exchange or which has at least 2,000 record shareholders are not entitled to dissenters' rights unless certain requirements are met.

                        RESALE OF BANKGROUP COMMON STOCK

         BankGroup Common Stock issuable in the Merger has been registered under the 1933 Act, thereby allowing such shares to be traded freely and without restriction by those holders of Tysons Common Stock who receive such shares following consummation of the Merger and who are not deemed to be "affiliates" (as defined under the 1933 Act, but generally including directors, certain executive officers and 10% or more shareholders) of Tysons or BankGroup.

                                    EXPERTS

         The consolidated financial statements of BankGroup and its subsidiaries for the years ended December 31, 1996 and 1995, and the combination of the previously reported financial statements for the year ended December 31, 1994, incorporated in this Proxy Statement/Prospectus by reference to BankGroup's Annual Report on Form 10-K for the year ended December 31, 1996 have been so incorporated in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated statements of income, changes in shareholders' equity and cash flows of BankGroup and its subsidiaries for the year ended December 31, 1994 (not presented herein) prior to their restatement to reflect the 1996 poolings of interests as described in Note 2 of the Notes to the December 31, 1996 consolidated financial statements, included in BankGroup's annual report on Form 10-K for the year ended December 31, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Hanover and subsidiary (prior to their restatement to reflect the 1996 poolings of interests with BankGroup) for the year ended December 31, 1994 included in this Prospectus and the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the Registration Statement, and are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

         The financial statements of Clifton Forge (prior to their restatement to reflect the 1996 poolings of interests with BankGroup) for the year ended December 31, 1994, have been incorporated by reference in this Proxy Statement/Prospectus in reliance upon the report of Persinger & Company, L.L.C., independent auditors, incorporated herein by reference from BankGroup's 1996 Annual Report on Form 10-K given the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Tysons and subsidiary as of December 31, 1996 and 1995 and for each of the years then ended included herein and in the Registration Statement have been so included in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

         The legality of BankGroup Common Stock to be issued in the Merger will be passed on by Flippin, Densmore, Morse, Rutherford & Jessee, Roanoke, Virginia. A condition to consummation of the Merger is the delivery to BankGroup and Tysons by Venable, Baetjer, Howard & Civiletti, LLP of an opinion concerning certain federal income tax consequences of the Merger. See "The Merger -- Certain Federal Income Tax Consequences."

                                 OTHER MATTERS

         As of the date of this Proxy Statement/Prospectus, Tysons Board does not know of any other matters to be presented for action at the Tysons Shareholder Meeting other than procedural matters incident to the conduct of the meeting. If any other matters not now known are properly brought before Tysons Shareholder Meeting, the persons named in the accompanying proxy will vote such proxy in accordance with his or her judgment.

                                     By Order of the Board of Directors,


                                     /s/ Terri G. Spiro

                                     Terrie G. Spiro, President and
                                     Chief Executive Officer

                     INDEX TO FINANCIAL STATEMENTS

           TYSONS FINANCIAL CORPORATION FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
 AND THE NINE MONTHS AND THREE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

                                                                        Page No.
                                                                        --------


         Annual Financial Statements:

         Independent Auditors' Report                                     F-2

         Consolidated Statements of Financial Condition
          as of December 31, 1996 and 1995                                F-3

         Consolidated Statements of Operations for the
         years ended December 31, 1996 and 1995                           F-4

         Consolidated Statements of Changes in Stockholders'
         Equity for the years ended December 31, 1996 and 1995            F-5

         Consolidated Statements of Cash Flows for the
         years ended December 31, 1996 and 1995                           F-6

         Notes to Consolidated Financial Statements                       F-7


         Interim Financial Statements:

         Consolidated Statements of Financial Condition as of
         September 30, 1997 and December 31, 1996                        F-26

         Consolidated Statements of Operations for the nine and
         three months periods ended September 30, 1997 and 1996          F-27

         Consolidated Statements of Cash Flows for the nine
         months ended September 30, 1997 and 1996                        F-28

         Note to Consolidated Financial Statements                       F-29

Independent Auditors' Report



The Board of Directors
Tysons Financial Corporation:


We have audited the accompanying consolidated statements of financial condition of Tysons Financial Corporation and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tysons Financial Corporation and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.




                                                        KPMG Peat Marwick LLP



January  24, 1997

TYSONS FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Financial Condition

December 31, 1996 and 1995


--------------------------------------------------------------------------------------------------

ASSETS                                                                       1996             1995
---------------------------------------------------------------------------------------------------

Cash and due from banks (note 6)                                     $  6,814,233        5,489,076
Federal funds sold (note 13)                                            6,810,371        8,910,000
Interest-bearing deposits in other banks                                  100,000          100,000
Investment securities available-for-sale, at fair value (note 3)       11,040,897        4,965,773
Investment securities held-to-maturity, at cost, fair value of
     $3,734,415 in 1996 and $5,300,167 in 1995 (note 3)                 3,726,535        5,273,850
Loans, net (note 4)                                                    56,982,848       43,774,810
Property and equipment, net                                               499,977          319,845
Premium paid for deposits acquired (note 2)                               982,067        1,108,471
Accrued interest receivable and other assets                              879,782          669,474
---------------------------------------------------------------------------------------------------

                                                                     $ 87,836,710       70,611,299
---------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
---------------------------------------------------------------------------------------------------

Liabilities:
     Deposits:
        Noninterest-bearing demand                                   $ 20,113,231       17,618,859
        NOW and money market accounts                                  37,956,032       26,945,735
        Savings                                                         2,438,259        3,215,240
        Certificates of deposit, under $100,000                        13,672,085       14,575,624
        Certificates of deposit, $100,000 and over                      4,374,231        3,137,699
---------------------------------------------------------------------------------------------------

     Total deposits                                                    78,553,838       65,493,157

     Accrued interest payable and other liabilities                       642,787          552,673
     Long-term debt (notes 8 and 11)                                      375,000          425,000
---------------------------------------------------------------------------------------------------

Total liabilities                                                      79,571,625       66,470,830
---------------------------------------------------------------------------------------------------

Stockholders' equity:
     Common stock, par value $5; 10,000,000 shares authorized;
        1,071,119 and 668,619 shares issued and outstanding at
        December 31, 1996 and 1995, respectively (notes 9 and 10)       5,355,595        3,343,095
     Additional paid-in capital                                         4,035,209        3,071,860
     ESOP Trust, 42,878 and 48,595 shares at
        December 31, 1996 and 1995, respectively(note 11)                (375,000)        (425,000)
     Accumulated deficit                                                 (802,960)      (1,864,784)
     Unrealized gain on investment securities available-for-sale           52,241           15,298
---------------------------------------------------------------------------------------------------

Total stockholders' equity                                              8,265,085        4,140,469
---------------------------------------------------------------------------------------------------

Commitments and contingencies (notes 7 and 12)

                                                                     $ 87,836,710       70,611,299
---------------------------------------------------------------------------------------------------


TYSONS FINANCIAL CORPORATION AND SUBSIDIARY
Consolidated Statements of Operations
Years ended December 31, 1996 and 1995



                                                                                 1996              1995
--------------------------------------------------------------------------------------------------------

Interest income:
     Loans                                                                $ 4,878,836         3,620,751
     Investment securities:
        Available-for-sale                                                    522,406           238,986
        Held-to-maturity                                                      261,413           290,491
     Federal funds sold                                                       606,997           301,564
     Deposits in other banks                                                    5,952             8,662
--------------------------------------------------------------------------------------------------------

Total interest income                                                       6,275,604         4,460,454
--------------------------------------------------------------------------------------------------------

Interest expense:
     Interest on deposits:
        NOW and money market accounts                                       1,026,113           636,423
        Savings accounts                                                       90,922           118,976
        Certificates of deposit, under $100,000                               859,579           579,103
        Certificates of deposit, $100,000 and over                            206,727           136,861
     Interest on federal funds purchased and repurchase agreements              2,667             2,123
     Interest on long-term debt (note 8)                                       41,441            48,964
--------------------------------------------------------------------------------------------------------

Total interest expense                                                      2,227,449         1,522,450
--------------------------------------------------------------------------------------------------------

Net interest income                                                         4,048,155         2,938,004

Provision for loan losses (note 4)                                            172,193           393,580
--------------------------------------------------------------------------------------------------------

Net interest income after provision for loan losses                         3,875,962         2,544,424

Noninterest income                                                            280,488           339,226
Noninterest expense                                                         3,168,644         2,566,052
--------------------------------------------------------------------------------------------------------

Income before income taxes                                                    987,806           317,598

Income tax benefit                                                            (74,018)         (250,000)
--------------------------------------------------------------------------------------------------------

Net income                                                                $ 1,061,824           567,598
--------------------------------------------------------------------------------------------------------

Net income per share                                                      $      1.23              0.92
--------------------------------------------------------------------------------------------------------

Weighted average shares outstanding                                           857,436           616,926
--------------------------------------------------------------------------------------------------------



See accompanying notes to consolidated financial statements.

TYSONS FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Changes in Stockholders' Equity

Years ended December 31, 1996 and 1995

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                    Unrealized
                                                                                                    gain (loss)
                                                            Additional                                  on
                                                  Common     paid-in        ESOP    Accumulated     investment
                                   Shares          stock     capital      trust       deficit       securities       Total
--------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1994           668,619    $ 3,343,095  3,071,860    (475,000)    (2,432,382)      (121,881)     3,385,692

ESOP Trust (note 11)                       -              -          -      50,000              -              -         50,000
Net income                                 -              -          -           -        567,598              -        567,598
Unrealized gain on investment
  securities available-for-sale            -              -          -           -              -        137,179        137,179
--------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1995           668,619      3,343,095  3,071,860    (425,000)    (1,864,784)        15,298      4,140,469

ESOP Trust (note 11)                       -              -          -      50,000              -              -         50,000
Net income                                 -              -          -           -      1,061,824              -      1,061,824
Issuance of common stock             402,500      2,012,500    963,349           -              -              -      2,975,849
Unrealized gain on investment
  securities available-for-sale            -              -          -           -              -         36,943         36,943
--------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1996         1,071,119    $ 5,355,595  4,035,209    (375,000)      (802,960)        52,241      8,265,085
--------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

TYSONS FINANCIAL CORPORATION AND SUBSIDIARY Consolidated Statements of Cash Flows Years ended December 31, 1996 and 1995


                                                                                   1996              1995
----------------------------------------------------------------------------------------------------------

Cash flows from operating activities:
     Net income                                                             $ 1,061,824           567,598
     Adjustments to reconcile net income to net cash provided by operating activities:
            Depreciation and amortization                                       228,843           167,471
            Provision for loan losses                                           172,193           393,580
            Income tax benefit                                                  (74,018)         (250,000)
            Compensation expense for ESOP Trust                                  52,988            50,000
            Increase in accrued interest receivable and other assets           (210,308)         (409,423)
            Increase in accrued interest payable and other liabilities           90,114           291,997
----------------------------------------------------------------------------------------------------------

Net cash provided by operating activities                                     1,321,636           811,223
----------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
     Purchases of available-for-sale securities                             (10,408,528)       (1,891,809)
     Purchases of held-to-maturity securities                                  (995,000)       (2,960,241)
     Proceeds from maturities and principal payments of
        available-for-sale securities                                         4,373,925           514,396
     Proceeds from maturities and principal payments of
        held-to-maturity securities                                           2,549,624         2,464,166
     Net decrease in interest-bearing deposits in banks                               -           200,000
     Acquisition of deposits net of assets and cash acquired                          -         5,846,618
     Purchase of property and equipment                                        (285,321)         (101,821)
     Net increase in loan portfolio                                         (13,317,338)       (7,172,268)
----------------------------------------------------------------------------------------------------------

Net cash used in investing activities                                       (18,082,638)       (3,100,959)
----------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
     Issuance of common stock                                                 2,975,849                 -
     Net increase in deposits                                                13,060,681        10,497,172
       Proceeds from long-term debt issuance                                          -                 -
     Funding of ESOP Trust                                                            -                 -
     Repayments of long-term debt                                               (50,000)          (50,000)
----------------------------------------------------------------------------------------------------------

Net cash provided by financing activities                                    15,986,530        10,447,172
----------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash and cash equivalents                           (774,472)        8,157,436

Cash and cash equivalents, beginning  of  year                               14,399,076         6,241,640
----------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end  of  year                                    $13,624,604        14,399,076
----------------------------------------------------------------------------------------------------------

Supplemental disclosures of cash flow information:
     Interest paid                                                          $ 2,214,273         1,451,528
     Income taxes paid                                                              721                 -
----------------------------------------------------------------------------------------------------------


In 1995, the Company acquired loans of $13,032,431, equipment of $43,965, other assets of $19,828, and assumed deposits of $20,101,513 and liabilities of $26,649. The Company paid a premium of $1,185,320 for deposits acquired.

See accompanying notes to consolidated financial statements.

(1)      Organization and Summary of Significant Accounting Policies

                Tysons Financial Corporation (the "Company") was incorporated December 29, 1989 under the laws of the Commonwealth of Virginia as a holding company whose activities consist of investment in its wholly owned subsidiary, Tysons National Bank (the "Bank"). In connection with the formation of the Company, 10,000,000 shares of $5 par value stock were authorized and 668,619 shares were originally issued. The Bank commenced regular operations on July 1, 1991 as a national banking association primarily supervised by the Office of the Comptroller of the Currency. The Bank is a member of the Federal Reserve System and the Federal Deposit Insurance Corporation.

         Basis of Financial Statement Presentation

                The financial statements have been prepared on the accrual basis and in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

         Consolidation

                The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

         Cash and Cash Equivalents

                For purposes of reporting cash flows, the Company has defined cash and cash equivalents as those amounts included in cash and due from banks and federal funds sold.

         Investment Securities

                The Company classifies its debt and marketable equity securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not classified as trading or held-to-maturity are classified as available-for-sale. The Company does not engage in trading activities and, accordingly, has no trading portfolio.

                Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and reported as a separate component of stockholders' equity until realized. A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security.

                Held-to-maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

                Prepayment of the mortgages securing the collateralized mortgage obligations may affect the maturity date and yield to maturity. The Company uses actual principal prepayment experience and estimates of future principal prepayments in calculating the yield necessary to apply the effective interest method.

         Income Recognition on Loans

                Interest on loans is credited to income as earned on the principal amount outstanding. When, in management's judgment, the full collectibility of principal or interest on a loan becomes uncertain, that loan is placed on nonaccrual. Any accrued but uncollected interest on nonaccrual loans is charged against current income. Interest income is then recognized as cash is received.

                Interest accruals are resumed on such loans only when they are brought fully current with respect to principal and interest and when, in the judgment of the management, the loans have demonstrated a new period of performance and are estimated to be fully collectible as to both principal and interest.

         Allowance for Loan Losses

                The allowance for loan losses is a valuation allowance available for losses incurred on loans. It is established through charges to earnings in the form of provisions for loan losses. Loan losses are charged to the allowance for loan losses when a determination is made that collection is unlikely to occur. Recoveries are credited to the allowance at the time of recovery.

                Prior to the beginning of each year, and quarterly during the year, management estimates whether the allowance for loan losses is adequate to absorb losses that can be anticipated in the existing portfolio. Based on these estimates, an amount is charged to the provision for loan losses to adjust the allowance to a level determined to be adequate to absorb currently anticipated losses.

                Management's judgment as to the level of future losses on existing loans is based on management's internal review of the loan portfolio, including an analysis of the borrowers' current financial position, the consideration of current and anticipated economic conditions and their potential effects on specific borrowers, an evaluation of the existing relationships among loans, potential loan losses, and the present level of the loan loss allowance; and results of examinations by independent consultants. In determining the collectibility of certain loans, management also considers the fair value of any underlying collateral. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

         Loan Fees

                Loan origination fees and direct loan origination costs are deferred and amortized as an adjustment to yield over the life of the loan.

         Property and Equipment

                Property, leasehold improvements, and equipment are stated at cost, less accumulated depreciation and amortization. Amortization of leasehold improvements is computed using the straight-line method over the estimated useful lives of the improvements or the lease term, whichever is shorter. Depreciation of property and equipment is computed using the straight-line method over their estimated useful lives ranging from 3 to 25 years.

         Income Taxes

                Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are recognized subject to management's judgment that realization of the asset is more likely than not.

         Income Per Common Share

                Income per common share is computed by dividing net income by the weighted average number of common and common equivalent shares (using the treasury stock method) outstanding during the year. Shares held by the ESOP Trust are included in the income per common share calculation as they become committed to be released. Common equivalent shares include stock options and warrants and are therefore considered in earnings per share calculations if dilutive.

         New Accounting Standards

                In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which was effective in 1996. SFAS No. 121 requires that assets to be held and used be evaluated for impairment whenever events or circumstances indicate that the carrying value may not be recoverable. SFAS No. 121 also requires that assets to be disposed of be reported at the lower of cost or fair value less selling costs. Implementation of SFAS No. 121 did not have a material impact on the Company's results of operations or financial position.

                In May 1995, the FASB issued SFAS No. 122, Accounting for Mortgage Servicing Rights, which became effective in 1996. SFAS No. 122 provides accounting for mortgage servicers that sell or securitize loans and retain servicing rights. The Company does not sell or securitize mortgage loans and therefore implementation of SFAS No. 122 does not have a material impact.

                In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation, which became effective in 1996. SFAS No. 123 encourages companies to record an expense for all stock compensation awards based on fair value at grant date; however, companies may elect to continue to follow the accounting standards existing prior to SFAS No. 123 with the additional requirement that they disclose pro forma net income and earnings per share as if they had adopted the expense recognition provisions of SFAS No. 123. The Company follows the existing accounting standards for these plans.

         Reclassifications

                Certain amounts for 1995 have been reclassified to conform to the presentation for 1996.

(2)      Acquisition

                On May 12, 1995, the Company acquired certain assets and deposits from Suburban Bank of Virginia, N.A., including its Reston, Virginia branch, comprising approximately $13,000,000 of loans and $20,100,000 of deposits. All assets acquired and liabilities assumed were recorded at fair value at the date of acquisition.

                The Company paid a premium of approximately $1,200,000 for the deposits acquired. This premium is being amortized on a straight-line basis over 10 years based on management's estimate of the life of deposits acquired. The Company reviews the unamortized balance of the premium on a quarterly basis for possible impairment when events or changed circumstances may affect the underlying basis of the liabilities assumed. Amortization of the premium was $126,404 in 1996.

   (3)   Investment Securities

                The carrying value and fair value of investment securities held-to-maturity at December 31, 1996 and 1995, are as follows:


                                                                              1996                      1995
                                                                      ---------------------    --------------------
                                                                       Carrying      Fair       Carrying      Fair
     (dollars in thousands)                                             value       value        value        value
-------------------------------------------------------------------------------------------------------------------

U.S. Treasury securities                                              $ 1,499       1,505        1,472        1,482
Obligations of U.S. government agencies                                   250         251          250          253
Mortgage-backed securties of government sponsored enterprises           1,228       1,227        2,302        2,305
Other corporate securities                                                750         752        1,250        1,260
--------------------------------------------------------------------------------------------------------------------

                                                                      $ 3,727       3,735        5,274        5,300
--------------------------------------------------------------------------------------------------------------------



                The carrying value and fair value of held-to-maturity investment securities at December 31, 1996 and 1995, by contractual maturity are shown in the following table. Expected maturities may differ from contractual maturities because many issuers have the right to call or prepay obligations with or without call or prepayment penalties.



                                               1996                   1995
                                     ---------------------   --------------------
                                       Carrying    Fair       Carrying      Fair
     (dollars in thousands)             value      value       value       value
----------------------------------------------------------------------------------


Maturing within 1 year                $ 1,001       1,001        1,303       1,308
After 1 but within 5 years              2,434       2,444        3,473       3,495
After 5 but within 10 years               289         287          289         289
After 10 years                              3           3          209         208
-----------------------------------------------------------------------------------

                                      $ 3,727       3,735        5,274       5,300
-----------------------------------------------------------------------------------




                Gross unrealized losses in investment securities held-to-maturity at December 31, 1996 and 1995 were $4,735 and $5,569, respectively. Gross unrealized gains were $12,615 and $31,886 at December 31, 1996 and 1995, respectively. There were no sales or transfers of held to maturity securities during the years ended December 31, 1996 and 1995.

                The carrying value and amortized cost of available-for-sale securities at December 31, 1996 and 1995, are shown below. Because available-for-sale securities are marked-to market, the carrying value is equal to fair value.

                                                                                1996                      1995
                                                                      --------------------------  -----------------------
                                                                        Carrying     Amortized     Carrying   Amortized
     (dollars in thousands)                                              value          cost         value       cost
-------------------------------------------------------------------------------------------------------------------------


Obligations of U.S. government agencies                                $  2,103         2,078        1,577       1,565
Mortgage-backed securities of government sponsored enterprises            8,161         8,106        2,985       2,981
Other corporate securities                                                  777           778          404         404
-----------------------------------------------------------------------------------------------------------------------

Total                                                                  $ 11,041        10,962        4,966       4,950
-----------------------------------------------------------------------------------------------------------------------



                 The carrying value and amortized cost of available-for-sale investment securities by contractual maturity at December 31, 1996 and 1995, are shown below. Expected maturities may differ from contractual maturities because many issuers have the right to call or prepay obligations with or without call or prepayment penalties.

<CAPTION



                                                            1996                       1995
                                                 --------------------------- ------------------------
                                                   Carrying      Amortized     Carrying   Amortized
     (dollars in thousands)                          value         cost         value        cost
-----------------------------------------------------------------------------------------------------


Maturing within 1 year                           $     568           564          248         250
After 1 but within 5 years                           4,360         4,335        1,417       1,407
After 5 but within 10 years                          2,172         2,153        1,891       1,887
After 10 years                                       3,663         3,632        1,256       1,252
Marketable equity securities                           278           278          154         154
--------------------------------------------------------------------------------------------------

Total                                            $  11,041        10,962        4,966       4,950
--------------------------------------------------------------------------------------------------




                Gross unrealized losses in the available-for-sale securities at December 31, 1996 and 1995 were $1,612 and $14,712, respectively. Gross unrealized gains were $80,765 and $30,010 at December 31, 1996 and 1995, respectively.

                There were no sales or transfers of available-for-sale securities during the years ended December 31, 1996 and 1995.

                Securities with carrying values of $747,145 and $661,371 at December 31, 1996 and 1995, respectively, were pledged to secure Treasury tax and loan payments and for other purposes as required by law.

                As a member of the Federal Reserve System, the Bank is required to hold stock in the Federal Reserve Bank of Richmond. This stock is carried at cost since no active trading markets exist.

   (4)   Loans Receivable

                The loan portfolio at December 31, 1996 and 1995 consists of the following:


    (dollars in thousands)                       1996           1995
----------------------------------------------------------------------

Commercial                                     $ 17,308         14,352
Real estate - commercial                         13,872         12,311
Real estate - residential                        12,933          9,225
Real estate - construction                        4,254          1,991
Consumer                                          9,390          6,639
-----------------------------------------------------------------------
Gross loans                                      57,757         44,518
Unearned income                                     (80)          (159)
-----------------------------------------------------------------------
Loans, net unearned income                       57,677         44,359
Allowance for loan losses                          (694)          (584)
-----------------------------------------------------------------------
Loans, net                                     $ 56,983         43,775
-----------------------------------------------------------------------


                Analysis of the activity in the allowance for loan losses is as follows:



     (dollars in thousands)                       1996         1995
----------------------------------------------------------------------

Balance, beginning of year                        $ 585          298
Provision for loan losses                           172          394
Loans charged off                                   (88)        (107)
Recoveries                                           25            -
---------------------------------------------------------------------
Balance, end of year                              $ 694          585
---------------------------------------------------------------------



                Loans on which the accrual of interest has been discontinued or reduced amounted to $193,246 and $265,661 at December 31, 1996 and 1995, respectively. Interest lost on these nonaccrual loans was approximately $6,598 for 1996 and $13,465 for 1995.

                At December 31, 1996, the Company had three impaired loans with unpaid principal balances of $182,000. The loans are on nonaccrual and there is $16,000 in related impairment reserves against these loans. The average balance of impaired loans during 1996 was $140,000 which had an average impairment reserve of $20,000. There was one impaired loan with an unpaid principal balance of $266,000 at December 31, 1995. This loan was on nonaccrual, but had no related impairment reserve. The average balance of impaired loans during 1995 was $334,000 which had an average impairment reserve of $26,000.

                All of the Bank's loans, commitments and standby letters of credit have been granted to customers located in the Washington, D.C. metropolitan area. The concentrations of credit by type of loan are set forth above. The Bank, as a matter of policy, does not extend credit, net of participated amounts, to any single borrower or group of related borrowers in excess of $1,000,000.

(5)      Income Taxes

                Deferred income tax assets and liabilities are recognized for differences between financial statement and tax bases of assets and liabilities that will result in future tax consequences. A valuation allowance is required to reduce deferred tax assets to an amount more likely than not realizable.

                Based upon the profitability of the Company in 1995 and 1996, and projected profitability of the Company in 1997, management reassessed the need for a valuation allowance and management considers that all of the benefit is more likely than not to be realized.

                The provision for income tax for the years ended December 31, 1996 and 1995 consists of:



     (dollars in thousands)                         1996         1995
----------------------------------------------------------------------

Current income tax expense                         $  16            -
Deferred income tax benefit                          (90)        (250)
----------------------------------------------------------------------

Income tax benefit                                 $ (74)        (250)
----------------------------------------------------------------------


[The remainder of this page is intentionally left blank]

         A reconciliation of tax at the statutory federal tax rate to the income tax provision is presented below for the years ended December 31, 1996 and 1995:




     (dollars in thousands)                           1996         1995
-------------------------------------------------------------------------

Tax applicable to total income at statutory rate     $  336          108
Adjustments due to:
     Nondeductible expenses                               7            5
     Change in valuation allowance                     (408)        (363)
     Other                                               (9)           -
-------------------------------------------------------------------------

Income tax benefit                                   $  (74)        (250)
-------------------------------------------------------------------------


                Deferred tax assets and liabilities consist of the following at December 31, 1996 and 1995:


     (dollars in thousands)                        1996         1995
---------------------------------------------------------------------
Alternative minimum tax carryforward              $  15            -
Premium paid for deposits acquired                   22            9
Bad debt expense                                    196          148
Amortization                                          -           28
Net operating loss carryforward                     134          510
Other                                                 7            -
---------------------------------------------------------------------
Gross deferred tax assets                           374          695
Less - valuation allowance                            -         (408)
---------------------------------------------------------------------
Depreciation                                         35           37
Unrealized gain on securities available-for-sale     27            -
---------------------------------------------------------------------
Gross deferred tax liabilities                       62           37
---------------------------------------------------------------------

Net deferred tax assets                           $ 312          250
---------------------------------------------------------------------

                At December 31, 1996, the Company had completely used its net operating loss carryforward for financial statement purposes.

(6)      Regulatory Matters

                The Bank, as a national bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the Bank may not, without the prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years. At December 31, 1996 and 1995, there were no net earnings against which dividends could be charged.

                The Bank is required to maintain a minimum average reserve balance with the Federal Reserve Bank. The average amount of the required reserve was $754,269 and $1,046,000 for 1996 and 1995, respectively.

                As a member of the Federal Reserve Bank system, the Bank is required to subscribe to shares of $100 par value Federal Reserve Bank stock equal to 6 percent of the Bank's capital and surplus. The Bank is required to pay for one-half of the subscription. The remaining amount is subject to call when deemed necessary by the Board of Governors of the Federal Reserve.

                The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires the regulators to stratify institutions into five quality tiers based upon their relative capital strengths and to increase progressively the degree of regulation over the weaker institutions, limits the pass through deposit insurance treatment of certain types of accounts, adopts a "truth in savings" program, calls for the adoption of risk-based premiums on deposit insurance and requires the Bank to observe insider credit underwriting products no less strict than those applied to comparable noninsider transactions.

                At December 31, 1996 and 1995, the Company and its subsidiary bank met all regulatory capital requirements. The key measures of capital are: (1) Tier I capital (stockholders' equity less certain deductions) as a percent of total risk adjusted assets; (2) Tier I capital as a percent of total assets, and (3) total capital (Tier I capital plus the allowance for loan losses up to certain limitations) as a percent of total risk adjusted assets. The capital ratios for the Bank at December 31, 1996 and 1995 are as follows:



                                     Analysis of Capital
                                     -------------------------------------------------------------------------
(dollars in thousands)               Required     Required    Actual      Actual      Excess       Excess
                                     Amount       %           Amount      %           Amount       %
                                     ------------ ----------- ----------- ----------- ------------ -----------

As of December 31, 1996
     Tier 1 risk-based capital ratio  $ 2,516      4.00%       $ 7,231     11.50%      $ 4,715      7.50%
     Total risk-based capital ratio   $ 5,032      8.00%       $ 7,925     12.60%      $ 2,893      4.60%
     Tier 1 leverage ratio            $ 2,504      3.00%       $ 7,231      8.66%      $ 4,727      5.66%

As of December 31, 1995
     Tier 1 risk-based capital ratio  $ 1,873      4.00%       $ 3,436     7.34%       $ 1,563      3.34%
     Total risk-based capital ratio   $ 3,745      8.00%       $ 4,021     8.59%       $   276      0.59%
     Tier 1 leverage ratio            $ 1,887      3.00%       $ 3,436     5.46%       $ 1,549      2.46%


(7)      Commitments and Contingencies

                The Bank entered into a lease for office space at its current location for a term of ten years beginning May 1993. This lease is subject to 3 percent annual increases, as well as allocations of real estate taxes and certain operating expenses. In addition, the Company has two additional branch leases also subject to annual increases as well as allocations of real estate taxes and operating expenses.

                Minimum future rental payments under the noncancelable operating leases, as of December 31, 1996 for each of the next five years and in the aggregate, are as follows:

                                                    (dollars in thousands)
                Year ending December 31,                         Amount
                --------------------------------------------------------
                1997                                            $   315
                1998                                                357
                1999                                                366
                2000                                                375
                2001                                                384
                Thereafter                                          412
                --------------------------------------------------------
                                                                $ 2,209
                --------------------------------------------------------
                The total rent expense was $209,039 and $162,286 in 1996 and 1995, respectively.

(8)      Related-Party Transactions

                Officers, directors, employees and their related business interests are loan customers in the ordinary course of business. In management's opinion, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons and do not involve more than normal risk of collectibility or present other unfavorable features.

                Analysis of activity for loans to related parties is as follows:



     (dollars in thousands)                              1996         1995
----------------------------------------------------------------------------

Balance, beginning of year                             $ 1,081          558
New loans                                                  236          659
Loans paid off or paid down                               (208)        (136)
----------------------------------------------------------------------------

Balance, end of year                                   $ 1,109        1,081
----------------------------------------------------------------------------

                Effective January 1, 1993, the Company established an Employee Stock Ownership Plan (ESOP), as further described in Note 11. During June 1994, the Company purchased 32,949 and 22,222 shares of its common stock from several of the Company's current and former directors, respectively, at $8.75 per share, for the ESOP.

                The loan used to fund the ESOP was provided by a director of the Company in the original amount of $500,000. As of December 31, 1996 the outstanding balance of the loan was $375,000. In management's opinion, the loan is at market terms. The loan requires quarterly principal payments of $12,500, quarterly interest payments at prime plus 2 percent, and a balloon payment for the remaining principal balance on June 1, 1998.

(9)      Stock Warrants

                Associated with the Company's initial public offering, the organizers were granted one warrant for each share of common stock purchased for cash in the offering. The stock purchase warrants entitle the holder of the warrants to purchase Company stock at $10 per share, at any time during the term of the warrant. The warrants expire on July 1, 2001.

                In the event of a capital call upon the Bank, the Office of the Comptroller of the Currency will require the Company stock warrants to be exercised at a price no less than current book value or the warrants will be forfeited. The Company had 228,250 stock warrants issued and outstanding at December 31, 1996. No warrants have been exercised.

  (10)   Stock Option Plan

                In 1992, the stockholders approved a stock option plan that provides for incentive stock options, non-qualified stock options, and restricted stock. The plan was amended and restated in 1996 to effect certain technical changes in connection with revisions to Rule 16b-3 promulgated under the Securities Exchange Act of 1934 as amended. A designated committee of the Board of Directors is authorized to grant options to employees, officers, directors and advisory board members. A total of 160,058 shares of common stock have been reserved for this plan. All options are immediately exercisable and expire 10 years from the grant date.

                At December 31, 1996, the Company had the stock-based compensation plan described above. The Company applies APB Opinion No. 25 and related Interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation cost for the Company's stock-based compensation plan been recorded consistent with FASB Statement No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated as follows:


                                                                      December 31,
           (dollars in thousands except per share data)             1996     1995
           -------------------------------------------------------- -------- --------

            Net income                            As reported       $1,062   $ 568
                                                  Pro forma         $  565   $ 550

            Primary earnings per share            As reported       $ 1.23   $ .92
                                                  Pro forma         $  .66   $ .89


                The fair value of each option grant was estimated on the date of grant using the Bloomberg option-pricing model with the following assumptions for both years; risk-free interest rate of 5.25 percent; dividend yield of zero percent; expected life of ten years and volatility of 25 percent.

                A summary of the status of the Company's performance-based stock option plan as of December 31, 1995 and 1996 and changes during the years ended on those dates is presented below:


                                                               for the years ended December 31,
                                                              1996                         1995
                                                     --------------------------------------------------
                                                                 Weighted                 Weighted
                                                                 average                  average
                                                                 exercise                 exercise
                  Performance Options                Shares      price        Shares      price
         ----------------------------------------------------------------------------------------------

         Outstanding at beginning of the year         12,500      $8.75        6,000        $8.75
         Granted                                     109,830      $9.19        6,500        $8.75
         Exercised                                         0          0            0            0
         Forfeited                                     3,000      $8.71            0            0
         Outstanding at end of year                  119,330      $9.18       12,500        $8.75
         Options exercisable at year-end             119,330      $9.18       12,500        $8.75
         Weighted average fair value of
         options granted during the year                          $4.54                     $4.33

         Weighted average remaining contractual life 9.9 years                9 years


              As of December 31, 1996, the 119,330 performance options under the plan, have exercise prices between $8.50 and $11.00.

(11)     Employee Stock Ownership Plan

                The Company has established the Employee Stock Ownership Plan and Trust (ESOP) which became effective on January 1, 1993, for employees of the Bank who have at least one year of credited service and have attained the age of twenty-one (21). The ESOP is to be funded by the Bank's annual contributions made in cash or common stock. Contributions to the plan are made at the discretion of the Board of Directors. Shares purchased by the ESOP are held in a suspense account for allocation among the participants as the loan is repaid. As described in note 8, during 1994 the ESOP purchased 57,171 shares of company stock using $500,000 of funds borrowed from a director of the Company. Compensation expense relating to the ESOP for 1996 and 1995 was $52,988 and $50,000, respectively. No dividends have been declared on the Company's stock; therefore dividends had no effect on the compensation expense relating to the ESOP. As of December 31, 1996, 14,293 shares have been allocated to participants. The fair value of unearned shares at December 31, 1996 is approximately $460,939.

                Contributions to the ESOP and shares released from the suspense account are allocated among the participants on the basis of salary in the year of allocation. Benefits become 20 percent vested after the third year of credited service, with an additional 20 percent vesting each year thereafter until 100 percent vesting after seven years. For any year in which the aggregate of benefits to key employees exceeds 60 percent of the aggregate benefits accrued to non-key employees, benefits allocated to participants in that year will become 20 percent vested after two years, increasing to 100 percent after 6 years. Forfeitures will be reallocated annually among remaining participating employees. Benefits may be payable upon retirement, separation from service, disability or death.

(12)     Financial Instruments with Off Balance Sheet Risk

                The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and financial guarantees. Commitments to extend credit are agreements to lend to a customer so long as there is no violation of any condition established in the contract. Commitments usually have fixed expiration dates up to one year or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

                Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of the contractual obligations by a customer to a third party. The majority of these guarantees extend until satisfactory completion of the customer's contractual obligations. All standby letters of credit outstanding at December 31, 1996, are collateralized.

                Those instruments represent obligations of the Company to extend credit or guarantee borrowings, therefore, they are not recorded on the consolidated statements of financial condition. The rates and terms of these instruments are competitive with others in the market in which the Company operates. Almost all of these instruments as of December 31, 1996 have floating rates, therefore significantly mitigating the market risk.

                Those instruments may involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. Credit risk is defined as the possibility of sustaining a loss because the other parties to a financial instrument fail to perform in accordance with the terms of the contract. The Company's maximum exposure to credit loss under standby letters of credit and commitments to extend credit is represented by the contractual amounts of those instruments.



                                                                    Contractual
     (dollars in thousands)                                           amount
----------------------------------------------------------------------------------


Financial instruments whose contract amounts represent potential credit risk:
        Commitments to extend credit                                  $  17,330
        Standby letters of credit                                     $     222
--------------------------------------------------------------------------------


                At December 31, 1997, the Company did not have any financial instruments whose contractual amounts exceed the amount of credit risk.

                The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The Company evaluates each customer's creditworthiness on a case-by-case basis and requires collateral to support financial instruments when deemed necessary. The amount of collateral obtained upon extension of credit is based on management's evaluation of the counterparty. Collateral held varies but may include deposits held by the Company; marketable securities; accounts receivable; inventory; property, plant and equipment; and income-producing commercial properties.

  (13)   Significant Concentrations of Credit

                At December 31, 1996, the Company had federal funds sold to three correspondent banks totaling approximately $6,810,000, each of which had a balance of $453,000 or more. These are overnight investments and are rolled-over on a daily basis. The Company does not normally require collateral for this type of investment.


(14)     Noninterest Expenses

                Non interest expenses consist of the following:


     (dollars in thousands)                             1996         1995
----------------------------------------------------------------------------
Salaries and employee benefits                         $ 1,567        1,276
Occupancy and equipment                                    394          299
Office and operations expenses                             355          287
Data processing                                            259          226
Legal and professional fees                                305          224
Business development                                       122          114
Amortization of premium paid for deposits                  126           77
Deposit insurance                                           41           63
----------------------------------------------------------------------------

                                                       $ 3,169        2,566
----------------------------------------------------------------------------

(15)     Disclosures of Fair Value of Financial Instruments

                The assumptions used and the estimates disclosed represent management's best judgment of appropriate valuation methods. These estimates are based on pertinent information available to management as of December 31, 1996. In certain cases, fair values are not subject to precise quantification or verification and may change as economic and market factors, and management's evaluation of those factors change.

                Although management uses its best judgment in estimating the fair value of these financial instruments, there are inherent limitations in any estimation technique. Therefore, these fair value estimates are not necessarily indicative of the amounts that the Company would realize in a market transaction. Because of the wide range of valuation techniques and the numerous estimates which must be made, it may be difficult to make reasonable comparisons of the Company's fair value information to that of other financial institutions. It is important that the many uncertainties discussed above be considered when using the estimated fair value disclosures and to realize that because of these uncertainties, the aggregate fair value amount should in no way be construed as representative of the underlying value of the Company.

         Fair Value of Financial Instruments

                The following summarizes the significant methodologies and assumptions used in estimating the fair values presented in the accompanying table.

                  Cash and Cash Equivalents

                  The carrying amount of cash and cash equivalents was used as a reasonable estimate of fair value.

                  Investments

                  Fair values of the Company's investment portfolio were based on actual quoted prices or prices quoted for similar financial instruments.

                  Loans

                  To determine the fair market value for loans, the loan portfolio was segmented based on loan type, credit quality and maturities. For certain variable rate loans with no significant credit concerns and frequent repricings, estimated fair values are based on current carrying values. The fair values of other loans are estimated using discounted cash flow analysis, using interest rates that were offered as of December 31, 1996 for loans with similar terms to borrowers of similar credit quality.

                  Deposits

                  The fair value of deposits with no stated maturity is equal to the amount payable on demand. The fair value of certificates of deposit are estimated using discounted cash flow analysis using interest rates that were offered as of December 31, 1996.

                  Long-Term Debt

                  As described in Note 8, the long-term debt is variable rate at market terms; therefore, the carrying amount was used as a reasonable estimate of fair value.

                  Commitments

                  The fair value of these financial instruments is based on the credit quality and relationship, fees, interest rates, probability of funding, compensating balance and other convenants or requirements. These commitments generally have fixed expiration dates expiring within one year. Many commitments are expected to, and typically do, expire without being drawn upon. The rates and terms of these instruments are competitive with others in the market in which the Company operates. The carrying amounts are reasonable estimates of the fair value of these financial instruments. The carrying amounts of these instruments are zero at December 31, 1996.

         Fair Value of Financial Instruments as of December 31, 1996



                                                            December 31, 1996
                                                        ---------------------------------
                                                            Carrying    Estimated
     (dollars in thousands)                                   Amount   Fair Value
-----------------------------------------------------------------------------------------


Financial assets:
     Cash and cash equivalents                              $ 13,625        13,625
     Investments                                              14,767        14,775
     Loans                                                    56,983        56,955

Financial liabilities:
     Noninterest-bearing demand deposits                      20,113        20,113
     NOW and money market accounts                            37,956        37,956
     Savings                                                   2,438         2,438
     Certificates of deposit                                  18,046        17,751
     Long-term debt                                              375           375

Commitments                                                 $      -             -
-----------------------------------------------------------------------------------------




(16)     Holding Company Only Financial Statements

         Balance Sheets as of December 31, 1996 and 1995:



                                                             (dollars in thousands)
ASSETS                                                       1996             1995
-----------------------------------------------------------------------------------


Assets:
     Cash                                                   $    50               12
     Federal funds sold                                         384                -
     Prepaids and other assets                                   10                -
     Investment in subsidiary bank                            8,182            4,560
-------------------------------------------------------------------------------------

Total assets                                                $ 8,626            4,572
-------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------------

Liabilities:
     Long term debt                                         $   375              425
     Other liabilities                                           38                6
-------------------------------------------------------------------------------------

Total liabilities                                               413              431
-------------------------------------------------------------------------------------

Stockholders' equity
     Common stock                                             5,356            3,343
     Additional paid-in capital                               4,035            3,072
     Employee stock ownership plan trust                       (375)            (425)
     Retained earnings                                         (803)          (1,849)
-------------------------------------------------------------------------------------

Total stockholders' equity                                    8,213            4,141
-------------------------------------------------------------------------------------

Total liabilities and stockholders' equity                  $ 8,626            4,572
-------------------------------------------------------------------------------------



         Statements of Operations for the years ended December 31, 1996 and 1995:



                                                                   1996        1995
------------------------------------------------------------------------------------


Income:
     Equity in undistributed earnings of subsidiary             $ 1,070         576
     Interest income                                                 10           -
------------------------------------------------------------------------------------

Total income                                                      1,080         576

Expenses                                                             18           8
------------------------------------------------------------------------------------

Total expenses                                                       18           8
------------------------------------------------------------------------------------

Net income (loss)                                               $ 1,062         568
------------------------------------------------------------------------------------

Statements of Cash Flows for the years ended December 31, 1996 and 1995:





     (dollars in thousands)                                        1996            1995
----------------------------------------------------------------------------------------


Operating activities:
     Net income                                                $  1,062             568
     Adjustments to reconcile net income to net cash
        provided by operating activities:
        Equity in undistributed net income of subsidiary         (1,070)           (576)
        Compensation expense for ESOP trust                          53              50
        Other                                                        18               -
----------------------------------------------------------------------------------------
Net cash provided by operating activities                            63              42
----------------------------------------------------------------------------------------

Cash flows from financing activities:
     Issuance of common stock                                     2,976               -
     Increased investment in subsidiary                          (2,567)              -
     Payments on ESOP trust debt                                    (50)            (50)
----------------------------------------------------------------------------------------
Net cash provided ( used) by financing activities                   359             (50)
----------------------------------------------------------------------------------------

Increase (decrease) in cash                                         422              (8)

Cash and cash equivalents, beginning of year                         12              20
----------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                         $    434              12
----------------------------------------------------------------------------------------


TYSONS FINANCIAL CORPORATION AND SUBSIDIARY
Consolidated Statements of Financial Condition


                                                                         (unaudited)
                                                                        September 30,           December 31,
Assets                                                                      1997                   1996
----------------------------------------------------------------------------------------------------------------

Cash and due from banks                                                  $  7,102,156           $  6,814,233
Federal funds sold                                                         12,863,118              6,810,371
Interest-bearing deposits in other banks                                      100,000                100,000
Investment securities available-for-sale, at fair value                    12,008,120             11,040,897
Investment securities held-to-maturity, at cost, fair
     value of $1,962,535 in 1997 and $3,734,415 in 1996                     1,955,272              3,726,535
Loans, net                                                                 61,396,300             56,982,848
Property and equipment, net                                                   732,437                499,977
Premium paid for deposits acquired                                            883,265                982,067
Accrued interest receivable and other assets                                  961,817                879,782
-------------------------------------------------------------------------------------------------------------
Total Assets                                                             $ 98,002,485           $ 87,836,710
=============================================================================================================

Liabilities and Stockholders' Equity
Liabilities:
     Deposits:
        Noninterest-bearing demand                                       $ 21,379,354           $ 20,113,231
        NOW and money market accounts                                      27,046,046             37,956,032
        Savings                                                             1,909,616              2,438,259
        Certificates of deposit, under $100,000                            22,036,565             13,672,085
        Certificates of deposit, $100,000 and over                         14,247,810              4,374,231
-------------------------------------------------------------------------------------------------------------
     Total deposits                                                        86,619,391             78,553,838

     Accrued interest payable and other liabilities                           499,175                642,787
     Federal funds purchased and repurchase agreements                      1,797,367                      -
     Long-term debt                                                           337,500                375,000
-------------------------------------------------------------------------------------------------------------
                                                                           89,253,433             79,571,625
-------------------------------------------------------------------------------------------------------------

     Common stock, par value $5; 10,000,000 shares authorized;
         1,071,119 shares issued and outstanding at June 30, 1997 and
         December 31, 1996                                                  5,355,595              5,355,595
     Additional paid-in capital                                             4,051,325              4,035,209
     ESOP Trust, 38,591 shares in 1997 and 42,878 shares in 1996            (337,500)              (375,000)
     Accumulated deficit                                                    (342,759)              (802,960)
     Unrealized gain on investment securities available-for-sale               22,391                 52,241
-------------------------------------------------------------------------------------------------------------
Total Stockholders' Equity                                                  8,749,052              8,265,085
-------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                               $ 98,002,485           $ 87,836,710
=============================================================================================================


TYSONS FINANCIAL CORPORATION AND SUBSIDIARY
Consolidated Statements of Operations

                                                                Nine months      Nine months    Three months     Three months
                                                                   ended            ended           ended           ended
(Unaudited)                                                    September 30,    September 30,   September 30,   September 30,
                                                                   1997             1996            1997             1996
--------------------------------------------------------------------------------------------------------------------------------
 Interest Income:
    Loans                                                     $ 4,298,290      $ 3,553,777      $ 1,495,524      $ 1,285,824
    Investment securities:
        Available-for-sale                                        495,068          325,955          162,060          144,528
        Held-to-maturity                                          118,397          204,661           34,178           65,036
    Federal funds sold                                            234,493          501,043          149,423          173,576
    Deposits in other banks                                         4,442            4,512            1,554            1,440
-----------------------------------------------------------------------------------------------------------------------------

Total interest income                                           5,150,690        4,589,948        1,842,739        1,670,404
-----------------------------------------------------------------------------------------------------------------------------

 Interest expense:
    Interest on deposits:
        NOW and money market accounts                             724,745          739,311          223,856          289,463
        Savings accounts                                           51,193           69,981           16,301           23,670
        Certificates of deposit, under $100,000                   723,046          663,146          329,046          214,814
        Certificates of deposit, $100,000 and over                263,543          149,363          138,818           54,189
    Interest on short-term borrowings                              49,054            1,856           20,031            1,413
    Interest on long-term debt                                     27,997           31,618            9,078           10,174
-----------------------------------------------------------------------------------------------------------------------------
 Total interest expense                                         1,839,578        1,655,275          737,130          593,723
-----------------------------------------------------------------------------------------------------------------------------

 Net interest income                                            3,311,112        2,934,673        1,105,609        1,076,681
 Provision for loan losses                                        103,102          125,060           32,267           73,000
-----------------------------------------------------------------------------------------------------------------------------

 Net interest income after provision for loan losses            3,208,010        2,809,613        1,073,342        1,003,681

 Non-interest income:
    Service charge income                                         129,505          140,748           47,609           48,275
    Other income                                                   75,617           75,319           20,307           10,510
-----------------------------------------------------------------------------------------------------------------------------
 Total non-interest income                                        205,122          216,067           67,916           58,785
-----------------------------------------------------------------------------------------------------------------------------

 Non-interest expense:
    Salaries and employee benefits                              1,288,366        1,200,447          445,343          412,738
    Occupancy, equipment and depreciation                         451,540          275,067          195,013           83,824
    Operations expense                                            481,368          390,961          174,167          143,997
    Administration expense                                        492,464          530,333          138,154          161,962
-----------------------------------------------------------------------------------------------------------------------------
 Total non-interest expense                                     2,713,738        2,396,808          952,677          802,521
-----------------------------------------------------------------------------------------------------------------------------
 Net income before income taxes                                   699,394          628,872          188,581          259,945
 Income tax expense (benefit)                                     239,193         (202,823)          57,393          (30,823)
-----------------------------------------------------------------------------------------------------------------------------
 Net income                                                   $   460,201      $   831,695      $   131,188      $   290,768
-----------------------------------------------------------------------------------------------------------------------------

 Net income per weighted average share                        $      0.42             1.04      $      0.12      $      0.28
 Weighted average shares outstanding                            1,107,703          800,818        1,131,889        1,025,857
 Net income per fully diluted weighted ave share              $      0.41      $      1.04      $      0.12      $      0.28
 Fully diluted weighted ave shares outstanding                  1,133,513          800,818        1,134,942        1,025,857


TYSONS FINANCIAL CORPORATION AND SUBSIDIARY
Consolidated Statements of Cash Flows


(Unaudited)                                                                           Nine months            Nine months
                                                                                         ended                  ended
                                                                                   September 30, 1997     September 30, 1996
-------------------------------------------------------------------------------------------------------------------------------

Cash flows from operating activities:
     Net income                                                                        $    460,201         $    831,695
     Adjustments to reconcile net income to net cash provided by operating activities:
          Depreciation and amortization                                                     223,416              177,914
          Provision for loan losses                                                         103,102              125,060
          Income tax benefit                                                                      -             (202,823)
          Compensation expense for ESOP Trust                                                53,616               37,500
          Increase in accrued interest receivable and other assets                          (82,035)            (335,194)
          (Decrease) increase in accrued interest payable and other liabilities            (143,612)              25,100
------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                                   614,688              659,252
------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
     Purchases of available-for-sale securities                                          (6,739,441)          (8,408,568)
     Purchases of held-to-maturity securities                                                     -             (995,000)
     Proceeds from maturities and principal payments of
        available-for-sale securities                                                     5,713,566            2,249,009
     Proceeds from maturities and principal payments of
        held-to-maturity securities                                                       1,757,658            2,354,723
     Purchase of property and equipment                                                    (344,972)            (147,376)
     Net increase in loan portfolio                                                      (4,486,249)          (8,188,617)
------------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                                    (4,099,438)         (13,135,829)
------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
     Issuance of common stock                                                                     -            3,012,034
     Net increase in deposits                                                             8,065,553           22,270,474
     Net increase in other borrowed funds                                                 1,797,367                    -
     Repayments of long term debt                                                           (37,500)             (37,500)
------------------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) financing activities                                       9,825,420           25,245,008
------------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                                      6,340,670           12,768,431
Cash and cash equivalents, beginning of period                                           13,624,604           14,399,076
------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                                               $ 19,965,274         $  7,167,507
------------------------------------------------------------------------------------------------------------------------------
Supplemental disclosures of cash flow information:

     Interest paid                                                                     $  1,763,623         $  1,631,774
     Income taxes paid                                                                 $     15,421         $        721
------------------------------------------------------------------------------------------------------------------------------



                   NOTE TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  RECENT DEVELOPMENT

         On July 25, 1997, the Company entered into an agreement and plan of merger with MainStreet BankGroup Incorporated ("MainStreet") pursuant to which all of the outstanding stock of the Company will be converted into the right to receive common stock of MainStreet at the exchange ratio provided for in the agreement and plan of merger. The consummation of the merger is subject to regulatory and shareholder approval and the satisfaction of various other customary conditions to closing. Upon consummation of the merger, the Company will continue as a wholly owned subsidiary of MainStreet.

                                    ANNEX A






                          AGREEMENT AND PLAN OF MERGER

                                     among

                       MAINSTREET BANKGROUP INCORPORATED

                                      and

                          TYSONS FINANCIAL CORPORATION

                                 July 25, 1997




                                       A

                               Table of Contents


                                    Recitals

(A)      MSBC................................................................1
(B)      Tysons..............................................................1
(C)      The Holding Company.................................................2
(D)      TNB.................................................................2
(E)      Rights, Etc.........................................................2
(F)      This Transaction....................................................3
(G)      Stock Option Agreement..............................................3
(H)      Approvals...........................................................3
(I)      NASDAQ..............................................................3
(J)      Benefits of Plan....................................................3

                                 I. The Merger

(A)      The Continuing Corporation..........................................3
(B)      Rights, Etc. .......................................................4
(C)      Liabilities.........................................................4
(D)      Articles of Incorporation; Bylaws; Directors;
            Officers of Continuing Corporation...............................4
(E)      Merger Closing; Merger Effective Date...............................4

                            II. Merger Consideration

(A)      Outstanding Holding Company Common Stock............................4
(B)      Outstanding MSBC Common Stock.......................................5
(C)      Outstanding Tysons Common Stock.....................................5
(D)      Stockholder Rights; Stock Transfers.................................5
(E)      Fractional Shares...................................................5
(F)      Exchange Procedures.................................................5
(G)      Shares Held by Tysons or MSBC.......................................6
(H)      Anti-Dilution Provisions............................................6
(I)      Dividends...........................................................6
(J)      ISO's and Stock Appreciation Rights.................................6

                          III. Actions Pending Merger

(A)      Tysons Actions......................................................7
         (1)     Stock Distributions.........................................7
         (2)      Employment Contracts.......................................7
         (3)      Employee Benefit Plans.....................................7
         (4)      Asset Disposition..........................................7

         (5)      Constituent Documents......................................8
         (6)      Material Transactions......................................8
         (7)      Actions Not in Ordinary Course.............................8
         (8)      Agreements.................................................8

                       IV. Representations and Warranties

(A)      Recitals ...........................................................8
(B)      Capitalization......................................................8
(C)      General Corporate Power and Ownership of Properties.................8
(D)      Specific Corporate Authority........................................8
(E)      No Default..........................................................9
(F)      Financial Reports...................................................9
(G)      Regulatory Reports..................................................9
(H)      Material Events....................................................10
(I)      Litigation.........................................................10
(J)      Material Contracts.................................................10
(K)      Commissions........................................................10
(L)      ERISA    ..........................................................10
(M)      Regulatory Approvals...............................................11
(N)      Agreements with Bank Regulators....................................11
(O)      Subsidiaries.......................................................12
(P)      Collective Bargaining Contracts....................................12
(Q)      Classified Assets..................................................12
(R)      Affiliates.........................................................12
(S)      Insurance Policies.................................................12
(T)      MSBC Stock.........................................................13
(U)      Takeover Laws......................................................13
(V)      Approval of This Transaction.......................................13
(W)      Environmental Laws.................................................13
(X)      Taxes    ..........................................................15
(Y)      Legal Compliance...................................................15
(Z)      Certain Interests..................................................15
(AA)     Licenses 16
(BB)     Liabilities........................................................16
(CC)     Ten Percent Shareholders...........................................16
(DD)     Option Shares......................................................16
(EE)     Articles and Bylaws................................................16
(FF)     Dissenters Rights..................................................17
(GG)     MSBC Shareholder Approval..........................................17

                                  V. Covenants

(A)      Best Efforts to Complete Merger....................................17
(B)      Tysons Proxy Statement.............................................17

(C)      Registration Statement Contents....................................18
(D)      Effectiveness of Registration Statement............................18
(E)      Public Announcements...............................................18
(F)      Review of Information..............................................18
(G)      No Solicitation....................................................19
(H)      Filing of Registration Statement...................................19
(I)      Blue Sky...........................................................19
(J)      Affiliates.........................................................19
(K)      Tysons' Policies and Practices.....................................20
(L)      State Takeover Laws................................................20
(M)      Tysons Special Shareholder Rights..................................20
(N)      Shareholder Approval...............................................20
(O)      Best Efforts for Merger............................................20
(P)      Government Applications............................................21
(Q)      Environmental Tests................................................21
(R)      Listing of MSBC Common Stock.......................................21
(S)      Execution of Plan by Holding Company...............................21
(T)      Tysons Directors Options...........................................21
(U)      Tysons Warrants....................................................22
(V)      Payment of ESOP Loan...............................................22

                  VI. Conditions to Consummation of the Merger

(A)      Shareholder Approval...............................................22
(B)      Specific Regulatory Approval.......................................22
(C)      General Governmental Approval......................................22
(D)      No Countervening Orders............................................23
(E)      Accountants' Reports as to MSBC....................................23
(F)      Accountants' Reports as to Tysons..................................23
(G)      MSBC Legal Opinion.................................................23
(H)      Tysons Legal Opinion...............................................23
(I)      MSBC Representations and Warranties................................23
(J)      Tysons Representations and Warranties..............................23
(K)      Registration Statement Effectiveness...............................24
(L)      Blue Sky Approvals.................................................24
(M)      Tax Free Reorganization Opinion....................................24
(N)      Listing of MSBC Common Stock.......................................24
(O)      Affiliate Letters..................................................24
(P)      Tysons Fairness Opinion............................................24
(Q)      Exercise of Tysons Warrants........................................25
(R)      Tysons Directors Options...........................................25
(S)      ISO's..............................................................25

                                VII. Termination

(A)      Mutual Consent.....................................................25
(B)      On Breach..........................................................25
(C)      Failure to Consummate on Time......................................26
(D)      Failure to Obtain Certain Approvals................................26
(E)      Failure to Execute Stock Option Agreement..........................26
(F)      Possible Adjustment in Exchange Ratio and Option Ratio.............26

                              VIII. Other Matters

(A)      Survival...........................................................27
(B)      Waiver, Amendment..................................................27
(C)      Counterparts.......................................................28
(D)      Governing Law......................................................28
(E)      Fees and Expenses..................................................28
(F)      Confidentiality....................................................28
(G)      Notices............................................................28
(H)      Definitions........................................................29
(I)      Entire Understanding...............................................30
(J)      Benefit Plans......................................................30
(K)      Indemnification....................................................30
(L)      Acquisition of MSBC................................................31



                                    Exhibits

A.       Articles of Merger
         Annex 1 - Plan of Merger
                                     (incorporated herein by reference to Form
                                      8-K filed electronically on August 5, 1997

B.       Tysons Affiliate's Letter   (incorporated herein by reference to Form
                                      8-K filed electronically on August 5, 1997

C.       Opinion of MSBC Counsel     (incorporated herein by reference to Form
                                      8-K filed electronically on August 5, 1997

D.       Opinion of Tysons Counsel   (incorporated herein by reference to Form
                                      8-K filed electronically on August 5, 1997

E.       Stock Option Agreement      (incorporated herein by reference to Form
                                      8-K filed electronically on August 5, 1997

                                Definition Index

   Defined Term                                                        Location

Average MSBC Share Price..................................................II(C)
Blue Sky Laws..............................................................V(F)
TNB Asset Classification..................................................IV(P)
TNB Delinquent Loan List..................................................IV(P)
Code......................................................................IV(L)
Continuing Corporation.....................................................I(A)
Employees.................................................................IV(L)
Environmental Law.........................................................IV(V)
ERISA.....................................................................IV(L)
ERISA Affiliate...........................................................IV(L)
ERISA Plans...............................................................IV(L)
Exchange Act..........................................................Recital B
Exchange Ratio............................................................II(C)
Excluded Shares...........................................................II(C)
Federal Securities Laws...................................................IV(Q)
Financial Reports.........................................................IV(F)
FRB.......................................................................IV(Y)
Hazardous Material........................................................IV(V)
Holding Company.......................................................Recital A
Holding Company Common Stock..........................................Recital C
Knowledge...............................................................VIII(H)
Loan Property.............................................................IV(V)
Material Adverse Effect.................................................VIII(H)
Meeting....................................................................V(B)
Merger.....................................................................I(A)
Merger Closing.............................................................I(E)
Merger Effective Date......................................................I(E)
MSBC.....................................................................Page 1
MSBC Bank Subsidiary..................................................Recital A
MSBC Common Stock.....................................................Recital A
MSBC Preferred Stock..................................................Recital A
MSBC Subsidiaries.....................................................Recital A
MSBC Trust Subsidiary.................................................Recital A
NASDAQ/NMS............................................................Recital I
NASD/SCM..............................................................Recital I
OCC.......................................................................IV(P)
Option.....................................................................I(G)
Option Shares............................................................IV(CC)
Participation Facility....................................................IV(V)
Pension Plan..............................................................IV(L)
Plan.....................................................................Page 1

Plan of Merger.............................................................I(E)
Previously Disclosed....................................................VIII(H)
Proxy Statement............................................................V(B)
Registration Statement.....................................................V(B)
Regulatory Reports........................................................IV(G)
SEC...................................................................Recital B
Securities Act............................................................IV(Q)
Securities Laws............................................................V(F)
Stock Option Agreement................................................Recital G
Tax Returns...............................................................IV(W)
Taxes.....................................................................IV(W)
10% Ownership............................................................IV(BB)
TNB...................................................................Recital B
TNB Common Stock......................................................Recital D
Tysons...................................................................Page 1
Tysons Common Stock...................................................Recital B
Tysons Warrants.......................................................Recital B
Virginia Corporation Authority.............................................I(E)
Warrant Redemption Ratio.................................................VI (S)

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of the 25th day of July, 1997 (this "Plan"), by and among MainStreet BankGroup Incorporated, a Virginia corporation ("MSBC"), and Tysons Financial Corporation, a Virginia corporation ("Tysons").

                                   RECITALS:

         (A) MSBC. MSBC is a corporation duly organized and existing in good standing under the laws of the Commonwealth of Virginia, with its principal executive offices located in Martinsville, Virginia. As of the date hereof, MSBC has 20,000,000 authorized shares of Common Stock, each of $5.00 par value ("MSBC Common Stock"), and 1,000,000 authorized shares of Preferred Stock, each of $5.00 par value ("MSBC Preferred Stock") (no other class of capital stock being authorized), of which 11,373,417 shares of MSBC Common Stock and no shares of MSBC Preferred Stock, respectively, are issued and outstanding as of June 30, 1997. MSBC has eight (8) wholly owned bank subsidiaries: Piedmont Trust Bank, a Virginia bank; Bank of Ferrum, a Virginia bank; Bank of Carroll, a Virginia bank; First Community Bank, a Virginia bank; The First Bank of Stuart, a Virginia bank; First Community Bank of Saltville, a Virginia bank; Hanover Bank, a Virginia bank; and First National Bank of Clifton Forge, a national banking association (each of which is referred to as a "MSBC Bank Subsidiary" and all of which are referred to as "MSBC Bank Subsidiaries"). In addition, MSBC has one wholly owned nonbanking subsidiary, MainStreet Trust Company chartered as a limited purpose national banking association to engage in the business of a trust company and businesses incidental thereto ("MSBC Trust Subsidiary") and one corporation, MB Corp. (the "Holding Company"), incorporated under Virginia law, which will become a wholly owned subsidiary of MSBC. The MSBC Bank Subsidiaries, MSBC Trust Subsidiary and the Holding Company (upon formation) are individually referred to as an "MSBC Subsidiary" and collectively as "MSBC Subsidiaries".

         (B) Tysons. Tysons is a corporation duly organized and existing in good standing under the laws of the Commonwealth of Virginia, with its principal executive offices located at 8200 Greensboro Drive, Suite 100, McLean, Virginia and is authorized to do business as a bank holding company under the federal Bank Holding Company Act of 1956, as amended, and Chapter 13 of the Virginia Banking Act. Tysons' only subsidiary is Tysons National Bank ("TNB"). TNB is a national banking association organized under the laws of the United States. As of the date hereof, Tysons has 10,000,000 authorized shares of Common Stock, each of $5.00 par value ("Tysons Common Stock"), of which 1,071,119 shares were issued and outstanding as of June 30, 1997 (no other class of capital stock being authorized) and warrants to purchase up to 228,250 shares of Tysons Common Stock at $10.00 per share, which expire on July 1, 2001, if unexercised, of which 228,250 are outstanding as of the date of this Agreement ("Tysons Warrants"). The holders of Tysons Common Stock have no preemptive rights. Tysons Common Stock is subject to the provisions of Section 12, 13, 14(a), 14(c), 14(d), 15(d) and 16 of the Securities Exchange Act of 1934, as amended, (together with the rules and regulations of the Securities and Exchange Commission ("SEC") promulgated thereunder, the "Exchange Act").

         (C) The Holding Company. The Holding Company is a corporation duly organized and existing in good standing under the laws of the Commonwealth of Virginia, having 5,000 authorized shares of common stock, no par value ("Holding Company Common Stock") (no other class of capital stock being authorized) of which as of the Merger Closing 1,000 shares will be issued and outstanding, all of which shall be held of record and beneficially by MSBC.

         (D) TNB. TNB is a wholly owned subsidiary of Tysons. TNB's headquarters are located at 8200 Greensboro Drive, Suite 100, McLean, Virginia 22102. TNB has 10,000,000 shares of common stock, $5.00 par value per share ("TNB Common Stock") authorized (no other class of capital stock being authorized), of which 575,000 shares are issued and outstanding as of June 30, 1997, and are held of record and beneficially by Tysons. There are no shares of TNB Common Stock authorized and reserved for issuance and there is no commitment to authorize, issue or sell any such shares or any other securities, warrants or obligations convertible into or exchangeable for, or giving any right to subscribe for or acquire any such shares and no securities, warrants or obligations representing any such rights are outstanding. There are no options or share appreciation rights authorized or granted for TNB Common Stock and no commitment to grant any such options or share appreciation rights.

         With respect to Tysons, any reference herein to "Subsidiary" or "Subsidiaries" refers to TNB and, with respect to MSBC, any reference to "Subsidiary" refers to any MSBC Subsidiary and to "Subsidiaries" refers to the MSBC Subsidiaries, jointly and severally (unless the context otherwise requires).

         (E) Rights, Etc. Except as Previously Disclosed or except in connection with the transactions contemplated by this Plan, there are no shares of MSBC Common Stock or MSBC Preferred Stock authorized and reserved for issuance, and MSBC has no commitment to authorize, issue or sell any such shares or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from MSBC, any such shares and no securities or obligations representing any such rights are outstanding. Except as Previously Disclosed, MSBC has not granted or made any commitment to grant any options or share appreciation rights with respect to the MSBC Common Stock or MSBC Preferred Stock. Except as Previously Disclosed and except for shares reserved pursuant to the Stock Option Agreement (as hereinafter defined) and the Tysons Warrants, there are no shares of Tysons Common Stock authorized and reserved for issuance and Tysons has no commitment to authorize, issue or sell any such shares, or any other securities, warrants or obligations convertible into or exchangeable for, or giving any right to subscribe for or acquire from Tysons any such shares, and no securities, warrants or obligations representing any such rights are outstanding. Except for options granted to employees and officers in such capacity to purchase Tysons Common Stock ("ISO's") and options granted to directors in such capacity to purchase Tysons' Common Stock ("Directors Options"), all as Previously Disclosed, Tysons has not granted or made any commitment to grant any options or share appreciation rights with respect to Tysons Common Stock. The ISO's and Directors Options are collectively referred to as the "Tysons Options".

         (F) This Transaction. The Boards of Directors of MSBC and Tysons, respectively, deem it advisable and in the best interests of MSBC and Tysons and their stockholders that Tysons be acquired by MSBC through a merger of Holding Company into Tysons pursuant to this Agreement and Plan of Merger.

         (G) Stock Option Agreement. As a condition and inducement to MSBC's willingness to enter into this Plan, Tysons has agreed that prior to 5:00 p.m., on July 25, 1997, Tysons shall enter into a Stock Option Agreement with MSBC ("Stock Option Agreement") in the form attached hereto as Exhibit E pursuant to which Tysons shall grant to MSBC an option ("Option") to purchase, under certain circumstances, shares of Tysons Common Stock.

         (H) Approvals. The Board of Directors of each of MSBC and Tysons has approved and adopted, at meetings of each of such Board of Directors, this Plan and the Stock Option Agreement and has authorized, subject to such further modifications as may be agreed by a member of the Office of the Chairman of MSBC and by the President of Tysons, respectively, not inconsistent herewith, the execution hereof in counterparts. At the meeting of the Tysons Board of Directors, the Board of Directors of Tysons recommended the Plan as so executed to its shareholders.

         (I) NASDAQ. Trading of the MSBC Common Stock is presently reported on the National Association of Securities Dealers ("NASD") Quotations System National Market System("NASDAQ/NMS"). Trading of the Tysons Common Stock is presently reflected on NASD's Small Cap Market ("NASD/SCM"). The Tysons Warrants and the Tysons Options are not traded on any established market.

         (J) Benefits of Plan. MSBC and Tysons believe the Plan and its consummation are in the respective best interests of each corporation and its shareholders for the following reasons, among others: (1) the Merger will allow them to provide banking and related financial services more effectively and efficiently; (2) the Merger will expand the range of banking and related financial services which they can provide; (3) the Merger will enhance the safety and soundness of their operations; (4) the Merger will enable them to expand the market for their banking and related financial services; (5) the Merger will expand the number and diversity of Tysons' shareholder base and enhance the liquidity of equity investments in Tysons; and (6) no gain or loss generally will be recognized by stockholders of Tysons who receive shares of MSBC Common Stock in exchange for their shares of Tysons Common Stock.

         NOW, THEREFORE, in consideration of their mutual promises and obligations, the parties hereto adopt and make this Plan and prescribe the terms and conditions thereof and the manner and basis of carrying it into effect, which shall be as follows:

                                 I. THE MERGER

         (A) The Continuing Corporation. On the Merger Effective Date (as hereinafter defined), the Holding Company shall merge into Tysons (the "Merger"), the separate existence of the Holding Company shall cease and Tysons (the "Continuing Corporation") shall survive.

         (B) Rights, Etc. Upon consummation of the Merger, the Continuing Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the merging corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the corporations so merged, shall be deemed to be vested in the Continuing Corporation without further act or deed; and the title to any real estate or any interest therein, vested in any of such corporations, shall not revert or be in any way impaired by reason of the Merger as provided by the laws of the Commonwealth of Virginia.

         (C) Liabilities. Upon consummation of the Merger, the Continuing Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged.

         (D) Articles of Incorporation; Bylaws; Directors; Officers of Continuing Corporation. The Articles of Incorporation of the Continuing Corporation shall be those of the Holding Company, and the Bylaws of the Continuing Corporation shall be those of the Holding Company. The officers and directors of Tysons in office immediately prior to the Merger becoming effective shall be the officers and directors of the Continuing Corporation, who shall hold office until such time as their successors are elected and qualified in accordance with the Articles and Bylaws of the Continuing Corporation.

         (E) Merger Closing; Merger Effective Date. The Merger shall become effective on the date and time the Virginia State Corporation Commission ("Virginia Corporation Authority") issues a certificate of merger reflecting the Merger (the "Merger Effective Date"). Unless otherwise agreed upon in writing by the chief executive officers of MSBC and Tysons, subject to the conditions to the obligations of the parties to effect the Merger as set forth in Article VI, the parties shall use their reasonable efforts to cause the Merger Effective Date to occur on an end of the month date as soon as practicable following the satisfaction of the conditions set forth in Paragraphs (A), (B) and (C) of
Article VI but in no event before December 31, 1997. All documents required by the terms of this Agreement to be delivered at or prior to consummation of the Merger will be exchanged by the parties at the closing of the Merger (the "Merger Closing"), which shall be held on such date as MSBC shall designate to Tysons and which is reasonably acceptable to Tysons after the satisfaction of the condition set forth in Paragraphs (A), (B) and (C) of Article VI but no later than the Merger Effective Date. Prior to the Merger Closing, Holding Company and Tysons shall execute and deliver to the Virginia Corporation Authority, Articles of Merger containing a Plan of Merger in substantially the form of Exhibit A hereto (the "Plan of Merger") for approval.

                           II.  MERGER CONSIDERATION

         (A) Outstanding Holding Company Common Stock. The shares of Holding Company Common Stock issued and outstanding immediately prior to the Merger Effective Date, on and after the Merger Effective Date, shall be converted automatically into that number of shares of common stock of the Continuing Corporation issued and outstanding immediately prior to the Merger Effective Date and shall constitute the only issued and outstanding shares of common stock of the Continuing Corporation.

         (B) Outstanding MSBC Common Stock. The shares of MSBC Common Stock issued and outstanding immediately prior to the Merger Effective Date shall, on and after the Merger Effective Date, remain issued and outstanding shares of MSBC Common Stock.

         (C) Outstanding Tysons Common Stock. Each share (excluding shares held by Tysons or by MSBC or by any of the MSBC Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted (the "Excluded Shares")) of Tysons Common Stock issued and outstanding immediately prior to the Merger Effective Date shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof on the Merger Effective Date, become and be converted into the right to receive that number of shares of MSBC Common Stock obtained by dividing the Negotiated Price per Tysons Common Share by the average of the bid/asked price per share for MSBC Common Stock ("Average MSBC Share Price") as reported on the NASDAQ/NMS for each of the twenty (20) trading days preceding the later to occur of (i) the shareholder approvals contemplated by Paragraph A of Article VI and (ii) the financial institutions regulatory approvals (but not the associated statutory waiting periods) contemplated by Paragraph B of Article VI. If the Exchange Ratio computed in accordance with the immediately preceding sentence is less than
 .507, the Exchange Ratio shall be .507, and if the Exchange Ratio computed in accordance with the immediately preceding sentence is greater than .620, the Exchange Ratio shall be .620 ("Exchange Ratio"). The Negotiated Price per Tysons Common Share is $14.50.

         (D) Stockholder Rights; Stock Transfers. On the Merger Effective Date, holders of Tysons Common Stock shall cease to be, and shall have no rights as, stockholders of Tysons other than to receive the Merger consideration provided under Paragraph (C) above. After the Merger Effective Date, there shall be no transfers on the stock transfer books of Tysons or the Continuing Corporation of the shares of Tysons Common Stock which were issued and outstanding immediately prior to the Merger becoming effective.

         (E) Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of MSBC Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, MSBC shall pay to each holder of Tysons Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fractional share by the Average MSBC Share Price.

         (F) Exchange Procedures. As promptly as practicable after the Merger Effective Date, MSBC shall send or cause to be sent to each former stockholder of Tysons of record immediately prior to the Merger Effective Date transmittal materials for use in exchanging such stockholder's certificates of Tysons for the consideration set forth in Paragraph (C) above. Any fractional share checks which a Tysons stockholder shall be entitled to receive in exchange for such stockholder's shares of Tysons Common Stock, and any dividends paid on any shares of MSBC Common Stock, that such stockholder shall be entitled to receive prior to the delivery to MSBC of such stockholder's certificates representing all of such stockholder's shares of Tysons Common Stock will be delivered to such stockholder only upon delivery to MSBC of the certificates representing all of such shares (or indemnity satisfactory to MSBC, in its judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends which the holder of such shares shall be entitled to receive upon such delivery. After the Merger Effective Date, to the extent permitted by law, former stockholders of record of Tysons shall be entitled to vote at any meeting of holders of MSBC Common Stock, the number of whole shares of MSBC Common Stock into which their respective shares of Tysons Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Tysons Common Stock for certificates representing MSBC Common Stock in accordance with the provisions of this Plan.

         (G) Shares Held by Tysons or MSBC. Each of the shares of Tysons Common Stock and any Tysons Warrants held by Tysons, TNB, MSBC or any MSBC Subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Merger Effective Date and no consideration shall be issued in exchange therefor.

         (H) Anti-Dilution Provisions. In the event MSBC changes the number of shares of MSBC Common Stock issued and outstanding prior to the Merger Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding MSBC Common Stock (but not including shares issued in connection with a merger, share exchange or similar transaction) and the record date therefor shall be prior to the Merger Effective Date, the Exchange Ratio shall be proportionately adjusted.

         (I) Dividends. Tysons shareholders shall not under any circumstances be entitled to any dividend (cash or otherwise) declared by MSBC with a record date prior to the Merger Effective Date.

         (J) ISO's and Stock Appreciation Rights. From and after the Merger Effective Date, all ISO's to purchase shares of Tysons Common Stock which are then outstanding and unexercised, shall be converted into and become options with respect to MSBC Common Stock, and MSBC shall assume each such option and right, in accordance with the terms of the plan and agreement by which it is evidenced. From and after the Merger Effective Date, (i) each such ISO assumed by MSBC may be exercised solely for shares of MSBC Common Stock, (ii) the number of shares of MSBC Common Stock subject to each ISO shall be equal to the number of shares of Tysons Common Stock subject to such ISO immediately prior to the Merger Effective Date multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such ISO shall be adjusted by dividing the per share exercise price of each such ISO by the Exchange Ratio, and rounding to the nearest cent. The maximum number of shares of Tysons Common Stock which are issuable upon exercise of such ISO's as of the date hereof are Previously Disclosed. No stock appreciation rights are outstanding and unexercised as of the date hereof.

                          III. ACTIONS PENDING MERGER

A. Tysons Actions. Without the prior written consent or approval of a proper officer of MSBC, Tysons will not and will cause its Subsidiary not to:

         (1) Stock Distributions. Make, declare or pay any dividend other than cash dividends on Tysons Common Stock or TNB Common Stock, as the case may be, consistent with past practice and in an amount not greater than the last previous cash dividend paid prior hereto by Tysons or TNB, respectively, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock (other than in a fiduciary capacity in the ordinary course of its business and consistent with past practice or in connection with stock received on a debt previously contracted basis) or authorize the creation or issuance of, or issue (except as may be required to comply with Tysons' obligations under the Tysons Warrants or Tysons Options), any additional shares of it capital stock, or any options, calls, warrants or commitments relating to its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from its shares of its capital stock or any securities or obligations convertible into or exchangeable for shares of its capital stock, or issue any long-term debt;

         (2) Employment Contracts. Enter into any employment contracts with, increase the rate of compensation of (except in accordance with existing policy consistent with past practice or pursuant to any agreement existing and as in effect on the date hereof and Previously Disclosed), or pay or agree to pay any bonus to, any of its directors, officers or employees, except in accordance with plans or agreements existing and as in effect on the date hereof and Previously Disclosed;

         (3) Employee Benefit Plans. Enter into or modify (except as may be required by applicable law to change the voting provisions of the Tysons Financial Corporation Employee Stock Ownership Plan ("Tysons ESOP") to comply with the provisions of this Agreement) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that accelerates (1) the vesting or exercise of any benefits payable thereunder, or (2) the right to exercise any employee stock options or stock appreciation rights outstanding thereunder;

         (4) Asset Disposition. Dispose of, grant an encumbrance against or discontinue any portion of its assets, business operations or properties, which is material to Tysons or TNB or merge or consolidate with, or acquire all or any substantial portion of, the business or property of any other entity (except foreclosures, acquisitions of control in its fiduciary capacity or securitization transactions, in each case in the ordinary course of business consistent with past practice);

         (5) Constituent Documents. Amend its Articles of Incorporation or Bylaws as delivered to MSBC in connection with this Plan;

         (6) Material Transactions. (a) Settle any material litigation or (b) enter into any material transaction or make any material commitment relating to its assets and business, otherwise than as contemplated hereby or in the ordinary course of business consistent with past practice;

         (7) Actions Not in Ordinary Course. Take any other action not in the ordinary course of business consistent with past practice; or

         (8) Agreements. Agree to take any of the foregoing actions (except to the extent Tysons' Board of Directors is required to authorize any such agreement on behalf of Tysons in order to comply with the directors' fiduciary duties as advised in writing by counsel).

                      IV.  REPRESENTATIONS AND WARRANTIES

         Tysons hereby represents and warrants to MSBC and, upon Holding Company's execution of this Agreement, to Holding Company, and MSBC hereby represent and warrant to Tysons and Holding Company upon its execution of this Agreement hereby represents and warrants as applicable to MSBC, as follows:

         (A) Recitals. The facts set forth in the Recitals of this Plan with respect to it and its respective Subsidiaries are true and correct;

         (B) Capitalization. The outstanding shares of it and its respective Subsidiaries are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights;

         (C) General Corporate Power and Ownership of Properties. It and its respective Subsidiaries have the corporate power and authority to carry on their respective business as now being conducted and to own all of their respective material properties and assets and have good and marketable title to or a valid leasehold interest in all of the material properties and assets thereof reflected as owned or leased in its balance sheet as of December 31, 1996, and included in the Financial Reports (as hereinafter defined) and in all material properties and assets acquired or leased by it or its respective Subsidiaries, since December 31, 1996. In the case of Tysons and its Subsidiary only, none of such properties is subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind except: (1) mechanic's, carrier's, worker's or similar liens arising in the ordinary course of business;
(2) as Previously Disclosed; (3) imperfections of title, if any, none of which is material in amount or materially detracts from the value or impairs the existing use of the property subject thereto or the operations of Tysons or its Subsidiary; and (4) liens of current taxes not due and payable;

         (D) Specific Corporate Authority. Subject to any necessary receipt of approval by its stockholders and the regulatory approvals referred to in Paragraphs (B) and (C) of Article VI, this Plan has been authorized by all necessary corporate action of it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to (1) bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights; and (2) general equity principles and, in the case of Tysons, it represents and warrants to MSBC that the Stock Option Agreement has been authorized by all necessary corporate action of it and is a valid and binding agreement of it enforceable against it in accordance with its terms subject only to conditions (1) and (2) in the immediately preceding sentence.

         (E) No Default. The execution, delivery and performance of this Plan and, in the case of Tysons, the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby by it, will not constitute: (1) a breach of violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, franchise or agreement, indenture, instrument or authorization applicable to, of or held by it or its Subsidiaries, or to which it, its Subsidiaries or its or its Subsidiaries' respective properties are subject or bound, which breach, violation or default is reasonably likely to have a Material Adverse Effect on it; or (2) a breach or violation of, or a default under, its or its Subsidiaries' respective Articles of Incorporation or Bylaws;

         (F) Financial Reports. Except as Previously Disclosed, (1) its Annual Report on Form 10-K, for the fiscal year ended December 31, 1996, and all other documents filed or to be filed subsequent to December 31, 1996 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed with the SEC, all of which have been Previously Disclosed (all of the foregoing reports and documents of MSBC and Tysons, respectively, are hereinafter referred to as its "Financial Reports") did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements;

         (G) Regulatory Reports. In the case of Tysons only, it has Previously Disclosed to MSBC copies of (1) TNB's "Annual Report of Condition and Income" on Form FFIEC 033, as delivered to the appropriate bank regulatory authority for the years ended December 31, 1994, December 31, 1995, and December 31, 1996 and for the period ending March 31, 1997; and (2) all other material reports and documents filed with or sent to any federal or state regulatory authority by it or TNB during 1995, 1996 and 1997; and (3) to the extent not prohibited by law, all reports of any state or federal regulatory authority relating to it or TNB and received during or relating to matters in 1995, 1996 or 1997 (all of the foregoing reports and documents are hereinafter referred to as "Regulatory Reports"). Tysons represents and warrants to MSBC that, as of their respective dates the Regulatory Reports referred to in (1) and (2) above complied in all material respects with all legal and regulatory requirements applicable thereto and the Regulatory Reports referred to in (1) above are accurate in all material respects and fairly present the financial condition and income of the reporting entity for the period(s) covered thereby.

         (H) Material Events. Except as Previously Disclosed, since December 31, 1996, no event has occurred which is reasonably likely to have a Material Adverse Effect on it;

         (I) Litigation. Except as Previously Disclosed, no litigation, proceeding or controversy before any court or governmental agency is pending which is reasonably likely to have a Material Adverse Effect on it and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened;

         (J) Material Contracts. Except as Previously Disclosed or as previously disclosed in the Financial Reports and except for this Plan and the Stock Option Agreement, neither it nor any Subsidiary is bound by any material contract (as to it and its Subsidiaries taken as a whole) to be performed after the date hereof;

         (K) Commissions. All negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment, excluding a fee in an amount Previously Disclosed to be paid to Scott & Stringfellow, who have acted as financial advisors to Tysons;

         (L)      ERISA.  Except as Previously Disclosed:

                  (1)      all "employee benefit plans" within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), covering employees or former employees of it and/or its Subsidiaries (the "Employees") are Previously Disclosed, true and complete copies of which have been made available to the other party;

                  (2) all employee benefit plans covering Employees, to the extent subject to ERISA (the "ERISA Plans"), are in compliance with ERISA, except for failure to so comply which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it; each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has either
(a) received a favorable determination letter from the Internal Revenue Service, or (b) is or will be the subject of an application for a favorable determination letter, and it is not aware of any circumstances likely to result in the revocation or denial of any such favorable determination letter; there is no pending or, to the best of its knowledge, threatened litigation relating to the ERISA Plans which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it; and neither it nor any Subsidiary has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject it or the Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it;

                  (3) no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by it or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or any entity which is considered one "employer" with it or any Subsidiary under Section 4001(a)(14) of ERISA or Section 414 of the Code (an "ERISA Affiliate"), which liability is reasonably likely to have a Material Adverse Effect on it; neither it nor any Subsidiary has incurred and does not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA; and to its knowledge no notice of a "reportable event" within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or the Pension Plan of an ERISA Affiliate within the 12-month period ending on the date hereof;

                  (4) during the current plan year and the immediately preceding three plan years of such ERISA Plan, all contributions required to be made under the terms of any ERISA Plan of it or an ERISA Affiliate have been timely made; and no pension plan of it or an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it;

                  (5) under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the ERISA Plan's most recent actuarial valuation) did not exceed the then current value of the assets of such ERISA Plan, and there has been no material adverse change in the financial position of such ERISA Plan since the last day of the most recent plan year; and

                  (6) there are no material current or projected liabilities for retiree health or life insurance benefits;

         (M) Regulatory Approvals. It knows of no reason why the regulatory approvals referred to in Paragraphs (B) and (C) of Article VI should not be obtained without the imposition of any condition of the type referred to in the proviso following such Paragraph (C).

         (N) Agreements with Bank Regulators. Except as Previously Disclosed neither MSBC or Tysons, respectively, are a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or a recipient of any extraordinary supervisory letter from, any bank regulator which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has either party been advised by any bank regulator that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

         (O) Subsidiaries. In the case of Tysons only, it has no subsidiaries other than TNB, all of the outstanding shares of which are validly issued, fully paid and nonassessable (except pursuant to 12 USC (beta) 55) and are owned by it free and clear of all liens, claims, encumbrances and restrictions on transfer whatsoever. In the case of MSBC only, its only Subsidiaries are the MSBC Subsidiaries, all of the outstanding shares of which (with the exception of the Holding Company as of the date hereof) are validly issued, fully paid and nonassessable (except pursuant to 12 USC (beta) 55 or comparable state law) and are owned by it free and clear of all liens, claims, encumbrances and restrictions on transfer whatsoever.

         (P) Collective Bargaining Contracts. Neither it nor any Subsidiary is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization or is the subject of a proceeding asserting that it or the Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or the Subsidiary to bargain with any labor organization as to wages and conditions of employment. There is not any strike or other labor dispute involving it or any Subsidiary and to the best of its knowledge none is threatened. It is not aware of any activity involving the employees of it or any Subsidiary seeking to certify a collective bargaining unit or engaging in any other organization activity;

         (Q) Classified Assets. Tysons has Previously Disclosed a list of the loans, extensions of credit or other assets of TNB that were classified by the examiners of the Office of the Comptroller of the Currency ("OCC") in its last respective preceding examination ("TNB Asset Classification") and has Previously Disclosed a list of its loans and extensions of credit by TNB in the respective initial principal amount of $50,000 or more, any payment of which is, as of the date so disclosed, delinquent ("TNB Delinquent Loan List"). The TNB Asset Classification and the TNB Delinquent Loan List are, respectively, accurate and complete in all material respects and no amounts of loans, extensions of credit or other assets that have been classified as of the respective date of the TNB Asset Classification by any regulatory examiner as "Other Loans Specially Mentioned", "Substandard", "Doubtful", "Loss", or words of similar import are excluded from the amounts disclosed in the TNB Asset Classification as of the respective date thereof other than amounts of loans, extensions of credit or other assets that were charged off by TNB prior to the respective date of the TNB Asset Classification;

         (R) Affiliates. In the case of Tysons only, except as Previously Disclosed, to the best of its knowledge, there is no person who, as of the date of this Plan, may be deemed to be an "affiliate" of it as that term is used in Rule 145 under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act"; hereinafter the Securities Act and the Exchange Act are referred to as the "Federal Securities Laws");

         (S) Insurance Policies. In the case of Tysons only, it has made available to MSBC correct and complete copies of all of its or its Subsidiary's insurance policies respecting the properties, operations, liabilities, officers, directors and employees thereof, all of which are in full force and effect or provide coverage to it or its Subsidiary and their respective officers, directors and employees.

         (T) MSBC Stock. In the case of MSBC only, the shares of MSBC Common Stock to be issued in exchange for shares of Tysons Common Stock and for the Directors Options upon consummation of the Merger and upon exercise of the ISO's after the Merger Effective Date will have been duly authorized and, when issued in accordance with the terms of this Plan, will be validly issued, fully paid and nonassessable and subject to no preemptive rights;

         (U) Takeover Laws. In the case of Tysons only, it has taken all necessary action to exempt the transactions contemplated by this Plan and the Stock Option Agreement from, or the transactions contemplated by this Plan and the Stock Option Agreement are otherwise exempt from, any applicable state takeover laws in effect as of the date of this Plan, including, without limitation, Articles 14 and 14.1 of the Virginia Stock Corporation Act.

         (V) Approval of This Transaction. In the case of Tysons only, it has taken all action so that the entering into of this Plan and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby (including without limitation the Merger) or any other action or combination of actions, or any other transactions, contemplated hereby or thereby do not and will not (1) require a vote of stockholders (other than as set forth in Paragraph (A) of Article VI); or (2) result in the grant of any rights to any person under its Articles of Incorporation or Bylaws or, except as Previously Disclosed, under any agreement; or (3) except as set forth in Paragraphs (B) and (C) of Article VI, and Section 8 of the Stock Option Agreement and except for consents required to be obtained from the holders of Tysons Warrants and Tysons Options, require any consent or approval under any law, rule, regulation, judgment, decree, order, governmental permit or license or, except as Previously Disclosed, the consent or approval of any other party to any agreement, indenture or instrument; or (4) restrict or impair in any way the ability of MSBC to exercise the rights granted hereunder or under the Stock Option Agreement.

         (W) Environmental Laws. As to Tysons only, (1) To its knowledge, it, its Subsidiary, the Participation Facilities and the Loan Properties (each as defined below) are, and have been, in compliance with all Environmental Laws (as defined below), except for instances of noncompliance which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it;

                  (2) there is no proceeding pending or, to its knowledge, threatened before any court, governmental agency or board or other forum in which it, its Subsidiary, or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law or (b) relating to the release or threatened release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by it, its Subsidiary or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it;

                  (3) to its knowledge, there is no proceeding pending or threatened before any court, governmental agency or board or other forum in which any Loan Property, it or its Subsidiary is or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law or (b) relating to the release or threatened release into the environment of any Hazardous Material, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it;

                  (4) to its knowledge, there is no reasonable basis for any proceeding of a type described in subparagraphs (2) or (3) above;

                  (5) to its knowledge, during the period of its or its Subsidiary's (a) ownership or operation of any of their respective current properties, (b) participation in the management of any Participation Facility, or (c) holding of a security interest in a Loan Property, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it;

                  (6)      to its knowledge, prior to the period of its or its
Subsidiary's: (a) ownership or operation of any of their respective current properties, (b) participation in the management of any Participation Facility, or (c) holding of a security interest in a Loan Property, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it;

                  (7) the following definitions apply for purposes of this Paragraph (V): "to its knowledge" means the actual knowledge of any officer of Tysons, any information contained in the business records of Tysons and, with respect to any "Loan Property", any information contained in a Phase I or Phase II environmental assessment furnished to Tysons; "Loan Property" means any property owned by it or its Subsidiary or in which it or its Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property; "Participation Facility" means any facility in which it or its Subsidiary participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property; "Environmental Law" means (a) any federal, state and local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect and includes, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as now in effect, and (b) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, and includes, without limitation, any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl;

         (X) Taxes. Except as Previously Disclosed, to the best of its knowledge
(1) all reports and returns with respect to Taxes (as defined below) that are required to be filed by or with respect to it or its Subsidiaries, including without limitation consolidated federal income tax returns of it and its Subsidiaries (collectively, the "Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to June 30, 1997, and on or prior to the date of the most recent fiscal year end immediately preceding the Merger Effective Date, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on it, and such Tax Returns were true, complete and accurate in all material respects, (2) all material taxes (which shall mean federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of it and its Subsidiaries, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, collectively the "Taxes") shown to be due on the Tax Returns have been paid in full, (3) all Taxes due with respect to completed and settled examinations have been paid in full, (4) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely to result in a determination that would have a Material Adverse Effect on it, except as reserved against in its Financial Reports, and (5) no waivers of statutes of limitations (excluding such statutes that relate to years currently under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of it or its Subsidiaries;

         (Y) Legal Compliance. Except as Previously Disclosed, it and its Subsidiaries are in substantial compliance with all applicable laws relating to their respective business or employment practices or the ownership of their respective properties and are in substantial compliance with each applicable law, ordinance, order, decree or resolution of any governmental entity applicable to the conduct thereof or the ownership of the properties thereto in each case which either alone or in the aggregate have or would have a Material Adverse Effect on it.

         (Z) Certain Interests. Except in arm's length transactions pursuant to normal commercial terms and conditions, no executive officer or director of it or its Subsidiaries has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of it and its Subsidiaries, except for the usual rights of a shareholder in it; no such person is indebted to it, except for normal business expense advances and for loans made, in the case of MSBC, by an MSBC Bank Subsidiary, and in the case of Tysons, by TNB, in each case in full compliance with the law, including but not limited to, Regulation O of the Board of Governors of the Federal Reserve System ("FRB") and in the ordinary course of business; and it is not indebted to such person except for amounts due under normal and disclosed compensation arrangements or reimbursement of ordinary business expenses.

         (AA) Licenses. It and its Subsidiaries have in effect all approvals, authorizations, consents, licenses, clearances, and orders of and registrations with all governmental and regulatory authorities the failure to have and comply with which either alone or in the aggregate would have a Material Adverse Effect on it.

         (BB) Liabilities. Except to the extent reflected or reserved against in its Financial Reports and except as Previously Disclosed or incurred in the ordinary course of business since the date of its most recent Financial Report, it and its Subsidiaries have no material liability or obligation of any nature whether accrued, absolute, contingent or otherwise and whether due or to become due;

         (CC) Ten Percent Shareholders. It has no shareholder who owns of record or beneficially 10% or more of the outstanding shares of Tysons Common Stock, or MSBC Common Stock, as the case may be, and there is no person known to it who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares (1) voting power which includes the power to vote or to direct the voting of, such shares and/or (2) investment power, which includes the power to dispose or to direct the disposition, of 10% or more of the outstanding shares of Tysons Common Stock or MSBC Common Stock, as the case may be (all of the foregoing, "10% Ownership"). There is no person to its knowledge who, directly or indirectly, has created or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement or device with the purpose or effect of divesting such person of 10% Ownership or preventing the vesting of 10% Ownership. A person shall also be deemed to be a beneficial owner for purposes of the foregoing if that person has the right to acquire beneficial of such shares within 60 days;

         (DD) Option Shares. In the case of Tysons only, the Option Shares (as defined in the Stock Option Agreement) when issued upon exercise of the Option, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

         (EE) Articles and Bylaws. In the case of Tysons only, true, correct and current copies of its and its Subsidiary's Articles of Incorporation (or Association) and bylaws have been delivered to MSBC.

         (FF) Dissenters Rights. In the case of Tysons only, the holders of shares of Tysons Common Stock have no dissenters rights of appraisal in accordance with Article 15 of the Virginia Stock Corporation Act.

         (GG) MSBC Shareholder Approval. In the case of MSBC, the approval of the Merger by the holders of shares of MSBC Common Stock is not required.

                                 V.  COVENANTS

         Tysons hereby covenants to MSBC, and MSBC hereby covenants to Tysons, that:

         (A) Best Efforts to Complete Merger. Subject to the terms and conditions of this Plan, it shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, as promptly as practicable so as to permit consummation of the Merger within the time contemplated by this Agreement and to otherwise enable consummation of the transactions contemplated hereby and by the Stock Option Agreement and shall cooperate fully with the other parties hereto to that end (it being understood that any amendments to the Registration Statement (as hereinafter defined) or a resolicitation of proxies as a consequence of an acquisition agreement by MSBC shall not violate this covenant), including (1) using its best efforts to lift or rescind any order adversely affecting its ability to consummate the transactions contemplated herein and in the Stock Option Agreement and to cause to be satisfied the conditions referred to in Article VI and in the Stock Option Agreement, and each of Tysons and MSBC shall use, and shall cause their respective Subsidiaries to use, their respective best efforts to obtain all consents (governmental or other) necessary or desirable for the consummation of the transactions contemplated by this Plan and the Stock Option Agreement; and
(2) in the case of Tysons, cooperating with MSBC in supplying such information as MSBC may reasonably request in connection with any public offerings of securities by MSBC prior to the Merger Effective Date;

         (B) Tysons Proxy Statement. In the case of Tysons only, (1) it shall promptly prepare and provide to MSBC prior to its filing and mailing a proxy statement (the "Proxy Statement") to be mailed to the holders of Tysons Common Stock in connection with the Merger and to be filed by MSBC in a registration statement (the "Registration Statement") with the SEC, which shall conform to all applicable legal requirements; (2) without limiting the foregoing, at the time such Proxy Statement or any amendment or supplement thereto is mailed to holders of Tysons Common Stock and at all times thereafter up to and including the meeting of Tysons shareholders referred to in Subparagraph (3) of this Paragraph (B), the Proxy Statement and such amendments and supplements will comply in all material respects with the provisions (to the extent applicable) of the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Proxy Statement made in reliance upon, and in conformity with, written information concerning another party furnished by such other party specifically for use in the Proxy Statement;
(3) it shall hold a special meeting (the "Meeting") of the holders of Tysons Common Stock as soon as practicable after the Registration Statement has become effective for purposes of voting upon this Plan, the Plan of Merger and the Merger contemplated hereby and thereby, and (4) subject to the fiduciary duties of the Board of Directors of Tysons (as advised in writing by its counsel), it shall use its best efforts to solicit and obtain votes of the holders of Tysons Common Stock in favor of the above proposals and shall once, at MSBC's request, recess or adjourn the Meeting for a period not exceeding ten days (unless Tysons consents to a longer period) if such recess or adjournment is deemed by MSBC to be necessary or desirable;

         (C) Registration Statement Contents. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by Tysons relating to Tysons and its Subsidiary and by MSBC relating to MSBC and the MSBC Subsidiaries (1) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (2) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party furnished by such other party specifically for use in the Registration Statement. In connection with the preparation of the Registration Statement and related Prospectus/Proxy Statement, each will cooperate with the other and will furnish the information concerning itself required by law to be included therein;

         (D) Effectiveness of Registration Statement. MSBC will advise Tysons, promptly after MSBC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed or of the issuance of any stop order or the suspension of the qualification of the MSBC Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information;

         (E) Public Announcements. It agrees that, unless approved by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law or applicable NASD or stock exchange rule;

         (F) Review of Information. (1) Upon reasonable notice, it shall afford the other party hereto, and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Merger Effective Date, to all of its properties, books contracts, commitments and records to the extent permitted by law and, during such period, it shall furnish promptly to the other party hereto
(a) a copy of each material report, schedule and other document filed by it pursuant to the requirements of the Federal Securities Laws or any state laws, rules and regulations regulating the issuance, sale or exchange of securities or the markets in which any of the foregoing occurs ("Blue Sky Law(s)" which together with the Federal Securities Laws are hereinafter referred to as the "Securities Laws") or banking laws, and (b) all other information concerning its business, properties and personnel as the other parties hereto may reasonably request, provided that no investigation pursuant to this Paragraph (F) by any party shall affect or be deemed to modify or waive any representation or warranty made by any other party hereto or the conditions to the obligation of the first party to consummate the transactions contemplated by the Plan; and (2) each party hereto will not use any information obtained pursuant to this Paragraph (F) for any purpose unrelated to the consummation of the transactions contemplated by this Plan and the Stock Option Agreement and, if the Merger is not consummated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in Paragraph (F) of Article VIII) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by such party or as it is advised by counsel that any such information or document is required by law or applicable NASD or stock exchange rule to be disclosed, and in the event of the termination of this Plan, each party will, upon request by the other party, deliver to the other all documents so obtained by it or destroy such documents;

         (G) No Solicitation. In the case of Tysons only, (1) it shall not, and shall direct the officers, directors, employees and other persons affiliated with it or any investment banker, attorney, accountant or other representative of it, not to, directly or indirectly, solicit or encourage inquiries or proposals with respect to, or (except as required by the fiduciary duties of its Board of Directors as advised in writing by its counsel) furnish any nonpublic information relating to or participate in any negotiations or discussion concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, it or any merger or other business combination with it other than as contemplated by this Plan; (2) shall notify MSBC immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, it; and
(3) shall instruct its officers, directors, agents, advisors and affiliates to refrain from doing any of the foregoing;

         (H) Filing of Registration Statement. In the case of MSBC only, it shall, as promptly as practicable following the date of this Plan, prepare and file the Registration Statement with the SEC and MSBC shall use its best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof;

         (I) Blue Sky. In the case of MSBC only, it shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary Blue Sky Law permits and approvals, provided that MSBC shall not be required by virtue thereof to submit to general jurisdiction in any state;

         (J) Affiliates. In the case of Tysons only, it will cause each person who may be deemed to be an "affiliate" of it for purposes of Rule 145 under the Securities Act to execute and deliver to in the form attached hereto as Exhibit B restricting the disposition of such affiliate's shares of Tysons Common Stock and the shares of MSBC Common Stock to be received by such person in exchange for such person's shares of Tysons' Common Stock;

         (K) Tysons' Policies and Practices. In the case of Tysons only: Tysons shall and shall cause its Subsidiary to use its best efforts to modify and change its credit, investment, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) prior to the Merger Closing so as to be consistent on a mutually satisfactory basis with those of MSBC and generally accepted accounting principles. Tysons shall not be required to modify or change any policies or practices, however, until (x) satisfaction of the conditions set forth in Paragraphs (A), (B) and (C) of
Article VI, (y) such time as Tysons and MSBC shall reasonably agree that the Merger Closing will occur prior to public disclosure of such modifications or changes in regular periodic earnings releases or periodic reports filed with the SEC or other applicable governmental authority available to the public, and (z) such time as MSBC acknowledges in writing that all conditions to MSBC's obligation to consummate the Merger (and MSBC's rights to terminate this Plan) have been waived or satisfied; provided, however, that in all circumstances Tysons shall and shall cause its Subsidiary to make such modifications and changes not later than immediately prior to the Merger Effective Date. Tysons' representations, warranties and covenants and contained in the Plan shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Paragraph
(K);

         (L) State Takeover Laws. In the case of Tysons only, it shall not take any action that would cause the transactions contemplated by this Plan and/or the Stock Option Agreement to be subject to any applicable state takeover statute in effect as of the date of this Plan and shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan and the Stock Option Agreement from, or if necessary challenge the validity or applicability of, any applicable state takeover law, as now or hereafter in effect, including, without limitation, Articles 14 and 14.1 of the Virginia Stock Corporation Act;

         (M) Tysons Special Shareholder Rights. In the case of Tysons only: (1) it shall take all necessary steps to ensure that the entering into of this Plan and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby (including without limitation the Merger and the exercise of the Option) and any other action or combination of actions, or any other transactions contemplated hereby or thereby do not and will not result in the grant of any rights to any person under the Articles of Incorporation of Bylaws of Tysons or under any agreement to which Tysons is a party (other than as Previously Disclosed); or (2) it shall not restrict or impair in any way the ability of MSBC to exercise the rights granted hereunder or under the Stock Option Agreement;

         (N) Shareholder Approval. In the case of Tysons, only, it shall not adopt any plan or other arrangement granting any rights to any shareholders that would adversely affect in any way MSBC's rights under this Plan or the Stock Option Agreement and, in the case of MSBC only, it shall not amend the terms of its Participating Cumulative Preferred Stock, Series A, of which 100,000 shares are authorized but unissued as of March 31, 1997, in a manner that affects holders of Tysons Common Stock in a disproportionate manner;

         (O) Best Efforts for Merger. Subject to the terms of this Agreement, it undertakes and agrees to use its best efforts to cause the Merger to be effected;

         (P) Government Applications. In the case of MSBC only, it shall promptly prepare and submit an application to the FRB and the Virginia State Corporation Commission for approval of the Merger and promptly make all appropriate filings to secure all other approvals, consents and rulings which are necessary for the consummation of the Merger by MSBC. Both MSBC and Tysons will use their best efforts to obtain and will cooperate with each other in making applications for such approvals or other actions advisable in the reasonable judgment of MSBC, with the consent of Tysons, such consent not to be unreasonably withheld, to consummate the Merger including, but not limited to, promptly furnishing information relating to it and its Subsidiaries required to be set forth therein; provided, however, that any approval shall not require a change which materially adversely impacts the economic or business benefits to either MSBC or Tysons of the transactions contemplated by this Plan so as to render inadvisable the consummation of the Merger in the reasonable opinion of the Board of Directors of either MSBC or Tysons;

         (Q) Environmental Tests. Tysons and its Subsidiary will allow MSBC to conduct, through designated representatives, environmental and engineering tests provided that no test or information discovered pursuant thereto shall be deemed to affect or modify or waive any representation or warranty made by Tysons;

         (R) Listing of MSBC Common Stock. MSBC will use its best efforts, prior to the Merger Effective Date, to cause the shares of the MSBC Common Stock to be issued to Tysons shareholders in connection with the consummation of the Plan, to be listed on the NASDAQ/NMS, upon official notice of issuance.

         (S) Execution of Plan by Holding Company. Upon the incorporation of the Holding Company and its due organization subsequent to the date of this Agreement and prior to Merger Closing, MSBC shall cause the Holding Company by a duly authorized officer to execute this Plan.

         (T) Tysons Directors Options. Not less than thirty days prior to the Merger Closing each holder of a Directors Option shall have entered into a written agreement with Tysons for the express benefit of and reasonably satisfactory to MSBC agreeing to accept as of the Merger Closing in full satisfaction of the optionee's rights under such Directors Option that number of shares of MSBC Common Stock equal to the quotient obtained by dividing (y) the difference between $14.50 minus the price per share at which the optionee could have exercised his option rights under the terms of his Directors Option ("Strike Price"), by (z) the Average MSBC Share Price ("Option Ratio"). If the Option Ratio computed in accordance with the immediately preceding sentence is less than the ratio ("Bottom Ratio") obtained by dividing (y) the difference between $14.50 minus the Strike Price, by (z) $28.60, the Option Ratio shall be the Bottom Ratio; if the Option Ratio computed in accordance with the immediately preceding sentence is greater than the ratio ("Top Ratio") obtained by dividing (y) the difference between $14.50 minus the Strike Price, (z) by $23.40, the Option Ratio shall be the Top Ratio. As of the Merger Closing, the optionees with respect to all outstanding Directors Options shall by agreement be entitled to receive from MSBC only the shares of MSBC Common Stock as provided in the agreements executed in accordance with this Paragraph and shall have no further rights under the terms of their Directors Options.

         (U) Tysons Warrants. Tysons shall enter into an agreement with each holder of Tysons Warrants, reasonably acceptable to MSBC, by which such holder shall agree to exchange each Tysons Warrant at least 30 days prior to the Merger Closing for a number of shares of Tysons Common Stock per Warrant equal to the percentage obtained by dividing (y) the difference between $14.50 minus the strike price per Warrant by, (z) $14.50.

         (V) Payment of ESOP Loan. Prior to the Merger Closing, Tysons shall pay or cause to be paid and satisfy in full that certain promissory note dated June, 1994, in the initial principal amount of $500,000, payable to the order of Richard Schwartz and issued by Tysons Financial Corporation Employee Stock Ownership Plan and Trust and cause to be discharged in full all obligations under that certain Term Loan Agreement dated as of June, 1994, pursuant to which such promissory note was issued; provided, however, Tysons shall not be obligated to do so until the (x) satisfaction of the conditions set forth in Paragraphs (A), (B), and (C) of Article VI, (y) such time as Tysons and MSBC shall reasonably agree that the Merger Closing will occur prior to the public disclosure of such action in regular public earnings releases or periodic reports filed with the SEC; and (z) such time as MSBC acknowledges in writing that the conditions to MSBC's obligation to consummate the Merger (and MSBC's rights to terminate this Plan) have been waived or satisfied.

                 VI. CONDITIONS TO CONSUMMATION OF THE MERGER.

         Consummation of the Merger is conditioned upon:

         (A) Shareholder Approval. Approval of the Merger and the other transactions contemplated hereby (including any actions contemplated by Paragraph (L) of Article VIII) by the requisite vote of the stockholders of Tysons;

         (B) Specific Regulatory Approval. Procurement of the approval by the FRB and the Virginia State Corporation Commission of the Merger and procurement of all other regulatory consents and approvals applicable to financial institutions and their holding companies and satisfaction of all other regulatory requirements applicable to financial institutions and their holding companies necessary for consummation of the Merger, and the expiration of the statutory waiting periods relating thereto.

         (C) General Governmental Approval. Procurement of all other governmental consents and approvals and satisfaction of all other requirements prescribed by law which are necessary to the consummation of the Merger; provided, however, that no approval or consent in Paragraph (B) or (C) of this
Article VI shall have imposed any condition or requirement which would materially adversely impact the economic or business benefits to either MSBC or Tysons of the transactions contemplated by this Plan so as to render inadvisable the consummation of the Merger;

         (D) No Countervening Orders. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of the Merger;

         (E) Accountants' Reports as to MSBC. Tysons and its directors shall have received from Coopers & Lybrand letters, dated the date of or shortly prior to (i) the mailing of the Proxy Statement, and (ii) the Merger Effective Date, in form and substance satisfactory to Tysons with respect to MSBC's consolidated financial position and results of operations, which letters shall be based upon customary specified procedures undertaken by such firm;

         (F) Accountants' Reports as to Tysons. MSBC shall have received from KPMG Peat Marwick, LLP, dated the date of or shortly prior to (1) the mailing of the Proxy Statement, (2) the public offerings of any securities by MSBC prior to the Merger Effective Date, and (3) the Merger Effective Date, in form and substance satisfactory to MSBC with respect to Tyson's financial position and results of operations, which letters shall be based upon customary specified procedures undertaken by such firm;

         (G) MSBC Legal Opinion. Tysons shall have received an opinion, dated the Merger Effective Date, of Flippin, Densmore, Morse, Rutherford & Jessee, P.C., counsel for MSBC and the Holding Company, in form reasonably satisfactory to Tysons, which shall cover the matters contained in Exhibit C hereto;

         (H) Tysons Legal Opinion. MSBC and its directors and officers who sign the Registration Statement shall have received an opinion, dated the Merger Effective Date of Venable, Baetjer and Howard, LLP in form reasonably satisfactory to MSBC, which shall cover the matters contained in Exhibit D hereto;

         (I) MSBC Representations and Warranties. (1) Each of the representations and warranties contained herein of MSBC shall be true and correct as of the date of this Plan and upon the Merger Effective Date with the same effect as though all such representations and warranties had been made on the Merger Effective Date, except (a) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (b) as expressly contemplated by this Plan, or (c) for representations and warranties (other than the representations and warranties set forth in Paragraph (A) of Article IV, which shall be true and correct in all material respects) the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Merger and the other transactions contemplated by this Plan, and (2) each and all of the agreements and covenants of MSBC to be performed and complied with pursuant to this Plan and the other agreements contemplated hereby prior to the Merger Effective Date shall have been duly performed and complied with in all material respects, and Tysons shall have received a certificate or certificates signed by the Chief Executive Officer and Chief Financial Officer of MSBC dated the Merger Effective Date, to such effect;

         (J) Tysons' Representations and Warranties. (1) Each of the representations and warranties contained herein of Tysons shall be true and correct as of the date of this Plan and upon the Merger Effective Date with the same effect as though all such representations and warranties had been made on the Merger Effective Date, except (a) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (b) as expressly contemplated by this Plan, or (c) for representations and warranties (other than the representations and warranties set forth in Paragraph (A) of Article IV, which shall be true and correct in all material respects) the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Merger and the other transactions contemplated by this Plan, and (2) each and all of the agreements and covenants of Tysons to be performed and complied with pursuant to this Plan and the other agreements contemplated hereby prior to the Merger Effective Date shall have been duly performed and complied with in all material respects, and MSBC shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Tysons dated the Merger Effective Date, to such effect;

         (K) Registration Statement Effectiveness. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other regulatory authority;

         (L) Blue Sky Approvals. MSBC shall have received all Blue Sky Law approvals, permits and other authorizations necessary to consummate the Merger;

         (M) Tax Free Reorganization Opinion. MSBC and Tysons shall have received an opinion from Venable, Baetjer and Howard, LLP to the effect that (1) the acquisition of Tysons Common Stock by MSBC and the Merger constitutes a reorganization under Section 368 of the Code, and (2) no gain or loss will be recognized by stockholders of Tysons who receive shares of MSBC Common Stock in exchange for their shares of Tysons Common Stock except that gain or loss may be recognized as to cash received in lieu of fractional share interests and, in rendering their opinion, may require and rely upon representations contained in certificates of officers of MSBC, Tysons and others;

         (N) Listing of MSBC Common Stock. The shares of MSBC Common Stock issuable pursuant to the Merger shall have been approved for listing on the NASDNAQ/NMS, subject to official notice of issuance;

         (O) Affiliate Letters. MSBC shall have received from each affiliate of Tysons the affiliates letter referred to in Paragraph (J) of Article V;

         (P) Tysons Fairness Opinion. At the time the Proxy Statement is mailed to the holders of shares of Tysons Common Stock and on the Merger Effective Date, the Board of Directors of Tysons shall have received an opinion from Scott & Stringfellow that the terms of the Merger are fair to the shareholders of Tysons from a financial point of view;

         (Q) Exercise of Tysons Warrants. As of a date which is no later than 30 days before the Merger Closing, each and every Tysons Warrant shall have been exercised and no Tysons Warrants shall be issued and outstanding;

         (R) Tysons Directors Options. Each optionee with respect to each Tysons Directors Option shall by written agreement with Tysons for the express benefit of MSBC be entitled to receive from MSBC only the shares of MSBC Common Stock provided in Paragraph T of Article V.

         (S) ISO's. As of a date which is no later than 30 days before the Merger Closing, each and every holder of an ISO to purchase shares of Tysons Common Stock, to the extent legally necessary to allow such conversion, shall have entered into a written agreement with Tysons for the express benefit of and reasonably acceptable to MSBC obligating such holder to accept the conversion of such ISO stock options with respect to MSBC Common Stock as contemplated by Paragraph (J) of Article II hereof.

         provided, however, that a failure to satisfy any of the conditions set forth in the proviso following Paragraph (C) or in Paragraph (F), (H),
         (J), (L), (M), (O), (Q), (R), or (S) of this Article VI shall only constitute conditions if asserted by MSBC and a failure to satisfy any of the conditions set forth in the proviso following Paragraph (C), Paragraph (E), (G), (I), (M), (N) or (P) of this Article VI shall only constitute conditions if asserted by Tysons.

                               VII. TERMINATION.

         This Plan may be terminated prior to the Merger Effective Date, either before or after receipt of required stockholder approval:

         (A) Mutual Consent. by the mutual consent of MSBC and Tysons, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

         (B) On Breach. By MSBC or Tysons, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (1) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within thirty
(30) days after the giving of written notice to the breaching party of such breach and which breaches, individually or in the aggregate, materially adversely affect the Merger and the other transactions contemplated by this Plan, or (2) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; provided, however, that a breach can only be asserted as a basis for termination pursuant to this paragraph (B) by a party who is not itself at such time in breach hereof and provided, further, that termination under this Paragraph (B) shall not relieve any party from liability under Paragraph (E) of
Article VIII;

         (C) Failure to Consummate on Time. By MSBC or Tysons, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by March 31, 1998, and provided, further, that termination under this Paragraph (C) shall not relieve any party from liability under Paragraph (E) of Article VIII;

         (D) Failure to Obtain Certain Approvals. By MSBC or Tysons, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that (1) any common stockholder approval contemplated by Paragraph (A) of Article VI is not obtained at a meeting or meetings called for the purpose of obtaining such approval; (2) if any regulatory approval contemplated by Paragraph (B) of Article VI to the extent necessary to consummate the Merger legally, is finally and unconditionally denied; provided, however, that termination under this Paragraph (D) shall not relieve any party from liability under Paragraph (E) of Article VIII.

         (E) Failure to Execute Stock Option Agreement. By MSBC if, prior to 5:00 p.m. on June 25, 1997, Tysons does not execute and deliver to MSBC the Stock Option Agreement.

         (F) Possible Adjustment in Exchange Ratio and Option Ratio. By Tysons by vote of a majority of the members of its entire Board during the ten (10) day period commencing on the Determination Date if both of the following conditions are satisfied:

                          (1) if the Average MSBC Determination Price for MSBC
                 Common Stock on the Determination Date is less than $23.40; and

                          (2) if the First Percentage exceeds the Second Percentage by at least ten (10) percentage points;

subject, however, to the immediately following four sentences. If Tysons elects to exercise its termination right pursuant to Paragraph (F) of Article VII, it shall give prompt written notice to MSBC (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned ten (10) day period). During the seven (7) day period commencing with its receipt of such notice, MSBC shall have the option of increasing the consideration to be received by the holders of Tysons Common Stock (including shares to be acquired pursuant to ISO's)and by optionees with respect to Tysons Directors Options by adjusting the Exchange Ratio and Option Ratio, respectively, to equal a quotient, the numerator of which is $23.40 multiplied by the Exchange Ratio (as then in effect) with respect to Tysons Common Stock and the Option Ratio (as then in effect) with respect to the Directors Options and in either case the denominator of which is the Average MSBC Determination Price. If MSBC makes the election contemplated by the immediately preceding sentence, it shall give prompt written notice to Tysons of such election and the revised Exchange Ratio and Option Ratio, whereupon no termination shall have accrued pursuant to this Paragraph (F) and the Plan shall remain in effect in accordance with its terms (except as the Exchange Ratio or Option Ratio shall have been so modified) and any references in this Plan to "Exchange Ratio" or "Option Ratio" shall thereafter be deemed to refer to the Exchange Ratio or Option Ratio as adjusted pursuant to this Paragraph (F).

         For purposes of this Paragraph (F) the following terms shall have the meanings indicated:

         "Average MSBC Determination Price" means the average of the bid/asked price for MSBC Common Stock as reported on the NASDAQ/NMS for the 20 consecutive full trading days preceding the Determination Date.

         "Determination Date" means the tenth day prior to the Merger Closing.

         "First Percentage" means the percentage resulting from: (a) taking the remainder ("First Remainder") obtained by subtracting the Average MSBC Determination Price from $27.875 (the average of the bid and asked prices of MSBC Common Stock as reported on the NASDAQ/NMS on July 22, 1997; and (b) dividing the First Remainder by the Average MSBC Determination Price.

         "Second Percentage" means the percentage resulting from: (a) taking the remainder ("Second Remainder") obtained by subtracting the SNL Southeast Bank Index reported most recently prior to the last trading day in the measuring period for calculating the Average MSBC Determination Price ("Recent SNL Bank Index") from the SNL Southeast Bank Index at July 22, 1997; and (b) dividing the Second Remainder by the Recent SNL Bank Index.

                              VIII. OTHER MATTERS.

         (A) Survival. If the Merger Effective Date occurs, the agreements of the parties in Paragraph (H) of Article II, and Paragraphs (A), (C), (D), (F),
(I), (J) and (K) of this Article VIII shall survive the Merger Effective Date; all other representations, warranties, agreements and covenants contained in this Plan shall be deemed to be conditions of the Merger and shall not survive the Merger Effective Date. If this Plan is terminated prior to the Merger Effective Date, the agreements and representations of the parties in Paragraph
(K) of Article IV, Paragraphs (F)(2) of Article V and Paragraphs (A), (E), (F) and (I) of this Article VIII shall survive such termination. In the event of the termination and abandonment of this Plan pursuant to the provisions of Article VII, this Plan shall become void and have no effect, except (1) as provided in the immediately preceding sentence; and (2) no party shall be relieved or released from any liability arising out of a breach of any provisions of this Plan except as provided in Paragraph (E) of this Article.

         (B) Waiver, Amendment. Prior to the Merger Effective Date, any provision of this Plan may be (1) waived by the party benefited by the provision, or (2) amended or modified at any time (including the structure of the transaction), by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the stockholders of Tysons, the consideration to be received by the stockholders of Tysons for each share of Tysons Common Stock shall not be decreased (except in accordance with Section 4 of the Plan of Merger).

         (C) Counterparts. This Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each party hereto.

         (D) Governing Law. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of Virginia.

         (E) Fees and Expenses. In the event that the Plan is terminated in accordance with the provisions of Article VII otherwise than on account of a breach by MSBC or Tysons, each party shall bear its own costs, expenses and fees in connection with and arising out of the Merger and the other transactions contemplated by this Plan (including, without limitation, amounts paid or payable to investment bankers, to counsel and accountants, and to governmental and regulatory agencies).

         (F) Confidentiality. Except as otherwise provided in Paragraph (F)(2) of Article V, each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

         (G) Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram or facsimile (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

                      If to MSBC or Holding Company, to:
                      MainStreet BankGroup Incorporated
                      200 E. Church Street
                      Martinsville, VA 24112-5409

                      Attn:  Michael Brenan,
                                Chief Executive Officer

                      Copy to:

                      Douglas W. Densmore, Esq.
                      Flippin, Densmore, Morse, Rutherford & Jessee 300 First Campbell Square
                      Drawer 1200
                      Roanoke, Virginia 24006


                      If to Tysons, to:

                      Tysons Financial Corporation
                      8200 Greensboro Drive
                      Suite 100
                      McLean, Virginia 22102

                      Attn:  Terrie G. Spiro
                                President

                      Copy to:

                      Elizabeth R. Hughes
                      Venable, Baetjer & Howard, LLP
                      1800 Mercantile Bank & Trust Building
                      2 Hopkins Plaza
                      Baltimore, Maryland 21201

         (H) Definitions. Any term defined anywhere in this Plan shall have the meaning ascribed to it for all purposes of this Plan (unless expressly noted to the contrary). In addition:

                  (1) the term "knowledge" when used with respect to a party shall mean the knowledge, after due inquiry, of any "Executive Officer" of such party as such term is defined in FRB Regulation O;

                  (2) the term "Material Adverse Effect," when applied to a party, shall mean an event, occurrence or circumstance (including without limitation (a) the making of any provisions for possible loan and lease losses, write-downs of other real estate and taxes and (b) any breach of a representation or warranty by such party) which, in either case, (i) has or is reasonably likely to have a material adverse effect on the financial position, results of operations or business of the party and its subsidiaries, taken as a whole, or (ii) would materially impair the party's ability to perform its obligations under this Plan or the consummation of the Merger and the other transactions contemplated by this Plan; provided, however, that, solely for purposes of measuring whether an event, occurrence or circumstance has a material adverse effect on such party's results of operations, the term "results of operations" shall mean net interest income plus non-interest income (less securities gains) less gross expenses (excluding provisions for possible loan and lease losses, write-downs of other real estate and taxes); and provided, further, that material adverse effect and material impairment shall not be deemed to include the impact of (x) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies generally and (z) the effects of Merger on the operating performance of the parties to this Plan;

                  (3) the term "Previously Disclosed" by a party shall mean information set forth in a written disclosure letter that is delivered by that party to the other party contemporaneously with the execution of this Plan and specifically designated as information "Previously Disclosed" pursuant to this Plan; provided, further, the mere inclusion of an item in a disclosure letter shall not be deemed an admission by a party that such item represents a material exception of fact, event or circumstances or that such item is reasonably likely to result in a Material Adverse Effect.

         (I) Entire Understanding. This Plan represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersede any and all other oral or written agreements heretofore made. Nothing in this Plan expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan, other than as provided in Paragraph (K) below.

         (J) Benefit Plans. Upon consummation of the Merger, as soon as administratively practicable employees of Tysons shall be entitled to participate in MSBC's pension, severance, benefit and similar plans on the same terms and conditions as employees of MSBC and its Subsidiaries. With respect to the MSBC 401(k) plan, employees of Tysons shall be given full credit for prior service with Tysons with respect to eligibility for and vesting in such plan. MSBC shall cause the Continuing Corporation to honor in accordance with their terms as in effect on the date hereof, or as amended after the date hereof with the prior written consent of MSBC, all employment, severance, consulting and other compensation contracts and agreements Previously Disclosed to MSBC and executed in writing by both Tysons or TNB on the one hand and any individual current or former director, officer or employee thereof on the other hand, copies of which have previously been delivered by Tysons to MSBC. In no event shall the immediately preceding sentence apply to Tyson's Employee Stock Ownership Plan which MSBC presently intends to terminate as soon as practicable after the Merger Effective Date.

         (K) Indemnification. (1) In the case of MSBC only, it agrees that for the period of the relevant statute of limitations but in no event less than six-years following the Merger Effective Date, it shall cause the Continuing Corporation and any successor thereto to indemnify and hold harmless any person who has rights to indemnification from Tysons to the same extent and on the same conditions as such person is entitled to indemnification pursuant to Tysons' Bylaws as in effect on the date of this Plan, to the extent legally permitted to do so, with respect to matters occurring on or prior to the Merger Effective Date (regardless of whether a claim is asserted in connection therewith on or prior to the Merger Effective Date or thereafter). Without limiting the foregoing, in any case in which approval by the Continuing Corporation may be required to effectuate any such indemnification, MSBC shall cause the Continuing Corporation to direct, at the election of the party to be indemnified, that the determination of any such approval shall be made by independent counsel mutually agreed upon between MSBC and the indemnified party. MSBC shall use its reasonable best efforts to provide coverage to the officers and directors of the Continuing Corporation under MSBC policy or policies of director and officers liability insurance on the same or substantially similar terms then in effect for the directors and officers of MSBC and the Continuing Corporation shall reimburse MSBC for the additional premium incurred by it in connection with providing such coverage; (2) If MSBC or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provisions shall be made so that the successors and assigns of MSBC shall assume the obligations set forth in this Paragraph (K)(1). MSBC shall pay all reasonable costs, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Paragraph (K)(1).

         (L) Acquisition of MSBC. In the event that MSBC is acquired through a merger, share exchange or other business combination in which it is not the surviving entity, MSBC agrees that it shall make provision by which the acquirer shall assume this Agreement and the holders of Tysons Common Shares shall be entitled to receive the same consideration for such shares as the holders of MainStreet Common Stock received, giving effect to the Exchange Ratio and appropriate provision shall be made for the holders of Tysons Warrants and Tysons Options.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                 MainStreet BankGroup Incorporated


                                 By:  /s/  Rebecca J. Jenkins
                                    -------------------------
                                          Rebecca J. Jenkins
                                          Vice President & Secretary


                                 Tysons Financial Corporation


                                 By:   /s/  Terrie G. Spiro
                                     ----------------------
                                          Terrie G. Spiro
                                          President/Chief Executive Officer


                                 MB Corp.


                                 By:_______________________________

                                          ____________________________
                                          President

                                                                      Exhibit A

                               ARTICLES OF MERGER
                                    BETWEEN
                          TYSONS FINANCIAL CORPORATION
                             a Virginia corporation
                                      and
                                    MB Corp.
                             a Virginia Corporation


         Pursuant to the provisions of Section 13.1-720 of the Virginia Stock Corporation Act, Tysons Financial Corporation, a Virginia corporation ("Continuing Corporation") and MB Corp., a Virginia corporation (the "Disappearing Corporation") hereby execute and deliver the following articles of merger and set forth:

         1. The Plan of Merger (the "Plan") pursuant to which the Disappearing Corporation will merge into the Continuing Corporation is attached hereto as Annex 1.

         2. The Plan was adopted by the sole shareholder of the Disappearing Corporation.

         3. The Plan was submitted to the shareholders of the Continuing Corporation by its board of directors in accordance with the provisions of Chapter 9 of Title 13.1 of the Code of Virginia, and;

                  (a) The designation, number of outstanding shares, and the number of votes entitled to be cast by each voting group entitled to vote separately on the Plan were:

                                          No. of
                  Designation       Outstanding Shares         No. of Votes
                  ------------      -------------------        ------------
                   Common


                  (b) The total number of votes cast for and against the Plan by each voting group entitled to vote separately on the Plan were:

                                  Total No. of Votes       Total No. of Votes
                  Voting Group    Cast for the Plan      Cast Against the Plan
                  ------------    ------------------     ---------------------
                   Common


         4. Pursuant to Section 13.1-606 of the Virginia Stock Corporation Act, the effective time and date of the merger shall be _______a.m. on __________.

         The undersigned, President, of Tysons Financial Corporation, and President of MB Corp., each declare that the facts herein stated are true as of ____________, 1997.

                                   Tysons Financial Corporation


                                   By:________________________________
                                                     Terrie G. Spiro
                                                     Its:  President


                                   MB Corp.


                                   By:________________________________
                                                     Michael Brenan
                                                     Its:  President

                        [SCOTT & STRINGFELLOW LETTERHEAD]


                                    ANNEX B



                               December 19, 1997



Board of Directors
Tysons Financial Corporation
8200 Greensboro Drive
McLean, Virginia 22102

Gentlemen:

You have asked us to render our opinion relating to the fairness, from a financial point of view, to the shareholders of Tysons Financial Corporation (ATYFC@) of the terms of an Agreement and Plan of Merger by and between MainStreet BankGroup Incorporated (AMainStreet@) and TYFC dated July 25, 1997 (the AMerger Agreement@). The Merger Agreement provides for the merger of MB Corp., a wholly owned subsidiary of MainStreet, with and into TYFC, as a result of which TYFC will survive and become a subsidiary of MainStreet (the AMerger@) and further provides that each share of Common Stock of TYFC which is issued and outstanding immediately prior to the Effective Date of the Merger shall be converted into a number of shares of MainStreet Common Stock equal to the quotient of $14.50 divided by the average of the bid/ask sales price per share for MainStreet Common Stock as reported on the Nasdaq National Market System for each of the 20 trading days preceding the later to occur of (i) approval by TYFC shareholders of the Merger Agreement or (ii) receipt of the last of all regulatory approvals prerequisite to the consummation of the Merger. In no case will the Exchange Ratio be less than 0.507 or greater than 0.620.

In developing our opinion, we have, among other things, reviewed and analyzed:
(1) the Merger Agreement; (2) TYFC's audited financial statements for the three years ended December 31, 1996; (3) TYFC's unaudited financial statements for the nine months ended September 30, 1997 and 1996, and other internal information relating to TYFC prepared by TYFC's management; (4) information regarding the trading market for the common stocks of TYFC and MainStreet and the price ranges within which the respective stocks have traded; (5) the relationship of prices paid to relevant financial data such as net worth, assets, deposits and earnings in certain bank and bank holding company mergers and acquisitions in Virginia in recent years; (6) MainStreet's annual reports to shareholders and its audited financial statements for the three years ended December 31, 1996; and (7) MainStreet's unaudited financial statements for the nine months ended September 30, 1997 and 1996, and other internal information relating to MainStreet prepared by MainStreet's management. We have discussed with members of management of TYFC and MainStreet the background to the Merger, reasons and basis for the Merger and the business and future prospects of TYFC and MainStreet individually and as a combined entity. Finally, we have conducted such other studies, analyses and investigations, particularly of the banking industry, and considered such other information as we deemed appropriate.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the information furnished to us by or on behalf of TYFC and MainStreet. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets of TYFC or MainStreet. We have taken into account our assessment of general economic, financial market and industry conditions as they exist and can be evaluated at the date hereof, as well as our experience in business valuation in general.

On the basis of our analyses and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions noted above, it is our opinion that, as of the date hereof the terms of the Merger Agreement are fair from a financial point of view to the shareholders of TYFC Common Stock.

                                           Very truly yours,

                                           SCOTT & STRINGFELLOW, INC.



                                           By: /s/ Gary S. Penrose

                                               Gary S. Penrose
                                               Managing Director, Financial
                                               Institutions Group